UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

Schedule 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.                          )

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INSMED INCORPORATED

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Notice of Meeting *and* Proxy Statement *for* Annual Meeting of Shareholders

insmed

MAY 11, 2023

700 US Highway 202/206
Bridgewater, New Jersey 08807

insmed
700

OUR PURPOSE

Whatever it takes to change one patient's life

At Insmed, we are powered by a shared sense of purpose to serve patients with serious and rare diseases. Their stories inspire us and guide the work we do each day. From the scientists in our laboratories pioneering our early-stage research to our colleagues engaging with physicians in the field, each of us feels a sense of pride knowing that we may be able to make a difference in patients' lives.

#90
on 2022 Deloitte Technology Fast 500 List, North America

~800
employees around the globe

No. 1
Science Top Employer for second year in a row

Great Place to Work Certification
in the U.S. for second year in a row

500™ Technology Fast 500 2022 NORTH AMERICA Deloitte.

Great Place To Work. Certified JUL 2022-JUL 2023 USA

Science 2022 TOP EMPLOYER

ARISE

Completed enrollment in the ARISE frontline study in patients with **MAC lung disease**

Aspen

Completed enrollment in the ASPEN study in adults with **bronchiectasis**

Advanced TPIP into Phase 2 trials in **PH-ILD and PAH**

Announced Phase 2 brensocatib PK/PD **CF** data

Announced plans to study brensocatib in **CRSsNP**

INSMED INCORPORATED 700 US HIGHWAY 202/206 BRIDGEWATER, NEW JERSEY 08807 (908) 977-9900

March 31, 2023

To Our Shareholders:

Insmed is at the precipice of what I believe will be the most significant period in our history. Against a backdrop of geopolitical and macroeconomic turbulence, our organization is growing by design and accelerating into an unbelievable transformation. Our strategy is to leverage potential revenues from our first three pillars—ARIKAYCE, brensocatib, and TPIP—to fund our fourth pillar, early-stage research, anchored by central support functions that act responsively to the different operating tempos of each program. In 2023, you will begin to see key data readouts and development milestones from across all four pillars, leading up to the anticipated reveal of topline data from the Phase 3 ASPEN study of brensocatib in patients with bronchiectasis in the second quarter of 2024.

On behalf of the Board of Directors, I would like to thank you for your ongoing support of Insmed and your belief in our vision to become a globally recognized leading biotechnology company.

2022 ACHIEVEMENTS

2022 was a year of execution for Insmed, during which we laid the groundwork for the transformation upon which we have now embarked. We continued to focus on the successful commercialization of ARIKAYCE in the U.S., Europe, and Japan, and achieved a 30% increase in global revenues compared to 2021. We also advanced the post-marketing confirmatory frontline clinical trial program of ARIKAYCE in patients with NTM lung disease caused by MAC. Our ARISE trial fully enrolled in 2022 and our ENCORE study is expected to complete enrollment by the end of 2023.

Throughout 2022, we continued to advance the Phase 3 ASPEN study of brensocatib in bronchiectasis and have completed enrollment in adult patients in this study as of March 31, 2023. We also advanced a Phase 2 pharmacokinetics/pharmacodynamics study of brensocatib in patients with cystic fibrosis and reported topline results from this study in early 2023. We continued to advance the Phase 2 development of TPIP and made meaningful progress on our early-stage research programs, encompassing a wide range of technologies and modalities.

4       INSMED PROXY STATEMENT

Finally, we strengthened our cash position significantly by completing three strategic financings resulting in aggregate gross proceeds of $775 million. We ended the year with approximately $1.15 billion in cash, cash equivalents, and marketable securities, putting us in a strong financial position that will take us through the key anticipated milestones over the next year and a half.

OUR CULTURE

At Insmed, we are powered by a shared sense of purpose to serve patients with serious and rare diseases. Driven by our core values of collaboration, accountability, passion, respect, and integrity, we have built a strong and unique culture in which employees feel motivated to do their best work and empowered to deliver on the promise of great science. In 2022, we were honored to be named Science magazine’s No. 1 Top Employer for the second year in a row.

ESG STRATEGY

Insmed has always held a strong sense of corporate citizenship, and as our company grows, we continuously challenge ourselves to do better. Since 2021, we have advanced a more formal framework to enhance our focus on environmental, social, and governance (ESG) matters, led by an ESG working group and sponsored by members of our Executive Committee. Our Nominations and Governance Committee is tasked with overseeing our ESG strategy and, along with the full Board, receives regular updates on ESG matters. We look forward to publishing our inaugural Responsibility Report in 2023.

COMMITMENT TO SHAREHOLDERS

We are grateful to you, our shareholders, for your support of Insmed. We are committed to providing long-term, sustainable growth and believe that remaining focused on the needs of our patients and their families will yield these results. We look forward to your continued support and feedback in 2023.

Sincerely yours,

WILLIAM H. LEWIS

Chair of the Board

This Proxy Statement is first being mailed to shareholders on or about March 31, 2023.

5        INSMED PROXY STATEMENT

INSMED INCORPORATED 700 US HIGHWAY 202/206 BRIDGEWATER, NEW JERSEY 08807 (908) 977-9900

Notice of Annual Meeting of Shareholders to be Held on May 11, 2023

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Insmed Incorporated (“Insmed”) will be held virtually via the Internet at www.virtualshareholdermeeting.com/INSM2023, on May 11, 2023, at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof, for the following purposes:

1.	To elect three Class II directors, Elizabeth McKee Anderson, Clarissa Desjardins, Ph.D., and David W.J. McGirr, to serve until the 2026 Annual Meeting of Shareholders;

2.	To conduct an advisory vote on the 2022 compensation of our named executive officers (“NEOs”);

3.	To conduct an advisory vote on the frequency of future shareholder advisory votes on the compensation of our NEOs;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;

5.	To approve the Insmed Incorporated Amended and Restated 2019 Incentive Plan; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be a completely virtual meeting of shareholders. Holders of record of shares of Insmed common stock at the close of business on March 14, 2023 will be entitled to vote at the Annual Meeting.

You are requested to vote promptly in advance of the Annual Meeting by telephone by dialing 1-800-690-6903, electronically through the Internet by visiting www.proxyvote.com, or by returning a completed proxy card by mail regardless of whether you expect to attend the Annual Meeting. If you attend the Annual Meeting, you may vote even if you already have sent in your proxy. You may not vote your shares at the Annual Meeting unless you enter the 16-digit control number found on your notice, proxy card, or other proxy materials.

By Order of the Board

MICHAEL A. SMITH

Corporate Secretary

March 31, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE INSMED INCORPORATED ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2023: The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2022 are available at www.proxyvote.com.

6        INSMED PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS OF INSMED INCORPORATED TO BE HELD MAY 11, 2023

In this Proxy Statement, we use the words “Insmed Incorporated” to refer to Insmed Incorporated, a Virginia corporation, and we use the words “Company,” “Insmed,” “we,” “us,” and “our” to refer to Insmed Incorporated and its consolidated subsidiaries. Insmed and ARIKAYCE are trademarks of Insmed Incorporated. This Proxy Statement also contains trademarks of third parties. Each trademark of another company appearing in this Proxy Statement is the property of its owner.

7        INSMED PROXY STATEMENT

Proposal No. 1

ELECTION OF CLASS II DIRECTORS

Our Bylaws currently provide that our Board will consist of not less than six or more than 10 directors. Our Board has adopted resolutions providing for up to 10 directors. The directors are divided into three classes—Class I, Class II, and Class III. Each class of directors serves for three years on a staggered term basis, and the term of our Class II directors will expire at the Annual Meeting. Accordingly, the Board has nominated Elizabeth McKee Anderson, Clarissa Desjardins, Ph.D., and David W.J. McGirr for election as Class II directors.

Each of the nominees was recommended for election by the Nominations and Governance Committee, and such recommendation was approved by the Board. If elected, the term of office for these nominees will expire at our 2026 Annual Meeting of Shareholders. If one of these bona fide nominees set forth in this Proxy Statement is unable to serve or for good cause will not serve, proxy holders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. The information below describes the primary experience, qualifications and skills of Ms. Anderson, Dr. Desjardins, and Mr. McGirr.

Elizabeth McKee Anderson, age 65

•	Director since November 2018

•	Chair of the Nominations and Governance Committee

Career Highlights:

•      Janssen Pharmaceuticals, Inc., a Johnson & Johnson company (2003 - 2014)

•      Worldwide Vice President, Global Strategic Marketing and Market Access, Infectious Diseases and Vaccines

•      Worldwide Vice President, Global Strategic Marketing and Market Access, Vaccines

•      Worldwide Vice President, Immunology, Global Strategic Marketing

•      Worldwide Vice President, BIO Strategic Marketing

•      Vice President, Global Biologics Strategic Marketing, Centocor

•      Vice President, Strategic Planning & Market Research, Centocor

•      Wyeth (1997 - 2002)

•      Vice President & General Manager, Wyeth Lederle Vaccines

•      Rhone-Poulenc Rorer Pharmaceuticals Inc. (1993 - 1997)

•      Senior Vice President and General Manager, North America, Centeon LLC

•      Vice President and General Manager,

North America, Armour Pharmaceutical Company

•      Vice President, Worldwide Business Operations, Armour Pharmaceutical Company

•      American National Red Cross (1983 - 1993)

•      Mobay Chemical Company (1979 - 1983)

Current Public Board Service:

•      Director, GSK plc (LSE/NYSE: GSK)

•      Director, BioMarin Pharmaceutical Inc. (Nasdaq: BMRN)

•      Director, Revolution Medicines, Inc. (Nasdaq: RVMD)

Current Private Board and Other Service:

•      Director, Aro Biotherapeutics Inc.

•      Member of the Board of Trustees, The Wistar Institute

Education:

•      Loyola University Maryland - M.B.A., finance

•      Rutgers University - B.S., engineering

8        INSMED PROXY STATEMENT

Qualifications:

Qualifications: Ms. Anderson has more than 30 years of leadership in biotechnology, pharmaceuticals, and vaccines. The Board believes that Ms. Anderson’s experience, including extensive global marketing and infectious disease experience, makes her well-suited to guide the Board in commercial and market access matters.

Clarissa Desjardins, Ph.D., age 56

•	Director since November 2019

•	Chair of the Science and Technology Committee

Career Highlights:

•	Congruence Therapeutics (2021 - present)

•	Founder and CEO

•	Clementia Pharmaceuticals Inc. (2011 - 2019), acquired by Ipsen S.A. in 2019

•	Founder

•	President and CEO

•	Centre of Excellence in Personalized Medicine (CEPMED) (2009 - 2011)

•	President and CEO

•	Director

•	Caprion Pharmaceuticals Inc. (1998 - 2007)

•	Co-Founder

•	Senior Vice President, Corporate Development

•	Director

•	Advanced Bioconcept Inc. (1992 - 1998)

•	Co-Founder

•	Vice President, Business Development

Current Public Board Service:

•	Director, BELLUS Health Inc. (Nasdaq: BLU; TSX: BLU)

Education:

•	McGill University - B.Sc., anatomical sciences and history and philosophy of science

•	McGill University - Ph.D., neurology and neurosurgery

•	McGill University - Medical Research Council postdoctoral fellow, Douglas Hospital Research Centre

Qualifications:

Dr. Desjardins has more than 25 years of leadership experience in biotechnology, pharmaceuticals, and research. The Board believes that Dr. Desjardins’ skills, including her unique experience in the founding of several pharmaceutical and biotechnology companies, leadership roles, corporate development expertise, public company experience and medical education, make her a valuable asset to the Board.

9        INSMED PROXY STATEMENT

David W.J. McGirr, age 68

•	Director since October 2013

•	Chair of the Audit Committee

Career Highlights:

•	Menlo Therapeutics Inc. (2017 – 2020)

•	Director until merger with Foamix Pharmaceuticals Ltd.

•	Roka Bioscience, Inc. (2013 – 2018)

•	Director until sale of assets to the Institute for Environmental Health, Inc.

•	Relypsa, Inc. (2013 – 2016)

•	Director until acquisition by Galencia AG

•	Cubist Pharmaceuticals, Inc. (2002 – 2014), acquired by Merck & Co., Inc. (NYSE: MRK) in 2015

•	Senior Advisor to the CEO

•	Senior Vice President

•	Chief Financial Officer

•	Treasurer

•	hippo inc. (1999 – 2003)

•	Chief Operating Officer

•	President

•	Director

•	GAB Robins North America, Inc. (1996 – 1999)

•	CEO

•	President

•	Private Equity Investor (1995 – 1996)

•	S.G. Warburg Group (1978 – 1995)

•	Chief Administrative Officer

•	Managing Director of S.G. Warburg & Co., Inc.

Current Public Board Service:

•	Director, Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM)

•	Director, X4 Pharmaceuticals, Inc. (Nasdaq: XFOR)

Education:

•	University of Glasgow – B.S., civil engineering

•	University of Pennsylvania – M.B.A.

Qualifications:

Mr. McGirr has more than 30 years of experience as a senior financial executive, including nearly 12 years at Cubist, during which the company secured a number of product approvals and launched these products across multiple markets. The Board believes that Mr. McGirr brings a unique combination of skills to the Board, including public company executive and board experience, capital markets insight, operational and corporate development experience, and significant expertise in the healthcare sector, specifically with infectious diseases. Mr. McGirr’s background as a senior financial executive provides significant value to the Board in the areas of accounting, financing, and business development.

VOTE REQUIRED FOR ELECTION OF DIRECTOR NOMINEES

Our Class II directors will be elected by a plurality of the votes properly cast on this proposal at the Annual Meeting. Votes withheld and broker non-votes will not have any effect on the outcome of this vote.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES.

10        INSMED PROXY STATEMENT

OUR REMAINING BOARD MEMBERS

The information below describes the primary experience, qualifications, and skills of each of our Class III directors, David R. Brennan, Leo Lee, Carol A. Schafer, and Melvin Sharoky, M.D. and our Class I directors, Alfred F. Altomari and William H. Lewis. The term of the Class III directors will expire at the 2024 Annual Meeting of Shareholders, and the term of the Class I directors will expire at the 2025 Annual Meeting of Shareholders.

Incumbent Directors Whose Term Expires at the 2024 Annual Meeting of Shareholders (Class III Directors)

David R. Brennan, age 69

•	Director since May 2014

•	Lead Independent Director since November 2018

•	Chair of the Compensation Committee

Career Highlights:

•	Alexion Pharmaceuticals (Formerly, Nasdaq: ALXN) (2014 - 2021)

•	Chairman until acquisition by AstraZeneca PLC

•	Interim CEO (2016 – 2017)

•	Director

•	AstraZeneca PLC (NYSE: AZN) (1999 - 2012)

•	CEO

•	Executive Vice President of North America

•	Senior Vice President of Commercialization and Portfolio Management

•	Director

•	Astra Merck, Inc. (1995 - 1999)

•	Merck & Co., Inc. (1975 - 1994)

Current Public Board Service:

•	None

Education:

•	Gettysburg College – B.A., business administration

Qualifications:

Mr. Brennan has more than 40 years of experience in the pharmaceutical industry. The Board believes that Mr. Brennan’s experience at public pharmaceutical companies, including board experience and roles in executive management, commercialization, and product management, makes him a valuable asset to the Board.

11        INSMED PROXY STATEMENT

Leo Lee, age 53

•	Director since May 2018

•	Member of the Compensation Committee

•	Member of the Science and Technology Committee

Career Highlights:

•	Novartis Pharma (2020 - present)

•	President, Japan

•	Regeneus Ltd. (ASX: RGS) (Regeneus) (2017 - present)

•	Non-Executive Director

•	CEO (2019 – 2020)

•	Merck KGaA (2015 - 2017)

•	President, Japan

•	Allergan plc (2011 - 2015)

•	President, Japan

•	Merck & Co. (2008 - 2011)

•	Vice President of Sales

•	IQVIA (Cegedim Dendrite) (2003 - 2008)

•	General Manager

•	Vice President of Sales and Marketing, Asia Pacific

•	Director of Global Accounts Operation, Asia

•	Accelrys, Inc. (1997 - 2003)

•	Senior Director of Western Regional Sales

•	President and Representative Director

•	General Manager of Asia Pacific

•	Sales Manager for Asia Pacific

Current Public Board Service:

•	Non-Executive Director, Regeneus

Education:

•	University of California, Los Angeles - B.S., molecular genetics and microbiology

Qualifications:

Mr. Lee has more than 25 years of experience in the pharmaceutical industry in Japan. The Board believes that Mr. Lee’s experience in commercial leadership roles in Japan and the Asia Pacific region brings value to the Board as the Company expands in this geography.

12        INSMED PROXY STATEMENT

Carol A. Schafer, age 59

•	Director since April 2020

•	Member of the Audit Committee

•	Member of the Nominations and Governance Committee

Career Highlights:

•	Hyphen Advisors, LLC (2018 - present)

•	Managing Partner

•	Idera Pharmaceuticals, Inc. (Nasdaq: IDRA) (2019 - 2022)

•	Director until merger with Aceragen Inc. (Nasdaq: ACGN)

•	Five Prime Therapeutics, Inc. (Formerly, Nasdaq: FPRX) (2019 – 2021)

•	Director until acquisition by Amgen, Inc. (Nasdaq: AMGN)

•	Wells Fargo Securities (2007 - 2018)

•	Vice Chair, Equity Capital Markets

•	Managing Director

•	Lexicon Pharmaceuticals (Nasdaq: LXRX) (2003 - 2007)

•	Vice President, Finance and Business Development

•	J.P. Morgan (1986 - 2003)

•	Managing Director, Equity Capital Markets Sector Head

•	Vice President

Current Public Board Service:

•	Director, Kura Oncology, Inc. (Nasdaq: KURA)

•	Director, Repare Therapeutics, Inc. (Nasdaq: RPTX)

Education:

•	Boston College - B.A., mathematics and computer science

•	New York University Stern School of Business - M.B.A.

Qualifications:

Ms. Schafer has more than 35 years of experience in investment banking, corporate finance and business development, including significant experience in financing and equity capital markets in the pharmaceutical and biotechnology industries, making her a valuable asset to the Board.

13        INSMED PROXY STATEMENT

Melvin Sharoky, M.D., age 72

•	Director since May 2001

•	Chairman from June 2009 - December 2010

•	Member of the Nominations and Governance Committee

•	Member of the Science and Technology Committee

Career Highlights:

•	Par Pharmaceutical Companies, Inc. (2007 - 2012)

•	Director until acquisition by Endo International plc (Nasdaq: ENDP)

•	Somerset Pharmaceuticals, Inc. (1995 - 2001; 2002 - 2007)

•	President

•	CEO

•	Consultant

•	Watson Pharmaceuticals, Inc. (now Allergan PLC) (1995 - 1998)

•	President

•	Circa Pharmaceuticals, Inc., a wholly-owned subsidiary of Watson Pharmaceuticals, Inc. (1988 - 1998)

•	President

•	CEO

•	Pharmakinetics Laboratories, Inc. (1986 - 1988)

•	Vice President

•	Chief Medical Officer

Current Public Board Service:

•	None

Education:

•	University of Maryland in Baltimore County - B.A., biology

•	University of Maryland School of Medicine - M.D.

Qualifications:

Dr. Sharoky has more than 35 years of experience in the pharmaceutical industry. The Board believes that, in addition to his medical experience as a physician, Dr. Sharoky’s background as an executive of pharmaceutical companies, as well as his public company board service, brings valuable senior management, leadership, financial, and strategic planning experience to our Board.

14        INSMED PROXY STATEMENT

Incumbent Directors Whose Term Expires at the 2025 Annual Meeting of Shareholders (Class I Directors)

Alfred F. Altomari, age 64

•	Director since August 2012

•	Member of the Compensation Committee

•	Member of the Audit Committee

Career Highlights:

•	Agile Therapeutics, Inc. (Nasdaq: AGRX) (Agile) (2004 - present)

•	Chairman of the Board

•	President

•	CEO

•	Director

•	Executive Chairman

•	Consultant

•	Barrier Therapeutics, Inc. (2003 - 2008)

•	Director

•	CEO

•	Chief Operating Officer

•	Chief Commercial Officer

•	Johnson & Johnson (NYSE: JNJ) (1982 - 2003)

•	Numerous executive roles in general management, commercial operations, business development, product launch preparation, and finance

Current Public Board Service:

•	Executive Chairman, Agile

Education:

•	Drexel University - B.S., finance

•	Drexel University - B.S., accounting

•	Rider University - M.B.A.

Qualifications:

Mr. Altomari is a pharmaceutical industry veteran with 40 years of experience. The Board believes that Mr. Altomari’s executive experience in pharmaceutical companies with commercialized products, product launches, and more than 20 years of focus on the development and marketing of specialty pharmaceutical products, along with his public company board service, makes him uniquely suited to guide the Board in strategic planning, as well as operational and commercial matters.

15        INSMED PROXY STATEMENT

William H. Lewis, age 54

•	Chair of the Board since November 2018

•	Director since September 2012

•	President and CEO since September 2012

•	Consultant to Board from June-September 2012

Career Highlights:

•	Aegerion Pharmaceuticals, Inc. (Formerly, Nasdaq: AEGR) (2005 - 2011)

•	Co-founder

•	President

•	Chief Financial Officer

•	Wells Fargo & Co. (2002 - 2004)

•	Robertson Stephens Capital (2000 - 2002)

•	JP Morgan Chase & Co. (1995 - 2000)

•	Foreign Service for the US Government (1989 - 1992)

Current Public Board Service:

•	None

Current Private Board and Other Service:

•	Chair of the Board, Adrestia Therapeutics

Education:

•	Oberlin College - B.A.

•	Case Western Reserve University - M.B.A.

•	Case Western Reserve University - J.D.

Qualifications:

Mr. Lewis has more than 15 years of executive experience in the life sciences industry and a track record of success for over 25 years in the pharmaceutical and finance industries both in the United States and internationally. During his tenure at Aegerion, Mr. Lewis played a pivotal role in re-orienting the company’s strategy to focus on rare disease indications, enabling Aegerion to conduct a successful initial public offering in 2010. The Board believes that Mr. Lewis brings significant qualifications to his role as Chair due to his experience as our CEO since 2012 and his experience as an executive at Aegerion. His professional experience offers the Board significant insights and experience with financing, orphan drug development and commercialization, and international business development.

16        INSMED PROXY STATEMENT

BOARD DIVERSITY MATRIX (AS OF MARCH 14, 2023)

Our Board values the diversity of its members and believes varied perspectives expand the Board’s ability to provide relevant guidance to our business. The table below provides certain self-identified diversity information regarding our Board as of March 14, 2023. Each of the categories listed in the below table has the meaning used in Nasdaq Listing Rule 5605(f).

TOTAL NUMBER OF DIRECTORS	9
	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	1	0	0

17        INSMED PROXY STATEMENT

EXECUTIVE OFFICERS

The following table sets forth our current executive officers, their ages, the positions currently held by each such person as of the date of this Proxy Statement and the period holding such positions.

NAME	AGE	POSITION(S)	PERIOD DURING WHICH OFFICER SERVED AT THE COMPANY
William H. Lewis	54	President and CEO	September 2012—Present
Sara Bonstein	42	Chief Financial Officer	January 2020—Present
Roger Adsett	54	Chief Operating Officer	September 2016—Present
Martina Flammer, M.D.	59	Chief Medical Officer	December 2019—Present
S. Nicole Schaeffer	54	Chief People Strategy Officer	January 2013—Present
Michael A. Smith	46	General Counsel, SVP	April 2014—Present
Drayton Wise	48	Chief Commercial Officer	February 2014—Present

Mr. Lewis’s biographical information is summarized above under “Incumbent Directors Whose Term Expires at the 2025 Annual Meeting of Shareholders (Class I Directors).”

18        INSMED PROXY STATEMENT

Ms. Bonstein joined Insmed as Chief Financial Officer in January 2020. Ms. Bonstein brings more than 15 years of operational and financial leadership in the life sciences industry. Prior to joining the Company, Ms. Bonstein was Chief Financial Officer and Chief Operating Officer of OncoSec Medical Incorporated, positions she held since May 2018. From February 2014 to April 2018, Ms. Bonstein served as the Chief Financial Officer, Secretary, Treasurer and Executive Vice President at Advaxis, Inc. Prior to Advaxis, Ms. Bonstein was a Six Sigma Champion & Black Belt at Eli Lilly and Company (Lilly) from January 2012 to February 2014. From August 2004 to December 2011, Ms. Bonstein served in various finance roles at ImClone Systems (acquired by Lilly in 2008), including Director of Development Finance. From 2001 to 2004, Ms. Bonstein served in various roles at Johnson & Johnson. Ms. Bonstein has served on the board of directors of scPharmaceuticals Inc. (Nasdaq: SCPH) since July 2020 and Xilio Therapeutics, Inc. (Nasdaq: XLO) since August 2021. Ms. Bonstein holds a Master of Business Administration from Rider University and a Bachelor of Science in Finance from The College of New Jersey.

Mr. Adsett joined Insmed as Chief Commercial Officer in September 2016 and was promoted to Chief Operating Officer in November 2019. Mr. Adsett has more than 25 years of experience in the global biotechnology and pharmaceutical industry. From January 2015 to September 2016, Mr. Adsett was Senior Vice President, Head of Gastrointestinal and Internal Medicine Business Unit at Shire Plc (Shire), a global specialty biopharmaceutical company. From August 2008 to January 2015, Mr. Adsett was Senior Vice President, Gastrointestinal Business Unit Leader at Shire. From October 2005 to August 2008, Mr. Adsett was General Manager, Oral IBD Products of the Gastroenterology Business Unit of Shire. From November 1994 to October 2005, Mr. Adsett held various marketing and commercial roles at AstraZeneca plc, a multinational pharmaceutical and biopharmaceutical company. Mr. Adsett was a senior analyst at Accenture PLC, a global professional services company, from September 1991 to November 1994. Mr. Adsett has served on the board of Landos Biopharma, Inc. (Nasdaq: LABP) since March 2022. Mr. Adsett holds a Master of Business Administration from The Wharton School at the University of Pennsylvania and a Bachelor of Arts in English and Economics from Bucknell University.

19        INSMED PROXY STATEMENT

Dr. Flammer joined Insmed as Chief Medical Officer in December 2019. Dr. Flammer has over 20 years of experience in both medical and commercial roles in the global biotechnology and pharmaceutical industry. From February 2018 to October 2019, Dr. Flammer was Head of Corporate Division Customer Value, Senior Vice President at Boehringer Ingelheim International. From 2012 to 2018, Dr. Flammer held various positions at Boehringer Ingelheim, including Vice President, Clinical Development and Medical Affairs (2016 - 2018), Vice President of Medicine, Regulatory Affairs & Pharmacovigilance (2014 - 2016), and Senior Global Medical Director, Clinical Development & Medical Affairs Virology (2012 - 2014). Prior to her time at Boehringer Ingelheim, Dr. Flammer served in various roles at Pfizer, Inc. from 2000 to 2011. Dr. Flammer holds a Master of Business Administration from New York University Stern School of Business and an M.D. from University of Vienna Medical School.

Ms. Schaeffer joined Insmed as Senior Vice President, Human Resources and Corporate Services in January 2013 and was promoted to Chief People Strategy Officer in January 2018. From October through December 2012, Ms. Schaeffer was a consultant to Insmed. Ms. Schaeffer has more than 25 years of experience in human resources, organizational development, corporate operations, and building life science organizations. From March 2005 to June 2012, Ms. Schaeffer served as Senior Vice President, Administration and Human Resources, for Amicus Therapeutics where she was responsible for the human resources, facilities, and information technology functions. Prior to Amicus, she served as Senior Director, Human Resources, for three portfolio companies of Flagship Ventures (now Flagship Pioneering), a venture capital firm, and in that capacity she managed human resources for three life sciences companies. Ms. Schaeffer also held HR leadership positions with Oak Industries, from 1997 to 2000, and EMC Corporation, from 1994 to 1996. Ms. Schaeffer received her Bachelor of Arts degree from the University of Rochester and her Master of Business Administration degree from Boston University.

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Mr. Smith joined Insmed as Corporate Counsel in April 2014 and was promoted several times, including to the positions of Vice President, Corporate Counsel (September 2016 to June 2020) and Senior Vice President, General Counsel – US (July 2020 to July 2021). Most recently, Mr. Smith was promoted to General Counsel, Senior Vice President in July 2021. Mr. Smith served as Associate General Counsel at ViroPharma Incorporated from April 2008 until its acquisition by Shire plc in 2014. Prior to that, Mr. Smith served as Counsel at ConvaTec from June 2006 to April 2008. From May 2005 to June 2006, Mr. Smith was an Associate Attorney at Reed Smith LLP. Mr. Smith received his Bachelor of Science degree in Biology from Duquesne University and his Juris Doctor degree from Duquesne University School of Law.

Mr. Wise joined Insmed as Senior Director, Global Commercial Operations in February 2014 and has held several positions within the Company, including Senior Director, Global Marketing & Commercial Operations (October 2014 to October 2015), Vice President, Marketing & Sales (October 2015 to October 2016), Vice President, General Manager – ALIS (October 2016 to November 2019) and Senior Vice President, Head of US & General Manager, ARIKAYCE (November 2019 to May 2022). Most recently, Mr. Wise was promoted to Chief Commercial Officer in May 2022. Prior to joining the Company, Mr. Wise held various sales and commercial roles at Novartis from 1999 to 2014. Mr. Wise holds a Bachelor of Science degree in Business Administration from The Citadel and a Master of Business Administration from Emory University’s Goizueta Business School.

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CORPORATE GOVERNANCE

Corporate Governance Matters

Corporate Governance Materials and Practices.

Our written corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter, Nominations and Governance Committee Charter, Science and Technology Committee Charter, and Director Resignation Policy are posted on our website at www.insmed.com under the heading “Investors—Corporate Governance.” None of the information on or that can be accessed through our website is incorporated by reference in this Proxy Statement. Our corporate governance practices include the following:

•	The Board currently has a lead independent director, which our Corporate Governance Guidelines require if the positions of Chair and CEO are combined, and all our non-employee directors and Board committee members are independent.

•	The Board has adopted a director resignation policy for uncontested director elections.

•	The Board oversees succession planning for executive officers, including the CEO.

•	Directors have access to all levels of management and are provided with opportunities to meet with members of management on a regular basis.

•	Directors may retain their own independent advisors, at our expense.

•	The Board and each committee thereof conduct self-evaluations at least once per year to assess their performance and ways in which performance could be improved.

•	Our Board addresses the importance of board refreshment and succession planning through the director evaluation and nomination process to incorporate new viewpoints on the Board. Our director composition reflects a mix of tenure on the Board (ranging from approximately two years to over 10 years), which we believe provides an effective balance of historical perspective and an understanding of the evolution of the Company with fresh perspectives and insights.

•	Directors are limited to four public company boards, including the Company, and CEOs are limited to two public company boards, including the Company.

•	Share ownership guidelines are in place for our directors and executive officers.

•	Our Board oversees our environmental, social and governance (“ESG”) sustainability efforts and initiatives and has designated responsibilities for various components of ESG to our Nominations and Governance Committee.

Code of Business Conduct and Ethics.

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers (including our CEO, chief financial officer, controller and any person performing similar functions) and employees. Our Code of Business Conduct and Ethics contains written standards designed to communicate our expectations of our directors, officers, and employees when making decisions and conducting themselves in corporate activities, including the ethical handling and use of confidential information; actual or apparent conflicts of interest; compliance with applicable governmental laws, rules and regulations; protection of our assets and proprietary information; the ethical handling of payments and gifts received in the normal course of business and of payments made to government personnel; prompt internal reporting of violations of our Code of Business Conduct and Ethics; and accountability for adherence to our Code of Business Conduct and Ethics. We have established a means for individuals to report a violation or suspected violation of the Code of Business Conduct and Ethics anonymously, including those violations relating to accounting, internal controls, or auditing matters, and federal securities laws. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by making disclosures concerning such matters available on our website at www.insmed.com under the heading “Investors— Corporate Governance.”

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Corporate Governance Guidelines.

We have adopted Corporate Governance Guidelines to assist and guide the Board in the exercise of its responsibilities and establish a framework for our corporate governance practices. The Corporate Governance Guidelines contain written standards pertaining to director qualifications, director responsibilities, structure of our Board, director access to management and independent advisors, director compensation, and performance evaluation of our Board and committees, among other things. The Corporate Governance Guidelines help to ensure that the Board is independent from management, the Board adequately performs its oversight functions, and the interests of the Board and management align with the interests of our shareholders.

Meetings of the Board.

The Board held eight meetings during 2022. Each director attended at least 75% of the aggregate number of Board and committee meetings that occurred in 2022 during his or her tenure on the Board.

Director Resignation Policy.

Any nominee for director in an uncontested election who has a greater number of votes “withheld” from his or her election than votes cast “for” his or her election must submit his or her resignation to the Board promptly following certification of the election results. Within 90 days after the date of the certification of the election results, the Nominations and Governance Committee will make a recommendation to the Board as to whether to accept or reject the submitted resignation. Within 45 days after receiving this recommendation, the Board must accept or reject the resignation or pursue another action unless doing so would cause us to fail to comply with federal or state law or Nasdaq listing standards. If more than a majority of the members of the Nominations and Governance Committee do not receive a greater number of votes cast “for” their election than votes “withheld,” the independent directors whose classes were not nominated for election will appoint a special committee to consider the resignations and make a recommendation to the Board. Any director whose resignation is under consideration will not participate in any deliberation or vote regarding his or her resignation. If the Board accepts a director’s resignation pursuant to this policy, the Board may decrease the size of the Board or fill the resulting vacancy in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws.

Independence of our Directors.

The Board makes an affirmative determination regarding the independence of each director annually, based on the recommendation of the Nominations and Governance Committee. The Board has determined that the following members of the Board are independent, as that term is defined under the general independence standards of the Nasdaq listing standards: Mr. Altomari, Ms. Anderson, Mr. Brennan, Dr. Desjardins, Mr. Lee, Mr. McGirr, Ms. Schafer, and Dr. Sharoky. Mr. Lewis is not considered independent because he is currently employed by the Company. The Board also determined that Dr. Steinar Engelsen, who did not stand for re-election at the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”), was an independent director.

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Board’s Role in Strategy.

The Board actively participates in Company strategy decisions and oversight throughout the year. The Board annually reviews the company’s strategic plan, including key risks and decisions facing the Company.

Director Nominating Process

Our Nominations and Governance Committee, which is described more fully below under “Corporate Governance— Committees of the Board—Nominations and Governance Committee,” serves as an independent and objective party to identify, assess, recruit and recommend to the Board qualified candidates for directorship, consistent with criteria approved by the Board, and establishes and annually reviews such criteria based on factors it considers appropriate. The Board evaluates each nominee in the context of the Board as a whole, with the objective of recommending a group of nominees that can best oversee the business and affairs of the Company and use its diversity of experience to represent shareholder interests through the exercise of sound judgment. The Board seeks director nominees with experience and perspectives in the pharmaceutical and biotechnology industries, as well as business, management, accounting and financial experience, among other areas. Among the factors that the Board and the Nominations and Governance Committee consider are strength of character, sound business judgment, career specialization, relevant technical skills, independence, the ability to commit sufficient time to the Board, and the extent to which the candidate would fill a present need on the Board, along with geographic, gender, age, racial, and ethnic diversity.

Nominations and Governance Committee Process for Identifying and Evaluating Director Candidates.

The Nominations and Governance Committee evaluates all director candidates in accordance with the director qualification standards described above. The Nominations and Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of such individual Board member, as well as the composition of the Board as a whole. In addition, the Nominations and Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of the Board’s needs and its oversight of long-term strategy.

Director Candidate Recommendations and Nominations by Shareholders.

The Nominations and Governance Committee’s charter provides that the committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominations and Governance Committee through the method described below under “Corporate Governance— Communications with the Board.” In accordance with our Bylaws, any person who is a shareholder of record on the record date for the shareholder meeting, on the date of the shareholder meeting, and on the date such person provides required notice to the Company may nominate persons for election to the Board if such shareholder complies with the notice procedures set forth in our Bylaws and summarized in this Proxy Statement under the heading “Proposals for 2024 Annual Meeting.”

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Communications with the Board

The Board has approved a process for shareholders to send communications to the Board. Shareholders can send communications to the Board and, if applicable, to the Nominations and Governance Committee or to specified individual directors in writing c/o Mr. Michael A. Smith, Corporate Secretary, Insmed Incorporated, 700 US Highway 202/206, Bridgewater, New Jersey, 08807. All communications sent to Mr. Smith will be forwarded, as appropriate, to the Board, the Nominations and Governance Committee or any specified individual directors.

Director Attendance at Annual Meeting

Our policy is that directors are expected to make reasonable efforts to attend the annual meeting of shareholders absent unusual circumstances. All directors then on the Board, including Dr. Engelsen, attended the 2022 Annual Meeting.

Board Leadership Structure

The Board believes that it is in the best interests of the Company to maintain the flexibility to make determinations about the separation of the positions of Board Chair and CEO. The Nominations and Governance Committee considers this structure as part of its annual review of the size, organization, structure, composition, and operations of the Board and its committees. In November 2018, Mr. Lewis, our CEO, was appointed Chair of the Board and Mr. Brennan was elected as Lead Independent Director. The Board believes that its current leadership structure, with Mr. Lewis serving as CEO and Chair and Mr. Brennan serving as our Lead Independent Director, is appropriate for the Company at this time. Both Mr. Lewis and Mr. Brennan are actively engaged on significant matters affecting us, such as long-term strategy. The CEO has overall responsibility for all aspects of our operation, while the Lead Independent Director has a greater focus on governance of the Company, including oversight of the Board. We believe the combined role of CEO and Chair balanced with the shared leadership with the Lead Independent Director is a strength for the Company. As our Lead Independent Director, Mr. Brennan calls and chairs regular and special meetings of the Board and all executive sessions of the independent directors, chairs and presides at annual or special meetings of shareholders, provides meaningful input into the agenda of Board meetings, oversees the retention of outside advisors, consultants and legal counsel who report directly to the Board, consults frequently with committee chairs and management, and has the right to and often does attend Board committee meetings.

Committees of the Board

Our Bylaws provide that the Board may create one or more committees of the Board. Currently, the Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominations and Governance Committee, and the Science and Technology Committee.

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AUDIT COMMITTEE

Responsibilities and Duties.

The Audit Committee assists our Board in fulfilling its oversight responsibilities relating to the accounting, reporting, and financial practices of the Company as well as overseeing our compliance with applicable legal and regulatory requirements. The Committee reviews and oversees:

●     the auditing, accounting, and financial reporting processes, including the audits of our financial statements;

●     our systems of internal controls regarding finance and accounting that we have established;

●     the qualifications and independence of our independent registered public accounting firm;

●     the appointment, retention, and performance of our independent registered public accounting firm and the performance of any internal audit functions; and

●     our compliance with legal and regulatory requirements.

The Audit Committee reviews and reassesses the adequacy of its charter at least annually.

Committee Independence.

Our Board has determined that all three of the current Audit Committee members satisfy the heightened independence requirements of the Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Financial Literacy and Expertise.

Our Board determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheet, consolidated statement of comprehensive income/loss, consolidated statement of cash flows, and consolidated statement of shareholders’ equity. Our Board also has determined that each of Mr. McGirr and Ms. Schafer is an “audit committee financial expert,” as that term is defined in the rules promulgated by the SEC and has accounting or related financial management expertise as required under the Nasdaq listing standards.

Composition and Meetings: Committee Members: ● Mr. McGirr (Chair) ● Mr. Altomari ● Ms. Schafer Number of meetings during 2022: 6

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COMPENSATION COMMITTEE

Responsibilities and Duties.

The Compensation Committee develops and oversees the implementation of our compensation philosophy for our executive officers and is responsible for our executive and other compensation plans. The Compensation Committee’s primary objectives are to develop and maintain an executive compensation program that:

●     creates a direct relationship between pay levels and corporate performance and returns to shareholders;

●     provides overall competitive pay levels to effectively attract and retain executive talent;

●     creates proper incentives to enhance shareholder value; and

●     rewards performance.

The Compensation Committee reviews and reassesses the adequacy of its charter at least annually.

Committee Independence and Related Requirements.

Our Board has determined that all three of the current Compensation Committee members satisfy the heightened independence requirements of the Nasdaq listing standards. In addition, all of the members of our Compensation Committee are “non-employee directors” within the meaning of the rules under Section 16 of the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Composition and Meetings: Committee Members: ● Mr. Brennan (Chair) ● Mr. Altomari ● Mr. Lee Number of meetings during 2022: 8

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NOMINATIONS AND GOVERNANCE COMMITTEE

Responsibilities and Duties.

The Nominations and Governance Committee identifies and nominates qualified candidates for directorship and serves in a leadership role in shaping our corporate governance and overseeing the evaluation of the Board and its committees. The Nominations and Governance Committee:

●     assists the Board by identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at shareholder meetings and to fill vacancies on the Board;

●     makes recommendations to the Board regarding Board and committee organization, structure, and composition;

●     evaluates the overall effectiveness of the Board and its committees;

●     develops and assesses the Company’s corporate governance policies and practices, including risks related to such policies and practices; and

●     oversees and guides the Company’s strategy and risks related to material ESG matters.

The Nominations and Governance Committee reviews and reassesses the adequacy of its charter at least annually.

Composition and Meetings: Committee Members: ● Ms. Anderson (Chair) ● Ms. Schafer ● Dr. Sharoky Number of meetings during 2022: 4

SCIENCE AND TECHNOLOGY COMMITTEE

Responsibilities and Duties.

The Science and Technology Committee assists our Board in its oversight of the Company’s preclinical research and development (“R&D”) activities and its clinical development activities and decisions. The Science and Technology Committee:

●     reviews with the Company the third-party competitive landscape related to the Company’s preclinical R&D and clinical development activities;

●     monitors and identifies significant new and emerging trends in science and technology, including R&D, and provides strategic advice to the Board regarding such issues and trends;

●     reviews with the Company current and planned technology initiatives and provides feedback to the Board regarding such initiatives;

●     advises the Board on the scientific aspects of business development transactions; and

●     assists the Company in reviewing, as requested, the capabilities of the Company’s current and prospective key scientific personnel and the depth and breadth of the Company’s scientific resources.

The Science and Technology Committee reviews and reassesses the adequacy of its charter at least annually.

Composition and Meetings: Committee Members: ● Dr. Desjardins (Chair) ● Mr. Lee ● Dr. Sharoky Number of meetings during 2022: 3

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The Role of the Board in Risk Oversight

The Board has primary responsibility for overseeing the Company’s risk management. The Board administers its oversight responsibility for risk management directly and through its committees. Each committee chair reports to the Board regarding the committee’s considerations of management’s processes for identifying, evaluating, and controlling significant risks. In addition, the officers responsible for oversight of particular risks within the Company provide updates and information to our Board. The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, our R&D activities, our manufacturing and supply chain, and our operations. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. The Board and each of its committees have full access to our senior management, as well as the ability to engage outside advisors and other experts. Management routinely informs the Board of developments that could affect our risk profile or other aspects of our business and development.

The Audit Committee is responsible for overseeing the Company’s program for identifying, evaluating, and controlling significant risks. The Audit Committee periodically discusses with management and the independent auditor the Company’s major risk exposures, including financial, legal, regulatory, and cybersecurity risk exposures, and the steps taken to monitor, control and minimize such exposures. The Audit Committee also reviews and evaluates our processes and policies for identifying and assessing key risk areas and for formulating and implementing steps to address such risk areas. The Audit Committee oversees disclosure controls and procedures, including applicable internal control over financial reporting and meets with the Chief Financial Officer, the General Counsel, the Chief Accounting Officer, external audit personnel, and other senior managers as appropriate to review issues regarding compliance with the applicable legal and regulatory requirements.

The Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk taking. Our Compensation Committee engages an independent consultant to advise it on topics related to Board and executive compensation. In 2022, the Compensation Committee, with the assistance of WTW, the Compensation Committee’s independent compensation consultant, conducted an in-depth risk review of the executive compensation program and sales incentive programs, and determined that the design of the compensation policies, including the components, weightings and focus of the elements, do not encourage management or employees that participate in the sales incentive plans to assume excessive or inappropriate risks. When approving the 2022 awards of performance-based restricted stock units (“PSUs”), described in the Compensation Discussion and Analysis, the Compensation Committee gave consideration to whether the conditions and design would promote inappropriate or excessive risk-taking. The Compensation Committee determined that the right governance protocols were in place and that the combination of performance requirements did not promote inappropriate risk-taking. In the first quarter of 2023, the Compensation Committee and WTW reviewed areas that had changed since the 2022 assessment and again found that our executive compensation program and sales incentive plans program do not encourage management to assume excessive or inappropriate risks, and have appropriate safeguards and governance protocols in place.

The Nominations and Governance Committee oversees the risks associated with our corporate governance and operating practices, including those relating to the composition of the Board, the structure and function of Board committees, and meeting logistics and policies. The Nominations and Governance Committee regularly reviews the Board’s performance, oversees the self-evaluation of each of the Board’s committees, oversees our corporate governance and formulates and recommends corporate governance standards to our Board. The Nominations and Governance Committee also oversees and guides the Company’s strategy and risks related to material ESG matters.

The Science and Technology Committee oversees the Company’s efforts related to clinical activities, R&D, business development and intellectual property. The Science and Technology Committee reviews the competitive landscape related to the Company’s preclinical R&D and research activities and advises the Board on the scientific aspects of business development transactions.

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Environmental, Social, and Governance Considerations

As a company driven by its mission to transform patients’ lives, we take our responsibility to patients, employees, the medical community, and the communities in which we live and work very seriously. As we grow, we are enhancing our focus on a variety of ESG considerations. Our Nominations and Governance Committee receives updates on ESG matters from our CEO, General Counsel, and ESG team, a cross-functional group of employees including members from corporate communications, investor relations, and legal. The ESG team works with employees across the organization in addressing ESG initiatives. While we continue to expand our ESG strategy, we already focus on the following areas:

PATIENT SUPPORT

Patients are at the center of our mission. We operate a robust patient support program, partake in regular, compliant interaction with patient advocacy groups and invite patients to share their experiences in-person and virtually. Furthermore, we are committed to providing patients with access to our medicines and work with numerous stakeholders to enable this access as appropriate. Our Expanded Access Programs help address patient needs by making certain investigational medical products or unapproved products available to eligible patients, in accordance with applicable local laws. Finally, we continue to monitor product safety in our clinical development programs and for our marketed product via our pharmacovigilance program.

DIVERSITY, EQUITY AND INCLUSION

We are committed to promoting diversity in our workforce and to taking steps to support equity and inclusion for all.

●	Gender – Women represent 67% of our Class II director nominees to serve until the 2026 Annual Meeting of Shareholders. As of the Record Date, women represented 33% of the Board and 37.5% of our Executive Committee. As of September 26, 2022 (the most recent measurement date and based on self-identified information), women comprised 51% of our overall workforce and 28% of our leadership (Vice President level and above).

●	Racial and Ethnic – As of the Record Date (based on self-identified information), 67% of our Board identifies as non-minority, 22% identifies as minority, and 11% did not identify. As of September 26, 2022 (the most recent measurement date and based on self-identified information), 67% of our US workforce identifies as non-minority, 32% identifies as minority, and 1% did not identify. As of the same date, 83% of our US leadership (Vice President level and above) identifies as non-minority, and 17% identifies as minority.

We will continue to measure and share our diversity statistics in the future. We expect to continue to enhance our Board, leadership and workforce diversity, advance the development of diverse talent, and ensure diverse succession plans in our employee workforce, leadership and our Board. In 2022, our Employee Resource Groups (“ERGs”) met routinely with the aim of fostering a sense of community and cultural awareness among our employees. Our current ERGs include groups supporting female employees, working caregivers and Hispanic/Latinx colleagues. Most recently, in February 2023, we announced the creation of a new ERG, BEING (Black Employees of Insmed Networking Group).

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In 2022, we established an Inclusion Council that acts as an advisor to the Chief People Strategy Officer and senior leadership on our general strategy related to diversity, equity, inclusion, and belonging. In addition, we are committed to equitable pay for all employees and use industry benchmarks and annual compensation reviews to ensure a fair and bias-free compensation system.

EMPLOYEE WELLNESS

After receiving the same honors in 2021, we were again ranked as the top company to work for in the biopharma industry in Science’s 2022 Top Employers Survey and certified in the US as a Great Place To Work. Additionally, in 2022, we were ranked number 2 in Fortune’s 25 Best Small and Medium Workplaces in Biotechnology and Pharmaceuticals. We are dedicated to investing in our employees and workplace culture. As part of this effort, we have put in place several financial wellness programs for the benefit of our workforce, including an Employee Stock Purchase Plan and 401(k) match program.

In 2022, we introduced Thriveful, an internal platform offering a diverse array of programs and resources designed to support employee health, financial wellness, professional development and social wellbeing. Examples include health screenings, reproductive care benefits, financial and equity education, skills training, and opportunities for connectedness and relationship building.

COVID-19 SUPPORT

Our employees (other than our laboratory personnel) have been provided the ability to work virtually in order to flexibly manage business and home responsibilities. We have enhanced our internal communications and touch points to ensure connectivity to our workforce. We will continue to manage this situation with a focus on the safety of our employees, ARIKAYCE physicians, caregivers and patients.

ENVIRONMENTAL IMPACT

We are cognizant of our responsibility to our broader environment and have supported several green measures at our headquarters in an effort to reduce our Company’s carbon footprint, including increasing recycling efforts, using energy-efficient rooftop HVAC units, installing electric car chargers, and limiting waste in food service distribution. In our research laboratories, hazardous and chemical waste are responsibly managed and tracked in line with regulatory requirements. We continue to explore ways to improve our sustainability efforts.

COMMUNITY SERVICE

We are committed to giving back to our communities, with a focus on three key areas: health, education, and human services. We partake in several employee-led community service initiatives both in the US and abroad.

In 2022, we held our inaugural Global Day of Good, a company-wide community service effort. More than 500 employees participated globally in service activities that focused on three key areas of impact: health, education and human services. Volunteer activities focused on bringing positive change to the communities where employees live and work while exemplifying our core values.

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AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR FEES

Report of the Audit Committee

The Audit Committee selects the Company’s independent registered public accounting firm and regularly meets with and holds discussions with management and the Company’s independent registered public accounting firm.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”) with management, including a discussion of the accounting principles, the reasonableness of significant judgments, and the quality and clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the overall quality of financial reporting, the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee by Public Company Accounting Oversight Board (“PCAOB”) standards.

In addition, the Audit Committee discussed with Ernst & Young its independence from management and the Company, including the matters described in the written disclosures and letter required by PCAOB standards from Ernst & Young to the Audit Committee regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report for filing with the SEC.

The Audit Committee

David W.J. McGirr, Chair

Alfred F. Altomari

Carol A. Schafer

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AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by the Company’s independent registered public accounting firm in an effort to ensure that the provision of such services does not impair the independence of the independent registered public accounting firm from the Company and is consistent with the rules of the SEC. The policy requires pre-approval by the Audit Committee of the terms and fees of all audit, review and attestation engagements and related services. The policy also requires the Audit Committee to pre-approve the provision of any audit-related services or non-audit services and determine they would not impair the independence of our independent registered public accounting firm. The policy prohibits the Audit Committee from retaining our independent registered public accounting firm in connection with a transaction initially recommended by such firm, the purpose of which may be tax deferral or reduction. The policy delegates pre-approval authority to the Chair of the Audit Committee or, if the Chair is not available, to any of the Audit Committee’s members, but any pre-approval decision must be reported to the Audit Committee at its next scheduled meeting. All of the services performed by Ernst & Young in the year ended December 31, 2022 were pre-approved in accordance with the pre-approval policy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE DISCLOSURE

The Audit Committee reviewed the aggregate fees billed by Ernst & Young for professional services rendered for the years ended December 31, 2022 and 2021, which were as follows:

	2022	2021
Audit Fees	$2,560,659	$1,912,500
Audit-Related Fees	225,000	—
Tax Fees	—	—
All Other Fees	222,667	—
Total Fees	$3,008,326	$1,912,500

Audit fees in 2022 and 2021 include fees for services performed to comply with generally accepted auditing standards. These services include the integrated year-end audit of our consolidated financial statements, attestation services with respect to our internal control over financial reporting, quarterly reviews, accounting consultations on matters addressed during the audit or quarterly reviews, review of documents filed with the SEC, and $225,000 and $300,000 paid to Ernst & Young for consent and comfort letter procedures for registration statements filed in 2022 and 2021, respectively. Audit-related fees in 2022 include fees related to the implementation of the Company’s new global enterprise resource planning system. Amounts reflected in “All Other Fees” included fees related to an expanded/early access and compassionate use assessment and compliance program assessment in 2022.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

Pursuant to our written related party policy, our Audit Committee must review and consider whether to approve or ratify all related party transactions, as defined in Item 404 of Regulation S-K. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, the purpose and potential benefits to us of the transaction, the related party’s interest in the transaction, the approximate dollar value involved in the transaction, whether the transaction was undertaken in the ordinary course of business, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and whether, under all the circumstances, the transaction is not inconsistent with our best interests. Any transaction which is deemed to be a related party transaction requires the approval of a majority of the disinterested Audit Committee members.

Related Party Transactions

Since January 1, 2022, there were no related party transactions, nor are there currently any proposed related party transactions, which in accordance with SEC rules, would require disclosure in this Proxy Statement.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that our directors, executive officers and holders of more than 10% of our Common Stock report to the SEC their ownership of our Common Stock and changes in that ownership. Directors, executive officers, and beneficial owners of more than 10% of our Common Stock are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, members of our staff assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf. Based solely upon a review of the reports filed pursuant to Section 16(a) of the Exchange Act, we believe that during the year ended December 31, 2022, our executive officers, directors, and beneficial owners of more than 10% of our Common Stock timely filed all reports required under Section 16.

Security Ownership of Certain Beneficial Owners, Directors, and Management

The following tables set forth information about the beneficial ownership of our Common Stock as of the Record Date (except as otherwise noted), by:

●	each person, or group of persons, who beneficially owns more than five percent (5%) of our Common Stock, based on reports filed with the SEC pursuant to Section 13(d) of the Exchange Act;

●	each of our directors and director nominees;

●	each of our NEOs; and

●	all directors and executive officers as a group.

34        INSMED PROXY STATEMENT

Beneficial ownership and percentage ownership are determined in accordance with Section 13 of the Exchange Act and related rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date and restricted stock units (“RSUs”) that may vest within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following tables or pursuant to applicable community property laws, to our knowledge each shareholder named in the tables has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. As of the Record Date, there were 136,428,466 shares of Common Stock outstanding.

SHARES BENEFICIALLY OWNED[1]
NAME AND ADDRESS	NUMBER	PERCENTAGE
Greater Than Five Percent (5%) Shareholders
The Vanguard Group[2] 100 Vanguard Blvd., Malvern, PA 19355	13,040,831	9.6%
BlackRock, Inc.[3] 55 East 52nd Street, New York, NY 10055	11,113,787	8.1%
T. Rowe Price Associates, Inc.[4] 100 E. Pratt Street, Baltimore, Maryland 21202	9,977,911	7.3%
T. Rowe Price Investment Management, Inc.[5] 100 E. Pratt Street, Baltimore, Maryland 21202	8,374,675	6.1%
State Street Corporation[6] One Lincoln Street, Boston, MA 02111	6,886,687	5.0%

1.	All information in this table, including the footnotes thereto, is derived from third-party filings made with the SEC, as described in the footnotes. We have not independently verified this information.

2.	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, as of December 31, 2022, The Vanguard Group reported an aggregate beneficial ownership of 13,040,831 shares of our Common Stock, with shared voting power over 231,734 shares, sole dispositive power over 12,673,172 shares and shared dispositive power over 367,659 shares.

3.	Based solely on a Schedule 13G/A filed with the SEC on February 3, 2023, as of December 31, 2022, BlackRock, Inc. reported an aggregate beneficial ownership of 11,113,787 shares of our Common Stock, with sole voting power over 10,963,344 shares and sole dispositive power over 11,113,787 shares, including shares held by a number of its subsidiaries.

4.	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2023, as of December 31, 2022, T. Rowe Price Associates, Inc. reported an aggregate beneficial ownership of 9,977,911 shares of our Common Stock, with sole voting power over 1,950,951 shares and sole dispositive power over 9,977,911 shares.

5.	Based solely on a Schedule 13G filed with the SEC on February 14, 2023, as of December 31, 2022, T. Rowe Price Investment Management, Inc. reported an aggregate beneficial ownership of 8,374,675 shares of our Common Stock, with sole voting power over 2,598,627 shares and sole dispositive power over 8,374,675 shares.

6.	Based solely on a Schedule 13G filed with the SEC on February 3, 2023, as of December 31, 2022, State Street Corporation reported an aggregate beneficial ownership of 6,886,687 shares of our Common Stock, with shared voting power over 6,602,948 shares and shared dispositive power over 6,886,687 shares.

35        INSMED PROXY STATEMENT

SHARES BENEFICIALLY OWNED
NAME	NUMBER	PERCENTAGE
Directors and Executive Officers
Alfred F. Altomari[1]	43,141	*
Elizabeth M. Anderson[1]	42,317	*
David R. Brennan[1]	95,521	*
Clarissa Desjardins, M.D.[2]	35,595	*
Leo Lee[1]	98,265	*
David W.J. McGirr[1]	72,561	*
Carol A. Schafer[3]	31,905	*
Melvin Sharoky, M.D.[4]	309,266	*
William H. Lewis[5]	2,604,150	1.9%
Roger Adsett[6]	916,156	*
Sara Bonstein[7]	257,498	*
Martina Flammer, M.D.[8]	333,112	*
Drayton Wise[9]	324,462	*
All current directors and executive officers as a group (15 persons)	6,076,590	4.3%

*Denotes ownership of less than 1% of the outstanding shares of our Common Stock.

1.	Includes 14,645 RSUs that will vest within 60 days of the Record Date.

2.	Includes 14,645 RSUs that will vest within 60 days of the Record Date and 20,950 shares of our Common Stock that are held by 3669661 Canada Inc., a holding company wholly owned by Dr. Desjardins.

3.	Includes 14,645 RSUs that will vest within 60 days of the Record Date and that are held by the Carol A. Schafer Revocable Trust.

4.	Includes (a) 14,645 RSUs that will vest within 60 days of the Record Date, (b) 7,714 shares of our Common Stock held by The Sharoky Family Foundation, Inc., (c) 15,900 shares of our Common Stock held by Baby Gator LLC, (d) 1,847 shares of our Common Stock held by Mr. Sharoky’s spouse, (e) 1,184 shares of our Common Stock held by Melvin Sharoky C/F Sophie C. Wink UTMA/FL and (f) 1,600 shares of our Common Stock held by Melvin Sharoky C/F Nolan M. Wink UTMA/FL.

36        INSMED PROXY STATEMENT

5.	Includes (a) 1,521,179 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date and 18,985 RSUs that will vest within 60 days of the Record Date, (b) 281,030 shares of our Common Stock that are subject to stock options held by the ARTICLE 4 TRUST UNDER WILLIAM LEWIS FAMILY LEGACY TRUST U/A 11/2/2020 and (c) 536,874 shares of our Common Stock that are subject to stock options held by the ARTICLE 4 TRUST UNDER KATIE PROCTER DYNASTY TRUST.

6.	Includes 780,669 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date and 10,408 RSUs that will vest within 60 days of the Record Date.

7.	Includes 191,467 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date and 8,577 RSUs that will vest within 60 days of the Record Date.

8.	Includes 260,349 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date and 9,035 RSUs that will vest within 60 days of the Record Date.

9.	Includes 247,190 shares of our Common Stock that are subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date and 1,927 RSUs that will vest within 60 days of the Record Date.

37        INSMED PROXY STATEMENT

Proposal No. 2

ADVISORY VOTE ON THE 2022 COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Information Regarding the Advisory Vote on the 2022 Compensation of our Named Executive Officers

Pursuant to Section 14A of the Exchange Act, we are holding a shareholder advisory vote on the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this Proxy Statement. At the 2017 Annual Meeting, shareholders voted to hold advisory votes on an annual basis, and the Board subsequently adopted a resolution providing for such an annual vote. At the Annual Meeting, shareholders will be asked to approve the following resolution:

RESOLVED, that the shareholders of Insmed Incorporated approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2023 Annual Meeting.

The Compensation Committee oversees and administers our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our named executive officers. Our executive compensation program is designed to meet the following objectives:

•	align management interests with the interests of our shareholders;

•	emphasize the use of “at-risk” and performance-based compensation to motivate executives to advance our interests; and

•	provide executive compensation packages that are competitive in order to attract and retain executives whose skills are critical to the current and long-term success of the Company.

Please read the “Compensation Discussion and Analysis” section starting on page 39 of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the 2022 compensation of our named executive officers.

Vote Required for Approval of this Proposal

The advisory vote on the compensation of our named executive officers will be approved by the affirmative vote of the majority of votes properly cast on this proposal at the Annual Meeting. Abstentions or broker non-votes will not have an effect on the outcome of this proposal.

While this vote is being conducted on an advisory basis, and is therefore not binding on us, the vote will be carefully considered by the Compensation Committee and our Board. Both our Compensation Committee and our Board value the opinions of our shareholders and, to the extent there is any meaningful vote against the 2022 compensation of our named executive officers, we will consider our shareholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. The outcome of the vote, however, will not be construed as overruling any prior decision by the Company, the Compensation Committee or the Board.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2022 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

38        INSMED PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) explains our compensation philosophy, policies and decisions for 2022 for the following executives, whom we refer to in this CD&A and in the following tables as our named executive officers:

1.	William H. Lewis, President and Chief Executive Officer, responsible for developing, in participation with the Board, our corporate mission and objectives and providing direction and leadership to ensure the execution of our corporate strategy and achievement of our objectives. Mr. Lewis was appointed as our Chair in November 2018.

2.	Sara Bonstein, Chief Financial Officer, responsible for managing all financial activities, including internal and external reporting, financial planning and analysis, treasury, accounting, tax, global compliance and investor relations.

3.	Roger Adsett, Chief Operating Officer, responsible for oversight of overall business operations, including business development, program management, technical operations and supply chain activities.

4.	Martina Flammer, M.D., Chief Medical Officer, responsible for leading global clinical development, clinical operations, regulatory affairs, drug safety and pharmacovigilance, and medical affairs.

5.	Drayton Wise, Chief Commercial Officer, responsible for global marketing, sales and commercial activities.

Executive Summary of Our 2022 Business and Strategic Achievements

We are a global biopharmaceutical company on a mission to transform the lives of patients with serious and rare diseases. Our first commercial product, ARIKAYCE, is approved in the US as ARIKAYCE® (amikacin liposome inhalation suspension), in Europe as ARIKAYCE Liposomal 590 mg Nebuliser Dispersion, and in Japan as ARIKAYCE inhalation 590mg (amikacin sulfate inhalation drug product). ARIKAYCE received accelerated approval in the US in September 2018 for the treatment of Mycobacterium avium complex (“MAC”) lung disease as part of a combination antibacterial drug regimen for adult patients with limited or no alternative treatment options in a refractory setting. In October 2020, the European Commission (“EC”) approved ARIKAYCE for the treatment of nontuberculous mycobacterial (“NTM”) lung infections caused by MAC in adults with limited treatment options who do not have cystic fibrosis (“CF”). In March 2021, Japan’s Ministry of Health, Labour and Welfare (“MHLW”) approved ARIKAYCE for the treatment of patients with NTM lung disease caused by MAC who did not sufficiently respond to prior treatment with a multidrug regimen. NTM lung disease caused by MAC (which we refer to as MAC lung disease) is a rare and often chronic infection that can cause irreversible lung damage and can be fatal.

In 2022, our named executive officers played critical roles in the furtherance of our mission. We continued to focus on the execution and successful US commercialization of ARIKAYCE and subsequently have observed strong growth in US sales as compared to 2021. The Company also continued its efforts to advance ARIKAYCE globally and has achieved a 30% year over year increase from 2021 in global ARIKAYCE revenues. In Europe, the Company recently secured a favorable reimbursement approval for ARIKAYCE in England. ARIKAYCE is now commercially available in Germany, France, the Netherlands, the United Kingdom, Italy, and Belgium.

In 2022, we also continued to advance the post-marketing confirmatory frontline clinical trial program of ARIKAYCE in patients with NTM lung disease caused by MAC. The ARISE trial, an interventional study of ARIKAYCE designed to validate a patient-reported outcome (“PRO”) tool in MAC lung disease, fully enrolled in 2022. The ENCORE trial is designed to establish the clinical benefits and evaluate the safety of ARIKAYCE in patients with newly diagnosed MAC lung disease using the PRO tool validated in the ARISE trial. The ENCORE study is currently enrolling patients and is expected to complete enrollment by the end of 2023.

39        INSMED PROXY STATEMENT

We also have a robust pipeline which includes the following clinical-stage product candidates:

PIPELINE STAGE	PRODUCT CANDIDATE	POTENTIAL DISEASE AREA(S)
Clinical Stage (Phase 3)	brensocatib	Therapeutic potential in bronchiectasis and other neutrophil-mediated diseases
Clinical Stage (Phase 2)	TPIP	Formulation that may offer a differentiated product profile for patients with pulmonary arterial hypertension (“PAH”) and pulmonary hypertension associated with interstitial lung disease (“PH-ILD”)
Early Stage (Preclinical)	Various preclinical compounds	Opportunities related to multiple rare diseases of unmet medical need

Throughout 2022, we continued to advance the Phase 3 ASPEN study, a global, randomized, double-blind, placebo-controlled trial to assess the efficacy, safety, and tolerability of brensocatib in patients with bronchiectasis. The ASPEN study completed enrollment in adult patients as of March 31, 2023 and enrolled over 1,700 patients (over 560 in each arm) at approximately 460 sites in 40 countries. We received the Phase 2 results from the Company’s Phase 2 pharmacokinetics/pharmacodynamics multiple-dose study in CF in 2022 and shared those results in early 2023.

We currently have two parallel Phase 2 studies ongoing: a Phase 2 study in patients with PH-ILD over a 16-week treatment period to assess safety and tolerability and a Phase 2b study in PAH patients over a 16-week treatment period to evaluate the effect of TPIP on pulmonary vascular resistance and six-minute walk distance. In 2022, we continued to advance the Phase 2 development work in both PH-ILD and PAH.

Our early-stage research efforts are comprised of our preclinical programs, advanced through internal research and development and augmented through business development activities. In March 2021, we acquired a proprietary protein deimmunization platform, called Deimmunized by Design, focused on the reengineering of therapeutic proteins to evade immune recognition and reaction. In August 2021, we acquired Motus Biosciences, Inc. and AlgaeneX, Inc. preclinical stage companies engaged in the research, development and manufacturing of gene therapies for rare genetic disorders. In January 2023, we acquired Vertuis Bio, Inc., a privately held, preclinical stage company engaged in the research and development of gene therapies for rare genetic disorders. We believe that animal studies may demonstrate the viability of these potential medicines to address serious unmet medical needs in various therapeutic areas. Our initial therapeutic areas of focus include musculoskeletal, CNS, ocular, and rheumatologic diseases. We anticipate submitting our first IND filing in the first half of 2023. Preclinical data in musculoskeletal and CNS indications are also expected in the first half of 2023 and clinical data from the first trial in a musculoskeletal disease are anticipated in the first half of 2024.

More broadly from a strategic and operational standpoint, in 2022 we expanded our leadership team with talented executives in key financial, medical, commercial, sales, and clinical roles.

40        INSMED PROXY STATEMENT

Compensation Philosophy and Principles

We operate in a competitive, rapidly changing, and heavily regulated industry. The long-term success of our business requires us to be resourceful, adaptable, and innovative, and the skills, talent, and dedication of our executive officers are critical components to this success. Therefore, our compensation program for our executive officers, including our named executive officers, is designed to attract, retain, and incentivize the best possible talent. The Company’s compensation program for named executive officers is structured to implement the following guiding principles:

Align Executives’ Interests with those of our Shareholders.

A significant portion of our named executive officers’ compensation is in the form of equity awards based on our belief that equity awards align management’s interests with the creation of sustainable long-term shareholder value. Executive officers are also subject to share ownership guidelines which require them to maintain a minimum interest in Insmed stock.

Use “At-Risk” Compensation to Incentivize Executives.

A substantial portion of our named executive officers’ compensation is based on “at risk,” or variable, compensation, such as annual cash incentives and stock options. We believe this mix of compensation best aligns the interests of our named executive officers with those of our shareholders over time and contributes to the achievement of short-term goals and the advancement of our long-term strategy through long-term goals. In 2022, approximately 90% of our CEO’s annual target direct compensation was “at risk,” and 86% of our other named executive officers’ annual target direct compensation was “at risk.” Annual target direct compensation as shown below consists of base salary, the target annual incentive award and the grant date fair value of RSUs and stock options granted in 2022. The pay mix excludes PSUs granted in 2022 (discussed further in this CD&A) given they do not form part of the annual equity award mix.

CEO TARGET DIRECT COMPENSATION

90% at-risk pay

10% Salary & Other Comp.	7% AI	83% Equity

100% Cash		75% Stock Options	25% RSUs
Annual incentive (AI) based on achievement of corporate performance		Options and RSUs vest over a four-year period

41        INSMED PROXY STATEMENT

OTHER NEO TARGET DIRECT COMPENSATION (AVERAGE)

86% at-risk pay

14% Salary & Other Comp.	5% AI	81% Equity

100% Cash		75% Stock Options	25% RSUs
Annual incentive (AI) based on achievement of corporate and individual performance		Options and RSUs vest over a four-year period

Pay for Performance.

We reward the named executive officers for attaining established Company and individual goals. The attainment of these goals requires the named executive officer to dedicate his or her time, effort, skills and business experience to the long-term success of the Company and the maximization of shareholder value. A significant portion of the named executive officers’ compensation is based both on Company and individual performance, and our executive compensation program is designed to reward both short-term and long-term performance. Short-term performance of our named executive officers is principally rewarded through annual cash incentives that reflect the achievement of corporate goals and, with respect to named executive officers other than our President and CEO, individual goals. Long-term performance of our named executive officers is largely rewarded through stock option and RSU awards that are eligible to vest based on continued service and have a value tied to share price appreciation. In 2022, to align a select group of senior leaders, that includes our NEOs, and retain them through a critical period for the company in relation to the brensocatib clinical trials, an incremental award of PSUs was also made. The vesting of these awards is subject to robust goals based on the achievement of key milestones within a defined window, and a total shareholder return (“TSR”) assessment relative to the Nasdaq Biotechnology Index (the “Nasdaq Biotech Index”). If the milestone conditions are not achieved, if TSR is negative or below the 25th percentile relative to the Nasdaq Biotech Index constituents, or if an executive does not remain in continuous employment for a defined period, no PSUs will vest. This further aligns the compensation of our executives with the performance of Insmed, and our success in unlocking long-term value for our shareholders in a timely manner. If the milestones are not achieved, none of the PSUs will vest. Further details on the PSUs can be found in “2022 Performance-Based Restricted Stock Units”.

Pay Competitively to Attract and Retain Skilled Executive Officers.

Our executive compensation program is designed to allow the Company to attract and retain individuals whose skills are critical to the current and long-term success of the Company. Because competition for top talent is intense in our industry, institutional knowledge is of material value, and loss of critical talent can be highly disruptive, retention is a key objective of our executive compensation program. The compensation program is designed to appropriately compensate our executive officers for the success of the Company from a competitive standpoint, so that they remain with the Company and continue to contribute to the Company’s long-term success. We seek to achieve this objective by setting target compensation levels appropriately relative to market, granting equity that vests based on continued service, and, in respect of the PSU awards, the additional achievement of performance milestones. Stock options further enhance retention given their alignment with long-term stock price performance, and provisions that reduce exercise periods to no longer than three months on separation.

42        INSMED PROXY STATEMENT

Say on Pay.

At our 2022 Annual Meeting, we held an advisory vote on the compensation of our named executive officers. Approximately 95% of the shares voted were voted in favor of our say-on-pay proposal. Additionally, the Company has discussed executive compensation matters with certain of our investors. The Compensation Committee considered these voting results and discussions and believes they affirm the Company’s compensation philosophy and the principles discussed above.

Corporate Governance Perspectives on our Executive

Compensation Program

We believe the following aspects of our executive compensation program reflect our commitment to strong corporate governance:

•	Our Compensation Committee has overall responsibility for executive compensation plans, policies, and programs, although our independent Board members approve recommendations made by our Compensation Committee regarding the compensation of our President and CEO;

•	Performance metrics that govern incentive compensation are established by our Compensation Committee at the start of each fiscal year and are reviewed by our Compensation Committee at the end of the year;

•	Our executive compensation program, in the aggregate, rewards performance and aims to drive the Company’s strategic objectives;

•	Payouts made pursuant to individual and corporate multiplier ranges are capped at a predetermined maximum amount, irrespective of performance that exceeds objectives;

•	Our Compensation Committee has the ability to exercise its discretion to reduce or eliminate incentive compensation payouts;

•	We have several risk mitigation policies, detailed below, including an annual compensation risk review that includes sales plans below the executive level, share ownership guidelines, a compensation recoupment policy, and an insider trading policy with anti- hedging and -pledging provisions;

•	Our Compensation Committee regularly meets in executive sessions without members of management present;

•	Our independent compensation consultant reports directly to the Compensation Committee and meets regularly with the Compensation Committee without members of management present;

•	The employment agreements for our named executive officers do not provide for tax “gross-ups” or payments on a change in control absent termination of the named executive officer’s employment; and

•	Our executive compensation program seeks to balance short-term pay opportunities through annual cash incentives with long-term incentive opportunities through equity awards and employs both fixed compensation components (base salary) and variable compensation components (annual cash incentives and equity awards).

43        INSMED PROXY STATEMENT

Risk Mitigation Policies and Practices

Insmed recognizes the importance of a robust risk management environment, and our compensation programs are an important part of this.

Annual Compensation Risk Review.

Each year the Compensation Committee receives an update on the global incentive compensation programs and executive compensation program to identify potential areas of risk and actions taken to mitigate that risk. These reviews seek to determine whether each risk is appropriate, and that sufficient controls are in place from a governance standpoint. The 2022 update confirmed that no inappropriate risks were identified. The Compensation Committee does not believe that our executive compensation program is reasonably likely to have a material adverse effect on the Company based on our compensation philosophy and principles and the governance principles described above.

Stock Ownership Guidelines.

Senior executives, including all of our named executive officers, are subject to stock ownership guidelines which require them to maintain a minimum interest in Insmed Common Stock. These guidelines further align the interests of our executives with those of our shareholders, encourage them to think like long-term owners and stewards of the company, and discourage decisions focused only on the short-term.

Minimum ownership requirement	• President & CEO: 300% of base salary • Other named executive officers: 100% of base salary
Equity interests considering in assessing compliance	• Common Stock held by the executive (directly or indirectly) • Stock options that are fully vested and in-the-money • Restricted stock units that are unvested
Time horizon for compliance	• Five years from date of appointment as a named executive officer

Compliance with the guidelines is assessed annually, and to the extent an executive is not meeting their requirement or showing sufficient progress within the defined window, the Compensation Committee may take action. As of the Record Date, all named executive officers had satisfied their respective requirements.

Compensation Recoupment Policy.

Our recoupment policy allows our Board to recover cash incentive or equity-based compensation paid to an executive officer, including pursuant to the Insmed Incorporated 2019 Incentive Plan (the “2019 Incentive Plan”), in the three-year period preceding any year in which we are required to restate our financial results filed with the SEC as a result of the executive officer’s intentional misconduct.

Insider Trading Policy.

Our insider trading policy prohibits our employees, including officers and directors, from (i) engaging in hedging transactions (whether through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds, or otherwise) involving the Company’s securities and (ii) pledging the Company’s securities as collateral for loans of any type without the prior approval of the Chief Financial Officer or General Counsel. Executive officers seeking to pledge the Company’s securities as collateral must receive approval from the Compensation Committee. No such pledges were approved during 2022.

44        INSMED PROXY STATEMENT

Executive Compensation Determination Process

Role of the Compensation Committee and the Board in Making Compensation Decisions.

Our Compensation Committee has been delegated the authority to make determinations regarding all elements of compensation for our executive officers, except for Mr. Lewis, our President and CEO. Our Compensation Committee recommends to our independent Board members the individual elements of total compensation for Mr. Lewis for approval. The independent Board members review this recommendation and determine the compensation for Mr. Lewis. As discussed in further detail below, in assessing executive compensation, our Compensation Committee engages an outside independent compensation consultant to assess the competitiveness of our programs and periodically conducts a peer group review.

Role of Management.

The Compensation Committee, in making executive compensation decisions, may solicit input from management as appropriate with respect to individual and Company performance and results. The Compensation Committee receives recommendations and evaluations from the President and CEO with respect to the compensation and performance of our named executive officers (aside from his own compensation and performance) and Company performance. The Compensation Committee considered the President and CEO’s assessment along with the input of its independent compensation consultant when making 2022 compensation decisions for our named executive officers (other than our President and CEO).

Role of the Compensation Consultant.

The Compensation Committee is authorized to select and retain its own independent compensation consultant and has routinely sought the advice of an independent compensation consultant regarding our executive compensation practices. During 2022, WTW, in addition to attending meetings, provided support on matters including long-term incentive design, executive officer and director compensation, investor engagement, and regulatory updates. The Compensation Committee evaluates the independence of its compensation consultant on an annual basis and has concluded that WTW was independent during its tenure in 2022.

Shareholder Feedback.

At our 2022 Annual Meeting, we held an advisory vote on the compensation of our named executive officers. Of the shares voted, approximately 95% were voted in favor of our say-on-pay proposal which indicates continued strong support for the design and operation of our executive compensation program. Additionally, as part of ongoing engagement between the Company and investors, we provide a forum for direct feedback on executive compensation matters. The Compensation Committee considers the say-on-pay outcome, proxy advisor views, and any feedback received from investors annually when reviewing the compensation program.

Taking into account the sustained high voting outcome and feedback received, the Compensation Committee believes this reaffirms the Company’s compensation philosophy, design, and operation as disclosed in this Compensation Discussion and Analysis.

45        INSMED PROXY STATEMENT

Compensation Evaluation Processes and Criteria.

Given the high demand for the experienced and well-qualified executives we seek to employ, the Compensation Committee reviews data and information from a variety of sources such as outside surveys of compensation and benefits for executive officers in the biotechnology industry, as well as public information regarding executive compensation at peer biotechnology companies. The Compensation Committee also draws upon the personal knowledge of its members with respect to executive compensation at comparable companies.

In determining the amount and composition of compensation elements (cash and non-cash elements and short- and long-term elements) for each named executive officer other than the President and CEO, our Compensation Committee reviews the performance of each executive officer holistically. In setting compensation levels for such officers for 2022, our Compensation Committee considered many factors, including, but not limited to, the following factors:

•	our achievement of certain product development, financial, strategic planning, and other goals;

•	for each named executive officer other than the President and CEO, such officer’s individual performance against pre-established goals, as discussed in more detail below;

•	the scope and strategic impact of each executive officer’s responsibilities;

•	our past business performance;

•	our long-term goals and strategies;

•	the experience of each executive officer;

•	past compensation levels of each executive officer and of the executives as a group;

•	internal equity and the relative levels of pay among executive officers;

•	the amount of each element of compensation in the context of the executive officer’s total compensation and other benefits;

•	for each executive officer other than the President and CEO, the evaluations and recommendations of our President and CEO; and

•	the competitiveness of our compensation relative to selected peer group companies and other survey data, which are described below.

Consideration of these factors is subjective. No relative weights or rankings are assigned to them except as otherwise discussed in this CD&A.

For the President and CEO’s compensation, the Compensation Committee reviews and evaluates the performance of the President and CEO and recommends to the independent Board members the individual elements of his total compensation. This takes into consideration, among other things, individual performance, experience, prior compensation levels, alignment of compensation outcomes and potential compensation with Company performance, retention concerns, our general performance objectives, and the compensation practices of peer companies and the markets in which we compete for executive talent. The Board then must approve the President and CEO’s compensation. The President and CEO may not be present during voting or deliberations on his compensation.

46        INSMED PROXY STATEMENT

Selection of Peer Companies and Benchmarking.

The Compensation Committee, with the support of its independent compensation consultant, conducts an annual review of the peer group used for benchmarking compensation levels. The peer group used to inform 2022 compensation was approved by the Compensation Committee in August 2021. In assessing potential peers, consideration is given to publicly traded biopharmaceutical companies that are similar to the Company in terms of market capitalization, revenue, research and development expense, pipeline profile, and headcount. There is a focus on maintaining stability in peers over time, while ensuring the group remains sufficiently robust and relevant. The 2022 peer group reflects the following changes from our 2021 peer group: (i) the removal of Immunomedics, Inc. following the completion of Gilead’s acquisition in 2020, and (ii) the addition of the companies that are marked by an asterisk below. The table below depicts our 2022 peer group:

Acadia Pharmaceuticals Inc.	Corcept Therapeutics Incorporated	Omeros Corporation
Acceleron Pharma Inc.	Editas Medicine, Inc.*	PTC Therapeutics, Inc.
Agios Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	Sangamo Therapeutics, Inc.
Amicus Therapeutics, Inc.	Heron Therapeutics, Inc.	Sarepta Therapeutics, Inc.
bluebird bio, Inc.*	Intercept Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.
Clovis Oncology, Inc.	Nektar Therapeutics

The number of employees at the companies in our 2022 peer group ranged from 136 to 1,201, with a median of 483 employees, and these companies had market capitalizations that ranged from approximately $578 million to $9.8 billion, with a median of approximately $3.2 billion. Employee numbers were as of the most recently reported fiscal year-end prior to August 2021 and market capitalizations were the trailing twelve-month average as of June 1, 2021. The peer group was identified assuming an estimated 521 Company employees, and an estimated market capitalization for the Company of $2.9 billion to $3.4 billion (reflecting spot and trailing twelve-month average references, respectively, as of June 1, 2021). Insmed was positioned at the 53rd percentile on trailing twelve-month market capitalization and the 58th percentile on headcount.

The Compensation Committee concluded that this adjustment to the peer group was appropriate given the number of employees, market capitalization, stage of development, and merger-and-acquisition activity of the Company and historical and potential peer companies.

WTW provided comparative data regarding base salaries, short-term cash incentives, and long-term equity incentives for relevant executive officer roles at companies in the 2022 peer group. Using this compensation data and relevant survey data, the Compensation Committee established benchmarks for the purpose of evaluating compensation ranges for base salary, annual cash incentive targets, and long-term equity incentives for each of our named executive officers.

47        INSMED PROXY STATEMENT

Components of Compensation

In summary, the compensation paid to our executive officers in 2022 included the following components:

COMPONENT	PURPOSE OF COMPONENT
Base Salary	Provide our executive officers with a level of stability and certainty each year based on role, evolving responsibilities, experience, and competitive market positioning.
Annual Cash Incentives	Motivate and reward executive officers for short-term corporate performance and, other than our President and CEO, individual performance.
Long-term Equity Incentives

Motivate and reward executive officers for long-term corporate performance.

Align the interests of management and shareholders, thereby enhancing shareholder value.

Attract, motivate, and retain talented employees.

Health, Welfare, and Retirement Programs	Provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare. Provide a program to foster retirement savings.
Severance and Change in Control Benefits	Discourage turnover and mitigate the influence of a potential change in control on an executive officer’s decision-making due to concerns regarding job security.

48        INSMED PROXY STATEMENT

The components of our compensation program and compensation decisions for 2022 for each named executive officer are described in more detail below:

Base Salary.

The Compensation Committee reviews and sets base salaries for executives, other than the President and CEO, on an annual basis during the first quarter of each year. The Board annually determines the base salary for our President and CEO based on the recommendation of our Compensation Committee.

Our Board and Compensation Committee seek to establish and maintain base salaries for each position and level of responsibility that (i) are competitive with those of executive officers in our peer group and (ii) reflect individual performance contributions. Our Compensation Committee reviews variances between the salary levels for each of our executive officers and the executive officers of the companies included in our peer group and determines, in its discretion, individual salary adjustments after considering the factors described above, although no relative weights or rankings are assigned to these factors. In setting the base salary for our named executive officers other than our President and CEO, the Compensation Committee also considers the recommendations of our President and CEO.

Our named executive officers received increases to their base salaries in January 2022, as shown in the table below.

	BASE SALARIES
	ANNUAL RATE	ANNUAL RATE
NAME	APPROVED	APPROVED	% INCREASE
	IN 2021	IN 2022
William H. Lewis	$710,000	$734,850	3.50%
Sara Bonstein[1]	$460,320	$477,580	3.75%
Roger Adsett[2]	$529,730	$560,190	5.75%
Martina Flammer, M.D.	$517,500	$534,320	3.25%
Drayton Wise[3]	$430,550	$500,000	16.13%

1.	The Compensation Committee approved a 0.5% increase as a market adjustment for Ms. Bonstein in 2022 to position her compensation closer to the market median, in addition to the 3.25% merit increase on her base salary.

2.	The Compensation Committee approved a 2.5% increase as a market adjustment for Mr. Adsett in 2022 to position his compensation closer to the market median, in addition to the 3.25% merit increase on his base salary.

3	Mr. Wise received a 3.5% merit increase to his base salary, effective in January 2022. In May 2022, the Compensation Committee approved an increase to Mr. Wise’s base salary from $445,620 to $500,000 in connection with his promotion from SVP, Head of US and General Manager, ARIKAYCE to Chief Commercial Officer.

49        INSMED PROXY STATEMENT

Annual Cash Incentives.

We maintain an annual cash incentive program for all of our employees to motivate and reward the attainment of annual corporate goals and individual goals. In establishing targets for the cash incentive awards for our executive officers, the Compensation Committee (and the Board, in the case of our President and CEO) considers target annual cash incentive opportunities extended to executive officers in similar positions at companies included in our peer group.

Target cash incentive award percentages in 2022 were unchanged for all named executive officers except Mr. Wise, whose target increased to reflect his promotion to Chief Commercial Officer.

	TARGET CASH INCENTIVE
	AWARD OPPORTUNITY AS A
	PERCENTAGE OF BASE SALARY
NAME	2021	2022
William H. Lewis	70%	70%
Sara Bonstein	40%	40%
Roger Adsett	50%	50%
Martina Flammer, M.D.	40%	40%
Drayton Wise	35%	40%

The cash incentive award for our named executive officers other than Mr. Lewis is determined by reference to both corporate and individual goals, with 75% tied to corporate goals and 25% tied to individual goals. The Compensation Committee believes that including a component linked to individual goals is important to appropriately reflect their achievements in areas of focused accountability relative to goals established in the first quarter of the year. Given Mr. Lewis’s substantial influence on and accountability for the overall performance of the Company, the Compensation Committee and Board believe it is appropriate and in the best interests of our shareholders to have Mr. Lewis’s cash incentive award based solely upon the achievement of corporate objectives.

Payouts for corporate goals were based upon the product of each named executive officer’s respective target award and an overall corporate multiplier (ranging between 0% and 200%), which was determined based on Company performance during 2022. For each named executive officer other than the CEO, payouts for individual objectives were based on the product of each named executive officer’s respective target award times an individual multiplier (ranging between 0% and 175%), which was determined based on achievement of individual goals for 2022.

50        INSMED PROXY STATEMENT

Corporate Goals.

At the beginning of each year, management recommends annual corporate objectives to the Compensation Committee for approval. These objectives serve as the basis for determining our performance against key strategic and operating parameters for the year.

The Compensation Committee (and the Board, with respect to our President and CEO) approved the following corporate objectives and weightings for 2022. While each area had specific goals, the goals themselves are not disclosed below due to commercial sensitivity.

CORPORATE OBJECTIVES	WEIGHTING (% OF CORPORATE OBJECTIVES)
Advance commercial operations	45%
Advance pipeline	45%
Enhance corporate operations	10%
Total	100%

51        INSMED PROXY STATEMENT

The following achievements were factors taken into consideration when assessing Company performance relative to the pre-set performance goals for 2022:

CORPORATE OBJECTIVE	KEY ACHIEVEMENTS
Advance Commercial Operations

Achieved 30% global revenue growth for ARIKAYCE in 2022 compared with 2021

Exceeded US revenue expectations

ARIKAYCE commercially launched in all parts of the UK, as well as in Germany, the Netherlands, Italy, and Belgium

Advance Pipeline

Continued to advance the post-marketing confirmatory, frontline clinical trial program for ARIAKYCE, consisting of the ARISE trial and the ENCORE trial. Completed enrollment in the ARISE trial and randomized 90% of ENCORE patients in 2022

Advanced the Phase 3 ASPEN trial, a global, randomized, double-blind, placebo-controlled Phase 3 study to assess the efficacy, safety, and tolerability of brensocatib in patients with bronchiectasis

Received topline data from the Phase 2 pharmacokinetic/pharmacodynamic study of brensocatib in patients with CF and observed a clear dose-dependent and exposure-dependent inhibition of blood neutrophil serine proteases in patients treated with brensocatib across all doses in the study

Improve Corporate Operations

Completed three strategic financings resulting in aggregate gross proceeds of $775 million

Stayed within operating expense budget

Ensured adequate clinical trial supplies for all programs

Implemented a new global enterprise resource planning (“ERP”) system, which went live in the third quarter of 2022, to facilitate better transactional processing, enhanced reporting and oversight, and function as an important component of our transactional and reporting controls and procedures

Ranked as the top company to work for in the biopharma industry in Science’s 2022 Top Employers Survey for second year in a row and certified again in the United States by Great Place To Work

52        INSMED PROXY STATEMENT

The following table provides a breakdown of how the Board, with respect to our President and CEO, and the Compensation Committee, with respect to our remaining named executive officers, determined that we performed against each of these corporate objectives during 2022:

CORPORATE OBJECTIVES	WEIGHTING (% OF CORPORATE OBJECTIVES)	ACTUAL PERFORMANCE	ACTUAL % OF CORPORATE OBJECTIVES EARNED
Advance commercial operations	45%	95%	42%
Advance pipeline	45%	105%	47%
Improve corporate operations	10%	110%	11%
Total	100%		100%

53        INSMED PROXY STATEMENT

Individual Goals

In consultation with our named executive officers, Mr. Lewis established individual goals for each of our other named executive officers at the beginning of 2022 that (i) were specific to each named executive officer’s area of responsibility and (ii) were intended to support our corporate objectives for 2022. These individual goals were then recommended to and approved by our Compensation Committee. At the time these goals were established, the Compensation Committee believed they were challenging but attainable, and attainment was uncertain.

NAMED EXECUTIVE OFFICER	INDIVIDUAL GOALS
Sara Bonstein

Ensure accurate and timely production of financial statements and reporting thresholds are met

Lead key Company functions and programs, including the Company’s procurement process, implementation of the new global ERP system, and ESG initiatives

Oversee the Company’s compliance program to ensure the Company is meeting high standards of integrity and ethics while conducting business

Access capital as needed and evaluate continuously the optimal balance sheet and cash reserves to support the Company’s programs

Promote a culture of inquiry within our finance team that pushes us to question assumptions about acceptable levels of expenditures and enhances our financial decision-making

Roger Adsett

Guide each program’s General Manager to become more effective and to likewise empower and increase the accountability of each program’s global project team

Continue to direct the cross functional cooperation between the technical operations and research teams with specific attention to the San Diego organization

Advance program management efforts around enrollment patterns with the aim of successful achievement of timelines

Advise senior leaders on the effective management of their teams and functional responsibilities

Martina Flammer, M.D.

Ensure clinical trials enroll and advance with quality in a timely fashion

Prioritize management of leadership as Company initiates additional clinical trials

Ensure Medical Affairs support for ARIKAYCE launch in Japan and potential frontline launch in the US

Ensure pharmacovigilance and drug safety functions are operating effectively

Scale clinical development function within the organization to support additional program capacity

54        INSMED PROXY STATEMENT

NAMED EXECUTIVE OFFICER	INDIVIDUAL GOALS
Drayton Wise

Drive ARIKAYCE revenue growth globally and by region with the highest standards of ethics, integrity, and compliance

Transform the organization to ensure the successful launches of ARIKAYCE in front-line MAC and brensocatib in bronchiectasis

Ensure appropriate pricing and market access for ARIKAYCE in each region

Elevate the Company’s presence and reputation in NTM and bronchiectasis

With input from Mr. Lewis, the Compensation Committee made a qualitative determination following the end of the year as to the level of achievement by each of these named executive officers with regard to his or her respective individual performance objectives.

Based upon our achievement of the corporate goals summarized above, as well as the achievement of individual goals set by the Compensation Committee, our named executive officers earned the following cash incentive awards for 2022:

			ALLOCATION OF BONUS		ACTUAL BONUS ACHIEVEMENT
NAME	BASE SALARY	TARGET BONUS %	CORPORATE GOALS	INDIVIDUAL GOALS	CORPORATE GOALS	INDIVIDUAL GOALS	2022 CASH BONUS
William H. Lewis	$734,850	70%	100%	—	100%	—	$514,400
Sara Bonstein	$477,580	40%	75%	25%	100%	100%	$191,100
Roger Adsett	$560,190	50%	75%	25%	100%	75%	$262,600
Martina Flammer, M.D.	$534,320	40%	75%	25%	100%	100%	$213,800
Drayton Wise	$500,000	40%	75%	25%	100%	100%	$200,000

55        INSMED PROXY STATEMENT

Annual Long-term Equity Incentives.

One of the guiding principles of our executive compensation program is pay for performance, and we believe that a significant portion of our executives’ compensation should be performance-based to create appropriate incentives and rewards for achieving strategic goals that are critical drivers of shareholder value. In addition, the Compensation Committee believes and considers the following in approving equity plan design and award values:

●	Equity-based compensation creates an ownership culture that rewards our executives for maximizing shareholder value sustainably over time, and, in combination with stock ownership, aligns our executives’ interests with those of our shareholders

●	Equity incentives reward our executives for their contributions to the long-term success of the Company

●	The combination of stock options and RSUs drives performance and a long-term mindset while encouraging retention

●	We believe stock options are a form of performance-based incentive compensation because they require stock price appreciation to deliver value to the holder, thereby aligning compensation earned with value shareholders receive over the same period of time

In determining the equity compensation awards to grant to our named executive officers in 2022, the Board, with respect to our President and CEO, and the Compensation Committee, with respect to our remaining named executive officers, considered each named executive officer’s role, the advice of our independent compensation consultant, and information regarding comparative equity compensation awards received by the executives in our peer group in the context of total compensation. Individual performance prior to the grant date was also considered. Generally, 75% of the award value is made in the form of stock options and 25% of the award value is made in the form of RSUs.

The Board, with respect to our President and CEO, and the Compensation Committee, with respect to our remaining named executive officers, may also grant equity awards from time to time in recognition of a named executive officer’s expanded duties and responsibilities or continuing contributions to the Company’s performance. In connection with Mr. Drayton’s promotion to Chief Commercial Officer, an additional award of stock options and RSUs was made to reflect his expanded role and to better align total compensation for his new role relative to market.

Based on these considerations, our named executive officers received the following annual equity incentive awards in 2022.

56        INSMED PROXY STATEMENT

NAME	DATE OF GRANT	OPTIONS GRANTED[1,2]	RSUs GRANTED[3]
William H. Lewis	1/6/2022 5/11/2022	148,540 224,450	30,741 47,598
Sara Bonstein	1/6/2022 5/11/2022	62,840 94,960	13,006 20,137
Roger Adsett	1/6/2022 5/11/2022	85,690 129,490	17,735 27,460
Martina Flammer, M.D.	1/6/2022 5/11/2022	68,560 103,590	14,188 21,968
Drayton Wise[4]	1/6/2022 5/11/2022 5/23/2022	14,850 22,440 164,580	3,074 4,759 26,236

1.	Options granted on January 6, 2022 and May 11, 2022 have an exercise price of $26.43 and $17.07, respectively, the per-share closing price of our Common Stock on that date.

2.	Shares of our Common Stock underlying these options vest over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant and 12.5% of the shares vesting every six months thereafter until the fourth anniversary of the date of grant.

3.	The RSUs vest 25% on each anniversary of the date of grant through the fourth anniversary of the date of grant.

4.	On May 23, 2022, Mr. Wise received an award of options and RSUs in connection with his promotion to Chief Commercial Officer. Options granted on May 23, 2022 have an exercise price of $20.01, the per-share closing price of our Common Stock on that date.

2022 Performance-Based Restricted Stock Units.

In January 2022, select senior leaders, including our named executive officers, also received an award of PSUs. These awards reflected a combination of objectives to complement the existing annual awards of stock options and RSUs, which included retaining senior leaders through a critical period related to brensocatib and aligning senior leaders with unlocking value for our shareholders on an appropriately aggressive timeline.

The PSUs can vest upon the achievement of performance conditions based on brensocatib milestones, our TSR relative to the Nasdaq Biotech Index constituents, and service, as summarized below. The Compensation Committee and Board believe these goals to be appropriately challenging with strong alignment to shareholder interests as it relates to the time horizon, total shareholder return modifier and final vesting being tied to the FDA accepting a new drug application (“NDA”) from Insmed for brensocatib. If the milestone conditions are not achieved, if Insmed’s TSR is negative or below the 25th percentile relative to the Nasdaq Biotech Index constituents, if an executive does not remain in continuous employment as explained below, or if the FDA does not accept the NDA, no PSUs will vest.

57        INSMED PROXY STATEMENT

Milestone Conditions

The issuance of a press release announcing certain top-line results from the ASPEN trial within a defined time horizon and the acceptance of an NDA by the FDA for brensocatib.

If the milestone conditions are achieved, the PSUs would vest subject to the two further requirements summarized below.

Relative TSR Modifier

To ensure any results related to brensocatib align with the creation of value for our long-term shareholders, a relative TSR modifier will be applied to any PSUs that vest as a result of achieving the milestone conditions. TSR will be assessed through the 30-days following a press release filing, with comparisons made to the Nasdaq Biotech Index constituents as follows:

●    If Insmed’s TSR is negative, or if Insmed’s TSR ranks below the 25th percentile, no PSUs will vest regardless of milestone and service achievements

●    If Insmed’s TSR is at or above the 25th percentile and less than the 50th percentile, a 0.5x modifier will apply, reducing the number of PSUs that vest by 50%

●    If Insmed’s TSR is at or above the 50th percentile and less than the 75th percentile, a 1.0x modifier will apply

●    If Insmed’s TSR is at or above the 75th percentile, and less than the 90th percentile, a 2.0x modifier will apply

●    If Insmed’s TSR is at or above the 90th percentile, indicating significant value has been created for our shareholders relative to peers, a 2.5x modifier will apply

Service Conditions

●    To ensure PSUs meet the objective of retaining senior leaders during this period, a recipient must remain in continuous employment with the Company through the later of the third anniversary of the grant date and the date an NDA for brensocatib is accepted by the FDA.

●    If Insmed does not file an NDA due to the clinical trial results, or the FDA does not accept an NDA, for brensocatib, PSUs will not vest.

58        INSMED PROXY STATEMENT

In determining the value of these incremental awards, the Compensation Committee considered the objectives of the award, the challenging nature of the performance goals and the target values for the annual equity grants. Based on these considerations, our named executive officers received the following PSU awards in 2022.

NAME	DATE OF GRANT	NUMBER OF PSUs GRANTED
William H. Lewis	1/6/2022	61,484
Sara Bonstein	1/6/2022	26,013
Roger Adsett	1/6/2022	35,472
Martina Flammer, M.D.	1/6/2022	28,377
Drayton Wise	1/6/2022	6,149

On the date the PSUs were granted, the performance conditions necessary for vesting were not deemed probable given the nature of the milestone goals. Accordingly, and reflecting the required accounting treatment for the PSUs, no value is attributed to them in the Summary Compensation Table at this time. In approving the awards, the Compensation Committee considered the potential value of the awards under various scenarios and determined that an appropriate “target” value would be 25% of a named executive officer’s annual equity grant value if both the milestone goals and a 1.0 relative TSR modifier were achieved.

Other Benefits.

We maintain several other benefit programs that are offered to all employees including executives on an equivalent basis, which include coverage for health insurance, dental insurance, life and disability insurance, and a 401(k) plan. With respect to our 401(k) plan, the Company will deposit a matching contribution of 100% of deferrals up to 4% of an employee’s eligible compensation (subject to any maximum applicable limits under the Internal Revenue Service regulations). We also maintain an Employee Stock Purchase Plan whereby eligible employees, including executives, are given the opportunity to purchase Common Stock at a discounted price through payroll deductions. We do not have any defined benefit plans or non-qualified deferred compensation plans. From time to time, we may also provide employees with certain other limited perquisites.

Severance and Change in Control Benefits.

As discussed in further detail in “Potential Payments Upon Termination,” we have entered into employment agreements with each of our named executive officers that, in addition to other items, provide for certain severance and change in control payments. We believe that the existence of these potential benefits will discourage turnover and mitigate the influence of a potential change in control on an executive officer’s decision-making due to concerns regarding job security. The employment agreements with our named executive officers do not provide for single-trigger vesting on a change in control or tax gross-up payments. See “Potential Payments Upon Termination” for additional information.

59        INSMED PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and based on the review and discussions with management of the CD&A, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report.

The Compensation Committee

David R. Brennan, Chair

Alfred F. Altomari

Leo Lee

Summary Compensation Table.

The following table sets forth information regarding compensation earned by the named executive officers in 2022, 2021 and 2020.

To improve readability, the following columns have been removed from the table as there is no reportable information with respect to these items: “Change in Pension Value” and “Nonqualified Deferred Compensation Earnings.”

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)[1]	OPTION AWARDS ($)[2]	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)[3]	ALL OTHER COMPENSATION ($)[4]	TOTAL ($)
William H. Lewis	2022	$734,850	—	$1,624,982	$4,872,967	$514,400	$42,699	$7,789,898
President and	2021	$710,000	—	$1,499,969	$4,499,673	$601,400	$11,600	$7,322,642
CEO	2020	$659,720	—	$1,249,986	$3,749,998	$514,600	$11,400	$6,185,704
Sara Bonstein	2022	$477,580	—	$687,487	$2,061,581	$191,100	$15,500	$3,433,248
Chief Financial	2021	$460,320	—	$687,489	$2,062,368	$227,000	$14,900	$3,452,077
Officer	2020	$386,615	$75,000	—	$2,024,075	$224,700	$11,400	$2,721,791
Roger Adsett	2022	$560,190	—	$937,478	$2,811,222	$262,600	$71,905	$4,643,395
Chief Operating	2021	$529,730	—	$749,968	$2,249,837	$326,500	$14,900	$3,870,935
Officer	2020	$514,300	—	$624,981	$1,875,065	$264,900	$14,700	$3,293,946
Martina Flammer, M.D. Chief Medical Officer	2022 2021 2020	$534,320 $517,500 $500,000	— — $150,000	$749,983 $749,968 $249,993	$2,249,087 $2,249,837 $2,749,964	$213,800 $255,200 $267,600	$15,500 $14,900 $16,813	$3,762,690 $3,787,405 $3,934,370
Drayton Wise Chief Commercial Officer	2022	$478,563	—	$687,464	$2,580,651	$200,000	$71,436	$4,018,114

60        INSMED PROXY STATEMENT

1	Amounts in this column reflect grant date fair values of RSUs granted each year, calculated in accordance with FASB ASC Topic 718. Amounts are based on the closing price of our Common Stock on the Nasdaq Global Select Market on the date of grant. On January 6, 2022, PSUs were granted to each of our named executive officers, the vesting of which are subject to performance conditions. On the grant date, the performance conditions were deemed not probable and, therefore, no value is included in the Stock Awards or Total columns for the PSUs. Assuming the highest level of performance conditions will be achieved, the grant date fair values of the PSUs granted on January 6, 2022, calculated in accordance with FASB ASC Topic 718, are as follows: Mr. Lewis, $6,013,135; Ms. Bonstein, $2,544,091; Mr. Adsett, $3,469,162; Dr. Flammer, $2,775,290; and Mr. Wise, $601,392.

2.	Amounts in this column reflect grant date fair values of stock option awards granted each year, calculated in accordance with FASB ASC Topic 718. The stock options expire 10 years from the date of grant, and the exercise price equals the closing price of our Common Stock on the date of grant. See Note 10, “Stock-Based Compensation” of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, regarding assumptions underlying valuation of all equity awards.

3.	Amounts in this column represent annual cash incentive awards paid to each executive officer under our annual cash incentive program. For further information, see “Components of Compensation—Annual Cash Incentives.”

4.	The amounts in the “All Other Compensation” column consist of the following amounts:

•	In 2020, 2021, and 2022, Mr. Lewis received $11,400, $11,600 and $12,200, respectively, pursuant to our 401(k) plan. In 2022, we also paid $30,499 in travel expenses on Mr. Lewis’ behalf.

•	In 2020, 2021, and 2022, Ms. Bonstein received $11,400, $11,600 and $12,200, respectively, pursuant to our 401(k) plan. In 2021, and 2022, Ms. Bonstein also received an additional $3,300 per year in health savings account (“HSA”) contributions pursuant to her participation in a tax qualified HSA.

•	In 2020, 2021, and 2022, Mr. Adsett received $11,400, $11,600, and $12,200, respectively, pursuant to our 401(k) plan. In 2020, 2021, and 2022, Mr. Adsett also received an additional $3,300 per year in HSA contributions pursuant to his participation in a tax qualified HSA. In 2022, we also paid $56,405 in travel expenses on Mr. Adsett’s behalf.

•	In 2020, 2021, and 2022, Dr. Flammer received $11,400, $11,600, and $12,200, respectively, pursuant to our 401(k) plan. In 2020, 2021, and 2022, Dr. Flammer also received an additional $3,300 in HSA contributions pursuant to her participation in a tax qualified HSA. In 2020, Dr. Flammer was reimbursed $2,113 in relocation expenses.

•	In 2022, Mr. Wise received $12,200, pursuant to our 401(k) plan. In 2022, we also paid $59,236 in travel expenses on Mr. Wise’s behalf.

61        INSMED PROXY STATEMENT

2022 Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual cash incentive awards and equity grants made to our named executive officers during the year ended December 31, 2022. No other plan-based awards were granted to any of our named executive officers during 2022.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS[1]			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[2]
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF RESTRICTED STOCK UNITS (RSUS) (#)[3]	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)[4]	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)[5]
	—	—	514,395	1,028,790	—	—	—	—	—	—	—
	1/6/2022 (options)	—	—	—	—	—	—	—	148,540	26.43	2,437,437
William	1/6/2022 (RSUs)	—	—	—	—	—	—	30,741	—	—	812,485
H. Lewis	1/6/2022 (PSUs)	—	—	—	—	61,484	153,710	—	—	—	—
	5/11/2022 (options)	—	—	—	—	—	—	—	224,450	17.07	2,435,529
	5/11/2022 (RSUs)	—	—	—	—	—	—	47,598	—	—	812,498
	—	—	191,032	417,883	—	—	—	—	—	—	—
	1/6/2022 (options)	—	—	—	—	—	—	—	62,840	26.43	1,031,160
Sara	1/6/2022 (RSUs)	—	—	—	—	—	—	13,006	—	—	343,749
Bonstein	1/6/2022 (PSUs)	—	—	—	—	26,013	65,033	—	—	—	—
	5/11/2022 (options)	—	—	—	—	—	—	—	94,960	17.07	1,030,420
	5/11/2022 (RSUs)	—	—	—	—	—	—	20,137	—	—	343,739
	—	—	280,095	612,708	—	—	—	—	—	—	—
	1/6/2022 (options)	—	—	—	—	—	—	—	85,690	26.43	1,406,113
Roger	1/6/2022 (RSUs)	—	—	—	—	—	—	17,735	—	—	468,736
Adsett	1/6/2022 (PSUs)	—	—	—	—	35,472	88,680	—	—	—	—
	5/11/2022 (options)	—	—	—	—	—	—	—	129,490	17.07	1,405,109
	5/11/2022 (RSUs)	—	—	—	—	—	—	27,460	—	—	468,742
Martina Flammer, M.D.	— 1/6/2022 (options) 1/6/2022 (RSUs) 1/6/2022 (PSUs) 5/11/2022 (options) 5/11/2022 (RSUs)	— — — — — —	213,728 — — — — —	467,530 — — — — —	— — — — — —	— — — 28,377 — —	— — — 70,943 — —	— — 14,188 — — 21,968	— 68,560 — — 103,590 —	— 26.43 — — 17.07 —	— 1,125,022 374,989 — 1,124,065 374,994
	—	—	200,000	437,500	—	—	—	—	—	—	—
	1/6/2022 (options)	—	—	—	—	—	—	—	14,850	26.43	243,678
	1/6/2022 (RSUs)	—	—	—	—	—	—	3,074	—	—	81,246
Drayton	1/6/2022 (PSUs)	—	—	—	—	6,149	15,373	—	—	—	—
Wise	5/11/2022 (options)	—	—	—	—	—	—	—	22,440	17.07	243,499
	5/11/2022 (RSUs)	—	—	—	—	—	—	4,759	—	—	81,236
	5/23/2022 (options)	—	—	—	—	—	—	—	164,580	20.01	2,093,474
	5/23/2022 (RSUs)	—	—	—	—	—	—	26,236	—	—	524,982

62        INSMED PROXY STATEMENT

1	Constitutes threshold, target, and maximum award opportunities for our named executive officers under our annual cash incentive program. See “Components of Compensation—Annual Cash Incentives” for information regarding the criteria applied in determining the amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

2.	PSUs were granted to our named executive officers on January 6, 2022 pursuant to the 2019 Incentive Plan. The PSUs vest upon the achievement of two performance conditions, a service condition, and a market condition. The performance conditions are the issuance of a press release announcing certain top-line results from the ASPEN trial within a defined time horizon and the acceptance of an NDA by the FDA for brensocatib. The service condition is continuous employment with the Company through the later of (i) the third anniversary of the grant date of the PSU award and (ii) the date an NDA for brensocatib is accepted by the FDA. The potential payout of the awards ranges from 0% to 250% of the target, dependent on a market condition that is based on the Company’s TSR compared to Nasdaq Biotech Index constituents.

3.	The amounts shown in this column reflect RSUs granted to our named executive officers pursuant to our equity incentive plans. The vesting schedule for these grants is 25% on each anniversary of the date of grant through the fourth anniversary of the date of grant.

4.	The amounts shown in this column reflect stock options granted to our named executive officers pursuant to our 2019 Incentive Plan. The vesting schedule for these grants is 25% on the first anniversary of the date of grant and 12.5% of the shares vesting on each six-month anniversary thereafter until the fourth anniversary of the date of grant.

5.	Reflects grant date fair values of option, RSU and PSU and option awards granted during the applicable year, calculated in accordance with FASB ASC Topic 718. See Note 10, “Stock-Based Compensation” of the consolidated financial statements in the Company’s Annual Report on Form 10-K for year ended December 31, 2022, regarding assumptions underlying valuation of all equity awards.

Narrative Disclosure to Summary Compensation Table and 2022 Grants of Plan-Based Awards Table

The employment agreements for our named executive officers generally provide for no fixed termination or other expiration dates. See “Potential Payments Upon Termination” for information regarding the terms of these agreements that would be relevant in the event of the executive’s termination or upon a change in control.

63        INSMED PROXY STATEMENT

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth certain information regarding the equity awards held by each of our named executive officers as of December 31, 2022.

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE[1]	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)[2]	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)
William H. Lewis	45,120	—	—	$20.49	01/10/2024	—	—	—	—
	150,000	—	—	$22.76	05/21/2025	—	—	—	—
	142,080	—	—	$17.16	05/17/2027	—	—	—	—
	200,290	—	—	$30.46	01/04/2028	—	—	—	—
	485,747	69,393	—	$13.91	01/03/2029	—	—	—	—
	176,619	105,971	—	$23.75	01/03/2030	—	—	—	—
	41,040	68,400	—	$34.03	01/07/2031	—	—	—	—
	51,480	85,800	—	$26.46	05/12/2031	—	—	—	—
	—	148,540	—	$26.43	01/06/2032	—	—	—	—
	—	224,450	—	$17.07	05/11/2032	—	—	—	—
	—	—	—	—	—	155,377[3]	$3,104,432	—	—
	—	—	—	—	—	61,484[4]	$1,228,450	—	—

	55,500(5)	—	—	$14.24	10/31/2023	—	—	—	—
	50,000(5)	—	—	$12.58	6/2/2024	—	—	—	—
	175,530(5)	—	—	$13.67	1/5/2027	—	—	—	—

	67,257(6)	—	—	$12.44	5/23/2023	—	—	—	—
	83,334(6)	—	—	$12.44	5/23/2023	—	—	—	—
	83,333(6)	—	—	$12.44	5/23/2023	—	—	—	—
	57,000(6)	—	—	$14.24	10/31/2023	—	—	—	—
	245,950(6)	—	—	$10.85	5/19/2026	—	—	—	—
	57,275	34,365	—	$28.88	02/03/2030	—	—	—	—
	21,806	13,084	—	$24.70	05/12/2030	—	—	—	—
	17,100	28,500	—	$34.03	01/07/2031	—	—	—	—
Sara Bonstein	25,740	42,900	—	$26.46	05/12/2031	—	—	—	—
	—	62,840	—	$26.43	01/06/2032	—	—	—	—
	—	94,960	—	$17.07	05/11/2032	—	—	—	—
	—	—	—	—	—	50,660[3]	$1,012,187	—	—
	—	—	—	—	—	26,013[4]	$519,740	—	—
	88,060	—	—	$14.56	10/03/2026	—	—	—	—
	82,280	—	—	$13.67	01/05/2027	—	—	—	—
	76,600	—	—	$17.16	05/17/2027	—	—	—	—
	80,970	—	—	$30.46	01/04/2028	—	—	—	—
	202,396	28,914	—	$13.91	01/03/2029	—	—	—	—
Roger Adsett	88,312	52,988	—	$23.75	01/03/2030	—	—	—	—
	20,520	34,200	—	$34.03	01/07/2031	—	—	—	—
	25,740	42,900	—	$26.46	05/12/2031	—	—	—	—
	—	85,690	—	$26.43	01/06/2032	—	—	—	—
	—	129,490	—	$17.07	05/11/2032	—	—	—	—
	—	—	—	—	—	82,635[3]	$1,651,047	—	—
	—	—	—	—	—	35,472[4]	$708,731	—	—

64        INSMED PROXY STATEMENT

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE[1]	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)[2]	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)
	94,369	56,621	—	$23.66	01/02/2030	—	—	—	—
	35,325	21,195	—	$23.75	01/03/2030	—	—	—	—
	20,520	34,200	—	$34.03	01/07/2031	—	—	—	—
Martina Flammer	25,740	42,900	—	$26.46	05/12/2031	—	—	—	—
	—	68,560	—	$26.43	01/06/2032	—	—	—	—
	—	103,590	—	$17.07	05/11/2032	—	—	—	—
	—	—	—	—	—	60,312[3]	$1,205,034	—	—
	—	—	—	—	—	28,377[4]	$566,972	—	—
	20,071	—	—	$19.11	02/10/2024	—	—	—	—
	6,250	—	—	$12.58	06/02/2024	—	—	—	—
	10,000	—	—	$16.07	01/08/2025	—	—	—	—
	7,000	—	—	$22.76	05/21/2025	—	—	—	—
	20,000	—	—	$19.25	10/27/2025	—	—	—	—
	11,500	—	—	$16.16	01/07/2026	—	—	—	—
	20,500	—	—	$10.85	05/19/2026	—	—	—	—
	17,000	—	—	$13.67	01/05/2027	—	—	—	—
	19,040	—	—	$17.16	05/17/2027	—	—	—	—
Drayton Wise	18,110	—	—	$30.46	01/04/2028	—	—	—	—
	36,435	5,205	—	$13.91	01/03/2029	—	—	—	—
	28,256	16,954	—	$23.75	01/03/2030	—	—	—	—
	4,275	7,125	—	$34.03	01/07/2031	—	—	—	—
	5,362	8,938	—	$26.46	05/12/2031	—	—	—	—
	—	14,850	—	$26.43	01/06/2032	—	—	—	—
	—	22,440	—	$17.07	05/11/2032	—	—	—	—
	—	164,580	—	$20.01	05/23/2032	—	—	—	—
	—	—	—	—	—	45,772[3]	$914,525	—	—
	—	—	—	—	—	6,149[4]	$122,857	—	—

1.	These stock options have a vesting schedule of 25% on the first anniversary of the date of grant and 12.5% on each six-month anniversary thereafter until the fourth anniversary of the date of grant.

2.	Reflects the closing price of $19.98 per share of the Company’s Common Stock on the Nasdaq Global Select Market on December 30, 2022.

3.	RSUs have a vesting schedule of 25% on each anniversary of the date of grant through the fourth anniversary of the date of grant.

4.	PSUs vest upon the achievement of two performance conditions, a service condition, and a market condition. The performance conditions are the issuance of a press release announcing certain top-line results from the ASPEN trial within a defined time horizon and the acceptance of an NDA by the FDA for brensocatib. The service condition is continuous employment with the Company through the later of (i) the third anniversary of the grant date of the PSU award and (ii) the date an NDA for brensocatib is accepted by the FDA. The potential payout of the awards ranges from 0% to 250% of the target, dependent on a market condition that is based on the Company’s TSR compared to Nasdaq Biotech Index constituents.

5	Awards are held indirectly by William H. Lewis through Article 4 Trust under William Lewis Family Legacy Trust U/A 11/2/2020.

6	Awards are held indirectly by William H. Lewis through Article 4 Trust under Katie Procter Dynasty Trust.

65        INSMED PROXY STATEMENT

Option Exercises and Stock Vested During 2022

The following table sets forth information with respect to stock options exercised and stock vested during the year ended December 31, 2022.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
William H. Lewis	410,028	6,480,258	48,331	1,138,609
Sara Bonstein	—	—	5,838	120,000
Roger Adsett	—	—	47,027	1,008,709
Martina Flammer	—	—	8,929	205,858
Drayton Wise	—	—	22,082	458,108

Potential Payments Upon Termination

Our named executive officers are entitled to payments and other benefits under their employment agreements in connection with their termination under certain circumstances. We believe that the existence of these potential benefits will discourage turnover and mitigate the influence of a potential change in control on an executive officer’s decision-making due to concerns regarding job security.

If Mr. Lewis’s employment is terminated by us without cause or by Mr. Lewis for good reason within two years after a change in control of the Company, Mr. Lewis will receive payment of accrued obligations (including any unpaid bonus for any completed fiscal year ending on or prior to his termination date and any accrued but unused vacation pay), a lump sum severance payment equal to two times the sum of his then applicable annual base salary plus two times his annual target bonus plus a pro-rata portion of his annual target bonus (calculated as the target bonus for the year of termination multiplied by the following fraction: (i) the number of days that Mr. Lewis was employed by the Company during that fiscal year, divided by (ii) 365), full vesting of all equity awards (other than any PSUs, which will vest in accordance with the applicable award agreement), and continuation for up to 18 months of health benefits provided he elects continued coverage under COBRA. Should Mr. Lewis’s employment be terminated by us without cause or by Mr. Lewis for good reason prior to the date of a change in control or more than two years after a change in control, he would be entitled to receive all of the foregoing benefits provided that his severance payment would instead be limited to one and one-half times his then applicable annual base salary and one times his target bonus for the year of termination (payable over an 18-month period), his pro-rata bonus would be based on actual performance for the year of termination, and his accelerated vesting would be limited to full vesting of all time-based equity awards granted at least one year prior to his termination date. Should Mr. Lewis’s employment be terminated due to his death or disability, Mr. Lewis or his estate would receive payment of accrued obligations, a pro-rata portion of his annual target bonus based on actual performance for the year of termination, and any insurance benefits to which he and his beneficiaries were entitled as a result of his death or disability.

66        INSMED PROXY STATEMENT

If Ms. Bonstein’s, Mr. Adsett’s, Dr. Flammer’s, or Mr. Wise’s employment is terminated by us without cause or by the departing executive for good reason within two years after a change in control of the Company, the departing executive will receive payment of accrued obligations, any earned but unpaid bonus for any completed fiscal year ending on or prior to his or her termination date, a lump sum severance payment equal to one and one-half times his or her then applicable annual base salary plus one and one-half times his or her annual target bonus plus a pro-rata portion of his or her annual target bonus (calculated as the target bonus for the year of termination multiplied by the following fraction: (i) the number of days that the Executive was employed by the Company during that fiscal year, divided by (ii) 365), full vesting of all equity awards (other than any PSUs, which will vest in accordance with the applicable award agreement), and a continuation of up to 18 months of health benefits provided he or she elects continued coverage under COBRA. Should Ms. Bonstein’s, Mr. Adsett’s, Dr. Flammer’s, or Mr. Wise’s employment be terminated by us without cause or by the departing executive for good reason prior to the date of a change in control or more than two years after a change in control, the departing executive would be entitled to receive all of the foregoing benefits provided that his or her severance payment would be limited to his or her then applicable annual base salary and instead be payable over a 12-month period, his or her pro-rata bonus would be based on actual performance for the year of termination, his or her equity award vesting would be limited to accelerated vesting of all time-based equity awards that would otherwise have vested within 12 months following his or her termination date, and his or her continuation of health benefits under COBRA would be limited to up to 12 months. Should the departing executive’s employment be terminated due to his or her death or disability, the executive or his or her estate would receive payment of accrued obligations, a pro-rata portion of his or her annual target bonus based on actual performance for the year of termination, any earned but unpaid bonus for any completed fiscal year ending on or prior to his or her termination date, and any insurance benefits to which he or she and his or her beneficiaries were entitled as a result of his or her death or disability.

67        INSMED PROXY STATEMENT

For purposes of the employment agreements, the term “cause” generally includes:

a.	a conviction of the executive, or a plea of nolo contendere, to a felony involving moral turpitude;

b.	willful misconduct or gross negligence by the executive resulting, in either case, in material economic harm to the Company or any related entities;

c.	a willful failure by the executive to carry out the reasonable and lawful directions of the Board and failure by the executive to remedy such willful failure within 30 days after receipt of written notice from the Board;

d.	fraud, embezzlement, theft or dishonesty of a material nature by the executive against the Company or any related entity, or a willful material violation by the executive of a policy or procedure of the Company or any related entity, resulting, in any case, in material economic harm to the Company or any related entity; or

e.	a willful material breach by the executive of his or her employment agreement and failure by the executive to remedy the material breach within 30 days after receipt of written notice from the Board.

For purposes of the employment agreements, the term “good reason” generally includes:

a.	a material diminution in the executive’s base compensation;

b.	a material diminution in the executive’s authority, duties, or responsibilities;

c.	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report (including, for Mr. Lewis, a requirement that Mr. Lewis report to a corporate officer or executive instead of reporting directly to the Board);

d.	the Company’s or related entity’s requiring the executive to be based at any office or location outside of 50 miles from the location of employment or service as of the effective date of his or her employment agreement, except for travel reasonably required in the performance of the executive’s responsibilities; or

e.	any other action or inaction that constitutes a material breach by the Company of the executive’s employment agreement.

For purposes of the employment agreements, the term “change in control” generally includes:

a.	the acquisition by another person of beneficial ownership of 40% or more of our Common Stock;

b.	a proxy contest that results in the replacement of a majority of the members of our Board;

c.	a reorganization, merger, statutory share exchange, or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, after which our shareholders change in proportion by more than 40%, or after which half or more of our Board has changed; or

d.	approval by our shareholders of a complete liquidation or dissolution of our Company.

To protect our business and goodwill, during the employment term and for a period of 12 months after the termination of an executive’s employment with us, each executive has agreed that he or she will not:

1.	engage in any activity in material competition with the business in which we engaged while the executive was employed by us;

2.	directly or indirectly recruit or solicit any person who is then our employee or was our employee at any time within six months prior to such solicitation; or

3.	solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of our clients or customers, or prospective clients or customers.

68        INSMED PROXY STATEMENT

The severance benefits that executives may be entitled to receive under these agreements and other benefits that the executives are entitled to receive under other plans may constitute parachute payments that are subject to the “golden parachute” rules of Section 280G of the Code and the excise tax of Section 4999 of the Code. If these payments are determined to be parachute payments, as calculated by our independent registered public accounting firm, the parachute payments will be reduced to the extent necessary to avoid any payments becoming nondeductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code. All severance benefits (other than accrued obligations and certain insurance benefits to which the executive may be entitled upon death or disability) are also subject to the execution and non-revocation of a general release of claims against the Company.

The table below summarizes the hypothetical payments that could have been made by us with respect to each of the named executive officers below, assuming that a qualified termination under the applicable agreement had occurred on December 31, 2022 as a result of termination without cause or for good reason during the two-year period immediately following a change in control.

	CASH SEVERANCE[1]	PRO-RATA BONUS[2]	VALUE OF ACCELERATED EQUITY[3]	TOTAL
William H. Lewis	$2,498,490	$514,395	$5,407,248	$8,420,133
Sara Bonstein	$1,002,918	$191,032	$1,808,264	$3,002,214
Roger Adsett	$1,260,428	$280,095	$2,912,102	$4,452,625
Martina Flammer, M.D.	$1,122,072	$213,728	$2,073,457	$3,409,257
Drayton Wise	$1,050,000	$200,000	$1,134,280	$2,384,280

1.	These payments would be payable to the executive upon a qualified termination under the applicable agreement. The cash severance figure for Mr. Lewis includes salary for two years plus two times the target bonus. The cash severance figures for Ms. Bonstein, Mr. Adsett, Dr. Flammer, and Mr. Wise include one and one-half times their salary and one and one-half times their target bonus.

2.	The value used in the table assumes the full target bonus for the year.

3.	The value represents the acceleration of all applicable equity awards outstanding as of December 31, 2022. The value realized upon the accelerated vesting of (i) stock options is calculated by multiplying the number of stock options subject to accelerated vesting by the difference between $19.98 the closing price of our Common Stock on December 30, 2022, and the exercise price of the options, and (ii) RSUs is calculated by multiplying the number of RSUs subject to accelerated vesting by $19.98.

69        INSMED PROXY STATEMENT

The following table summarizes the hypothetical payments that could have been made by us with respect to each of the named executive officers below assuming that a qualified termination under the applicable agreement had occurred on December 31, 2022 as a result of termination without cause or for good reason prior to the date of a change in control or following the two-year period after a change in control.

	CASH SEVERANCE[1]	PRO-RATA BONUS[2]	VALUE OF ACCELERATED EQUITY[3]	TOTAL
William H. Lewis	$1,616,670	$514,395	$1,960,435	$4,091,500
Sara Bonstein	$477,580	$191,032	$385,823	$1,054,435
Roger Adsett	$560,190	$280,095	$907,500	$1,747,785
Martina Flammer, M.D.	$534,320	$213,728	$472,043	$1,220,091
Drayton Wise	$500,000	$200,000	$365,572	$1,065,572

1.	These payments and other benefits would be payable to the executive upon a qualified termination under the applicable agreement. The cash severance figure for Mr. Lewis consists of one and one-half times his base salary plus target bonus for one year, while the figures for Ms. Bonstein, Mr. Adsett, Dr. Flammer, and Mr. Wise consist of their respective base salaries for one year.

2.	The value used in the table assumes the full target bonus for the year.

3.	For Mr. Lewis, the value represents the acceleration of all time-based vesting equity outstanding as of December 31, 2022 granted at least one year prior to the termination date. For Ms. Bonstein, Mr. Adsett, Dr. Flammer, and Mr. Wise, the value represents accelerated vesting of all time-based equity that would have otherwise vested within 12 months following the termination date. The value realized upon the accelerated vesting of (i) stock options is calculated by multiplying the number of stock options subject to accelerated vesting by the difference between $19.98, the closing price of our Common Stock on December 30, 2022, and the exercise price of the options, and (ii) RSUs is calculated by multiplying the number of RSUs subject to accelerated vesting by $19.98.

70        INSMED PROXY STATEMENT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors, and none of our executive officers served on the Compensation Committee or on the board of any company that employed any member of our Compensation Committee or our Board during the year ended December 31, 2022.

Dodd-Frank Mandated Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. Lewis, our President and CEO. Registrants may identify the median employee once every three years unless there has been a change in their employee population or employee compensation arrangements that the registrant reasonably believes would result in a significant change in pay ratio disclosure. The pay ratio included in this section is calculated in a manner consistent with Item 402(u) of Regulation S-K.

●	In 2022, we determined the median of the annual total compensation of all employees of our company (other than Mr. Lewis) for 2022 was $256,516.

●	For 2022, the annual total compensation of Mr. Lewis, as reported in the Summary Compensation Table, is $7,789,898.

Based on this information, the ratio of the median of the annual total compensation of all employees (other than Mr. Lewis) to the annual total compensation of Mr. Lewis was 1 to 30.37.

To identify the median of the annual total compensation of all of our employees (other than Mr. Lewis), as well as to determine the annual total compensation of our median employee, we took the following steps:

1.	We determined that, as of December 31, 2022, our employee population, excluding Mr. Lewis, consisted of approximately 735 individuals working either at Insmed Incorporated or one of our consolidated subsidiaries. This population consisted of our full-time, part-time, and temporary employees and, as permitted by SEC rules, excluded independent contractors or similar non-employee workers during 2022. We did not exclude any non-US employees from these calculations.

2.	To identify the “median employee” from our employee population, we compared the sum of each employee’s wages, aggregate fair value of equity awards, and target cash bonus for 2022. In doing so, we annualized the salary of all permanent employees who were hired in 2022 but did not work for us the entire fiscal year. The fair value of option awards granted during 2022 was calculated using the Black-Scholes valuation model pursuant to the assumptions described in Note 10, “Stock-Based Compensation” of the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. We did not make any cost-of-living adjustments in identifying the median employee.

3.	After identifying the median employee, we calculated annual total compensation for the employee using the same methodology we use for our named executive officers, as set forth in the Summary Compensation Table. This process resulted in a median employee with annual total compensation of $256,516 for 2022.

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our pay ratio, reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

71        INSMED PROXY STATEMENT

DODD-FRANK MANDATED PAY VERSUS PERFORMANCE DISCLOSURE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the Company must annually disclose in its proxy statement the relationship between Company performance and the “compensation actually paid” (CAP) to the Principal Executive Officer and other NEOs.

The following tables and related disclosures contain information regarding “compensation actually paid” to our Principal Executive Officer (“PEO”) and the average “compensation actually paid” to our NEOs for each of 2020, 2021 and 2022. The table also provides information regarding company performance over the same periods as well as the relationship of “compensation actually paid” to our PEO and NEOs to company performance. For information about how the Compensation Committee seeks to align pay with performance when making compensation decisions, see “Compensation Discussion and Analysis”.

Pay Versus Performance Table

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO[1]	COMPENSATION ACTUALLY PAID TO PEO[2,3]	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NAMED EXECUTIVE OFFICERS[4]	AVERAGE COMPENSATION ACTUALLY PAID TO NON- PEO NAMED EXECUTIVE OFFICERS[3,4,5]	TOTAL SHAREHOLDER RETURN[6]	PEER GROUP TOTAL SHAREHOLDER RETURN[7]	NET INCOME (IN THOUSANDS)
2022	$7,789,898	$4,334,915	$3,964,362	$2,740,466	$84	$111	$(481,534)
2021	$7,322,642	$2,807,467	$3,323,439	$1,870,969	$114	$125	$(434,654)
2020	$6,185,704	$12,656,157	$2,839,276	$4,418,181	$139	$126	$(294,090)

1.	Reflects compensation (as reported in the Summary Compensation Table (“SCT”)) for our Chairman and Chief Executive Officer, Mr. Lewis, who served as our PEO in 2020, 2021, and 2022.

2.	Calculated in accordance with Item 402(v)(2) of Regulation S-K. The following adjustments were made to Mr. Lewis’ total compensation as reported in the SCT for each year to determine “compensation actually paid”.

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YEAR	SUMMARY COMPENSATION TABLE TOTAL	DEDUCTIONS FOR REPORTED GRANT DATE FAIR VALUE OF STOCK AWARDSA	DEDUCTIONS FOR REPORTED GRANT DATE FAIR VALUE OF OPTION AWARDSA	ADDITIONS FOR PAY VERSUS PERFORMANCE EQUITY ADJUSTMENTSB	COMPENSATION ACTUALLY PAID
2022	$7,789,898	$(1,624,982)	$(4,872,967)	$3,042,966	$4,334,915
2021	$7,322,642	$(1,499,969)	$(4,499,673)	$1,484,467	$2,807,467
2020	$6,185,704	$(1,249,986)	$(3,749,998)	$11,470,437	$12,656,157

A.	Reflects the amounts reported in the Stock Awards and Option Awards columns of the SCT in the relevant years.

B.	The pay versus performance equity adjustments reflect the aggregated sum of the following values for the respective years.

YEAR	YEAR-END FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN THE COVERED YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS	YEAR OVER YEAR CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE COVERED YEAR	TOTAL PAY VERSUS PERFORMANCE EQUITY ADJUSTMENTS
2022	$6,205,073	$(2,171,008)	$(991,099)	$3,042,966
2021	$5,178,718	$(2,774,420)	$(919,831)	$1,484,467
2020	$7,254,113	$3,693,320	$(523,003)	$11,470,437

3.	Measurement date equity fair values are calculated with assumptions derived on a basis consistent with those used for grant date fair value purposes. RSUs are valued based on the closing stock price on the relevant measurement date. PSUs are valued with an assumed payout factor of 0%, consistent with the assumption for ASC 718 purposes. Stock options are valued using a Black-Scholes model as at the relevant measurement dates.

4.	Reflects compensation for the following non-PEO NEOs: 2022: Ms. Bonstein, Mr. Adsett, Dr. Flammer, and Mr. Wise

2021: Ms. Bonstein, Mr. Adsett, Dr. Flammer, Ms. Schaeffer, and Ms. Pellizzari
2020: Ms. Bonstein, Mr. Adsett, Dr. Flammer, Ms. Pellizzari, and Mr. Goll

5.	Average “compensation actually paid” for the non-PEO NEOs has been calculated in accordance with Item 402(v)(2) of Regulation S-K. The following adjustments were made to average SCT total compensation for each year to determine average “compensation actually paid.”

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YEAR	AVERAGE SUMMARY COMPENSATION TABLE TOTAL	DEDUCTIONS FOR AVERAGE REPORTED GRANT DATE FAIR VALUE OF STOCK AWARDSA	DEDUCTIONS FOR AVERAGE REPORTED GRANT DATE FAIR VALUE OF OPTION AWARDSA	ADDITIONS FOR AVERAGE PAY VERSUS PERFORMANCE EQUITY ADJUSTMENTSB	AVERAGE COMPENSATION ACTUALLY PAID
2022	$3,964,362	$(765,603)	$(2,425,635)	$1,967,342	$2,740,466
2021	$3,323,439	$(662,479)	$(1,987,359)	$1,197,368	$1,870,969
2020	$2,839,276	$(324,990)	$(1,779,836)	$3,683,731	$4,418,181

A.	Reflects the average amounts reported in the Stock Awards and Option Awards columns of the SCT in the relevant years.

B.	The pay versus performance equity adjustments reflect the aggregated sum of the following values for the respective years.

YEAR	AVERAGE YEAR-END FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN THE COVERED YEAR	AVERAGE YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS	AVERAGE YEAR OVER YEAR CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE COVERED YEAR	TOTAL PAY VERSUS PERFORMANCE EQUITY ADJUSTMENTS
2022	$3,073,419	$(725,458)	$(380,619)	$1,967,342
2021	$2,293,306	$(852,103)	$(243,835)	$1,197,368
2020	$2,962,880	$630,498	$90,353	$3,683,731

6.	Total shareholder return is the only financial performance measure that is currently, and was through the years presented in the table, used by the Company to link “compensation actually paid” to our NEOs to Company performance.

7.	The Nasdaq Biotechnology Index is the selected Peer Group for TSR comparisons.

74        INSMED PROXY STATEMENT

Compensation Actually Paid Versus Company Performance

The following graph visually describes the relationship between “compensation actually paid” to our PEO and the average “compensation actually paid” to our non-PEO NEOs, to the cumulative total shareholder return of Insmed. In addition, it compares the cumulative total shareholder return of Insmed to our selected peer group, the Nasdaq Biotechnology Index.

75        INSMED PROXY STATEMENT

The following graph visually describes the relationship between “compensation actually paid” to our PEO and the average “compensation actually paid” to our non-PEO NEOs, to net income (loss). Insmed does not consider net income (loss) as a relevant measure for determining our executive compensation given the lifecycle stage of our company. The movement in “compensation actually paid” across the three-year time horizon does not move meaningfully or deliberately in relation to the reported net income (loss).

76        INSMED PROXY STATEMENT

Tabular List of Company Performance Measures

As further described in our CD&A, we believe that the compensation opportunities for our NEOs should be predominantly variable with a significant portion in the form of short-term and long-term incentives. Given the current life-cycle stage of Insmed, financial measures do not feature meaningfully in our incentive plan design, which instead focuses on pipeline progress across our four pillars and stock price performance. For the fiscal year ending December 31, 2022, the only financial performance measure used to link “compensation actually paid” to our NEOs to company performance was total shareholder return. Total shareholder return will be used on a relative basis to assess performance in respect of the 2022 PSU awards, which currently remain unvested and outstanding, at the conclusion of the performance period. As a result of total shareholder return already being included in the pay versus performance table, no company-selected measure is reported.

TABULAR LIST OF MOST IMPORTANT

MEASURES

(1) Total Shareholder Return

77        INSMED PROXY STATEMENT

Director Compensation

Our Board determines the compensation of our non-employee directors based in part on recommendations made by the Compensation Committee. Based on data and advice provided by their independent consultant WTW, the Compensation Committee evaluates the form and amount of compensation for non-employee directors annually and recommends changes to our Board when appropriate. Our Board is currently compensated through a combination of cash retainers and equity awards in the form of RSUs. Our approach to Board compensation is intended to align our non-employee director compensation practices with the interests of our shareholders. This is achieved through setting compensation levels and practices informed by market median practices, using the same compensation peer group that is considered for our named executive officers. In addition, we have share ownership guidelines in place for our non-employee directors, with a target share ownership of three times the amount of each director’s annual retainer that should be achieved within five years after the adoption of the guidelines or first appointment to the Board, whichever is later. As of the Record Date, all of our non-employee directors who had been on the Board for at least five years exceeded the share ownership guidelines. Mr. Lewis is a director and an executive officer of the Company. He receives no additional compensation for serving on the Board. Our share ownership guidelines for Mr. Lewis are described under “Compensation Discussion and Analysis—Corporate Governance Perspectives on our Executive Compensation Program” above. No other director is an employee of the Company.

Fees Earned or Paid in Cash.

Our non-employee directors are paid quarterly retainer fees for their service on the Board. Our non-employee directors are not compensated for attending individual meetings of the Board on a per-meeting basis. During 2022, each non-employee director was paid a retainer totaling $50,000 annually. Mr. Brennan, the Lead Independent Director, was paid an additional retainer totaling $25,000. The Chair of the Nominations and Governance Committee was paid an additional annual fee of $10,000; the Chair of the Compensation Committee was paid an additional annual fee of $15,000; the Chair of the Audit Committee was paid an additional annual fee of $20,000; and the Chair of the Science and Technology Committee was paid an additional annual fee of $15,000. Annual retainer fees for non-chair committee members were paid as follows: members of the Nominations and Governance Committee, $5,000; members of the Compensation Committee, $7,500; members of the Audit Committee, $10,000; and members of the Science and Technology Committee, $7,500.

Grant of Restricted Stock Units.

On May 11, 2022 each non-employee director, other than Dr. Engelsen, received an annual equity-based grant with a grant date fair value of approximately $250,000 in the form of RSUs. Dr. Engelsen did not stand for re-election at the 2022 Annual Meeting and did not receive an equity-based grant as a result. The RSUs vest on the first anniversary of the date of the award, provided that the director attends at least 75% of the meetings of the Board during the year in which the award is made.

Other.

We reimburse all of our directors for expenses incurred in connection with their attendance at Board or committee meetings. We also provide director and officer insurance for all directors.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2022.

To improve readability, only the columns “Fees Earned or Paid in Cash,” “Stock Awards,” and “Total” have been included in the table. All other columns have been removed as there is no reportable information with respect to those compensation items.

78        INSMED PROXY STATEMENT

	FEES EARNED
NAME	OR PAID	STOCK AWARDS
	IN CASH ($)	($)123	TOTAL ($)

Alfred F. Altomari	$62,699	$250,000	$312,699
Elizabeth M. Anderson	$60,000	$250,000	$310,000
David R. Brennan	$92,301	$250,000	$342,301
Clarissa Desjardins, Ph.D.	$65,000	$250,000	$315,000
Steinar J. Engelsen, M.D.	$24,478	—	$24,478
Leo Lee	$65,000	$250,000	$315,000
David W.J. McGirr	$70,000	$250,000	$320,000
Carol A. Schafer	$65,000	$250,000	$315,000
Melvin Sharoky, M.D.	$62,500	$250,000	$312,500

1.	Amounts in this column reflect grant date fair values of stock awards granted during 2022, calculated in accordance with FASB ASC Topic 718.

2.	Each of our non-employee directors, except for Dr. Engelsen, who did not stand for re-election at the 2022 Annual Meeting, received a grant of 14,645 RSUs in May 2022. As of December 31, 2022, each of our non-employee directors held 14,645 RSUs.

3.	No option awards were granted to our directors in 2022. None of our non-employee directors held options as of December 31, 2022.

79        INSMED PROXY STATEMENT

Proposal No. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In Proposal 2, we are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our shareholders to cast a non-binding advisory vote regarding the frequency of future advisory votes on the compensation of our named executive officers. Shareholders may vote for a frequency of every one, two, or three years, or may abstain from voting.

Our Board has determined that an annual vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers is the most appropriate option for the Company. Accordingly, our Board recommends that the advisory vote on the compensation of our named executive officers occurs every year. Our Board believes that an annual advisory vote on the compensation of our named executive officers will allow our shareholders to provide timely, direct input on our executive compensation philosophy, policies, and practices as disclosure in the proxy statement each year.

Vote Required for Approval of this Proposal

Shareholders have the choice of voting for advisory votes on named executive officer compensation to occur once every one, two, or three years, or abstaining from the vote. The choice receiving the highest number of votes will be given due regard by, but will not be binding on, the Board. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. However, the Board will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory shareholder vote on the compensation of its named executive officers.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, FOR A SHAREHOLDER VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION TO TAKE PLACE EVERY YEAR.

80        INSMED PROXY STATEMENT

Proposal No. 4

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Information Relative to Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023. Shareholder ratification of the appointment of our independent registered public accounting firm is not required under Virginia law, our Articles of Incorporation or our Bylaws. However, the Board is submitting the appointment of Ernst & Young to our shareholders for ratification as a matter of good corporate governance. A representative of Ernst & Young is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The principal function of Ernst & Young is to audit our consolidated financial statements and attest on the effectiveness of our internal control over financial reporting and, in connection with these audits, to review certain related filings submitted to the SEC and to conduct limited reviews of the consolidated financial statements included in each of our quarterly reports. The aggregate fees billed for each of the last two years for professional services rendered by Ernst & Young, as well as information relating to the Audit Committee’s pre-approval policies and procedures, are detailed under “Audit Committee Report and Independent Auditor Fees.”

Vote Required for Approval of this Proposal

Ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes properly cast on this proposal at the Annual Meeting. Abstentions are not considered votes cast and, therefore, will have no effect on the voting outcome. If your shares are held in street name, your broker or agent has discretionary authority to vote shares held through it in the absence of your instruction regarding how your shares should be voted.

In the event that this proposal is not approved, the Audit Committee plans to consider the vote and the reasons therefore in future decisions on the selection of our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

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Proposal No. 5

APPROVAL OF THE INSMED INCORPORATED AMENDED AND RESTATED 2019 INCENTIVE PLAN

The 2019 Incentive Plan was approved by our shareholders at the 2019 Annual Meeting of Shareholders. Amendment No. 1, which provided for the issuance of 4,500,000 additional shares of Common Stock under the 2019 Incentive Plan, was approved by our shareholders at the 2020 Annual Meeting of Shareholders. The 2019 Incentive Plan was further amended by the Omnibus Amendment to Insmed Incorporated Incentive Plans, dated December 10, 2020, to permit the transfer of certain awards for estate-planning purposes. Amendment No. 2, which provided for the issuance of 2,750,000 additional shares of Common Stock under the 2019 Incentive Plan, was approved by our shareholders at the 2021 Annual Meeting of Shareholders. Amendment No. 3, which provided for the issuance of 3,000,000 additional shares of Common Stock under the 2019 Incentive Plan, among other changes, was approved by our shareholders at the 2022 Annual Meeting. The Board of Directors adopted on March 29, 2023, subject to shareholder approval, the Amended and Restated 2019 Incentive Plan (the “Amended and Restated 2019 Incentive Plan”), which amends and restates the 2019 Incentive Plan to provide for the issuance of 10,500,000 additional shares of Common Stock thereunder. In addition, the Amended and Restated 2019 Incentive Plan also (i) provides that each share of Common Stock subject to a full value award will be counted as 1.45 shares for purposes of calculating the number of shares of Common Stock available for issuance thereunder, (ii) limits the exceptions to the minimum vesting requirement, (iii) clarifies the term of tandem SARs (as defined below), (iv) clarifies the payment timing of dividends and dividend equivalents, and (v) provides the administrator with discretion to cancel awards in exchange for cash and/or other consideration in connection with a change in control. No other changes to the 2019 Incentive Plan are proposed or recommended. The Amended and Restated 2019 Incentive Plan is attached hereto as Appendix A.

Background and Purpose

If the Amended and Restated 2019 Incentive Plan is not approved, we will have remaining only 186,657 shares available for future grant under the 2019 Incentive Plan (plus any shares that might be returned to the 2019 Incentive Plan as a result of future cancellations, terminations, expirations, forfeitures, and lapses), based on awards outstanding as of the Record Date, and thereafter we will have limited ability to grant additional equity incentives under the 2019 Incentive Plan. Among other activities, we continue to focus on the successful commercialization of ARIKAYCE in the US, Europe and Japan for appropriate patients, continue to advance the post-approval confirmatory, frontline clinical trial program for ARIKAYCE, through the ARISE trial and the ENCORE trial, and continue to advance the ASPEN trial of brensocatib, to seek to confirm the positive results seen in the WILLOW trial and to support a new drug application. We expect these activities to result in continued increases in our employee headcount. To ensure that we have sufficient equity plan capacity to compensate and incentivize our employees as we undertake these activities, the Board adopted the Amended and Restated 2019 Incentive Plan and strongly recommends that our shareholders approve the Amended and Restated 2019 Incentive Plan.

Equity-based compensation is a vital part of our compensation program for our employees, including our named executive officers, and our non-employee directors. We believe equity-based compensation creates an ownership culture that rewards our executives for maximizing shareholder value over time and aligns the interests of our employees and directors with those of our shareholders. We have traditionally granted stock options to new hires in connection with their commencement of employment and stock options, as well as other forms of equity-based compensation, to key employees as part of their ongoing compensation packages. In 2018, we began granting RSUs to our employees. In 2022, we began granting PSUs to our executive officers and other key employees. We believe that providing these equity awards incentivizes employees, including management, to create long term shareholder value and aids in retention efforts, as awards generally vest over a number of years. In addition, we grant RSUs to non-employee directors annually as part of their compensation for service on the Board.

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The Board currently intends that the 10,500,000 shares requested under the Amended and Restated 2019 Incentive Plan, in addition to the 186,657 shares available for future grant under the Amended and Restated 2019 Incentive Plan (plus any shares that might be returned to the Amended and Restated 2019 Incentive Plan as a result of future cancellations, terminations, expirations, forfeitures and lapses), will be sufficient to fund the Company’s annual stock option and RSU grants to current employees, PSU grants to our executive officers and other current key employees, as well as equity grants to new hires for up to two years, which it believes appropriate taking into account the Company’s planned growth. Upon a review of the remaining shares available for grant under our 2019 Incentive Plan and the anticipated need for future equity award issuances, the Board approved the Amended and Restated 2019 Incentive Plan and the share pool authorized for issuance thereunder to ensure that we have sufficient equity plan capacity to continue to provide our eligible employees and directors with appropriate equity-based incentives.

In addition, the Amended and Restated 2019 Incentive Plan also provides that (i) each share of Common Stock subject to a full value award granted thereunder will reduce the number of shares of Common Stock available for issuance by 1.45 shares, and that each share of Common Stock subject to a full value award that is added back to the Amended and Restated 2019 Incentive Plan in accordance with the terms thereof will count towards such number as 1.45 shares, (ii) awards granted under the Amended and Restated 2019 Incentive Plan are subject to a minimum vesting period of one year, except in the case of substitute awards issued in connection with acquisitions, awards that vest in connection with the participant’s death or disability, or awards granted pursuant to the 5% share pool exception described in further detail below, (iii) tandem SARs shall have the same term (including any extension thereof) as the stock option to which they relate, (iv) no dividends or dividend equivalents will be paid in either cash or shares (other than shares subject to the same restrictions as the associated restricted stock) prior to the vesting of the portion of the award to which such dividends or dividend equivalents relate. We believe that these changes reflect best compensation governance practices in furtherance of shareholder interests, and (v) in the event of a change in control, the administrator may in its discretion provide that outstanding awards will be cancelled in exchange for cash and/or other consideration based on the fair market value of a share of Common Stock on the date of such change in control.

Key Considerations for Requesting Additional Shares

In determining the number of shares to be authorized under the Amended and Restated 2019 Incentive Plan, the Board considered the following principal factors:

●	Number of Shares Available for Grant under Existing Plan: As of the Record Date, 186,657 shares remained available for issuance under the 2019 Incentive Plan. There were no shares available to grant under prior incentive plans.

●	Number of Outstanding Awards Under All Plans: As of the Record Date, there were 19,216,126 outstanding stock options, which had a weighted average exercise price of $21.75 and a weighted average remaining contractual life of 7.13 years, there were 2,062,463 RSU awards outstanding, and there were 268,445 PSU awards outstanding at the target level.

●	Burn Rate: Burn rate measures our usage of shares for our stock plans as a percentage of our outstanding shares. For 2022, 2021, and 2020, our burn rate was 4.47%, 3.15%, and 4.05%, respectively, resulting in an average annual burn rate of 3.89% over a three-year period. The rates were calculated by dividing the number of shares subject to awards granted during the year net of forfeitures and cancellations by the weighted average number of shares outstanding during the year.

83        INSMED PROXY STATEMENT

New Plan Benefits

Awards under the Amended and Restated 2019 Incentive Plan are discretionary and the administrator has not yet determined to whom future awards will be made and the terms and conditions of such awards. As a result, no information is provided concerning the benefits to be delivered under the plan to any individual or group of individuals. Information about awards granted to our named executive officers and directors during 2022 can be found under the heading “Compensation Discussion and Analysis—2022 Grants of Plan-Based Awards” and “Director Compensation—Grant of Restricted Stock Units,” respectively. During 2022, awards covering 2,181,724 plan shares of Common Stock were granted to our executive officers, awards covering 146,450 plan shares were granted to our non-employee directors and awards covering 4,182,168 plan shares were granted to our other employees.

Amended and Restated 2019 Incentive Plan Summary

The following is a description of the material features of the Amended and Restated 2019 Incentive Plan. The following discussion is qualified in all respects by reference to the full text of the Amended and Restated 2019 Incentive Plan, attached hereto as Appendix A. The term “employees” in the following discussion is used to refer to officers and directors and other employees of the Company and its affiliates, where applicable.

Purpose and Eligibility.

The purpose of the Amended and Restated 2019 Incentive Plan is to advance the interests of the Company by aligning the individual interests of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, with the interests of Company shareholders, and by providing such individuals with an incentive to continue working toward and contributing to the success and progress of the Company. Employees of the Company and its affiliates, members of the Board, and other non-employee advisors or service providers are eligible to be considered for the grant of awards under the Amended and Restated 2019 Incentive Plan. As of the Record Date, approximately eight non-employee directors, seven executive officers and 773 other employees of the Company were so eligible.

Shares Subject to the Amended and Restated 2019 Incentive Plan and to Awards.

If the Amended and Restated 2019 Incentive Plan is approved, the maximum number of shares of Common Stock authorized thereunder is 24,250,000, including the 10,500,000 shares that would be added by the Amended and Restated 2019 Incentive Plan, plus any shares of Common Stock subject to outstanding awards under the 2017 Incentive Plan, the 2015 Incentive Plan or the 2013 Incentive Plan, as of May 16, 2019 (the effective date of the 2019 Incentive Plan), that, after such date, are canceled, terminate unearned, expire, are forfeited or lapse for any reason, or are settled in cash without the delivery of shares. Shares of Common Stock issued under the Amended and Restated 2019 Incentive Plan may either be authorized and unissued shares or previously issued shares acquired by the Company, including shares purchased in the open market. The number of shares of Common Stock available for issuance under the Amended and Restated 2019 Incentive Plan will be reduced by (i) one share for each share of Common Stock subject to a stock option or stock appreciation right (“SAR”) with an exercise or strike price of at least 100% of the fair market value of the underlying Common Stock on the date of grant, and (ii) 1.45 shares for each share of Common Stock subject to a full value award (e.g., restricted stock or RSUs (including PSUs)).

85        INSMED PROXY STATEMENT

The number of shares of Common Stock available for issuance under the Amended and Restated 2019 Incentive Plan will be increased to the extent that an award under the Amended and Restated 2019 Incentive Plan (or any award under the 2017 Incentive Plan, the 2015 Incentive Plan or the 2013 Incentive Plan that is outstanding as of May 16, 2019 (the effective date of the 2019 Incentive Plan)) is canceled, terminates unearned, expires, is forfeited, or lapses for any reason, or such an award is settled in cash without the delivery of shares to a participant, such that any shares of Common Stock subject to any such award will again be available for the grant of an award pursuant to the Amended and Restated 2019 Incentive Plan. Shares will not again be available for issuance under the plan if they are tendered in payment of an option exercise price or delivered or withheld to satisfy any tax withholding obligation. Additionally, shares covered by a stock-settled SAR that are not issued upon full settlement will also not again be available for issuance under the plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards under the Amended and Restated 2019 Incentive Plan will not be counted against the shares available for issuance under the Amended and Restated 2019 Incentive Plan. Any shares of Common Stock with respect to awards issued under the Amended and Restated 2019 Incentive Plan (or an award issued under the 2017 Incentive Plan, the 2015 Incentive Plan, or the 2013 Incentive Plan) that again become available for future grants will be added back to the share pool (i) as one share for each share of Common Stock subject to a stock option or SAR, and (ii) as 1.45 shares for each share of Common Stock subject to a full value award, provided, that awards issued under the 2017 Incentive Plan, the 2015 Incentive Plan, or the 2013 Incentive Plan will be considered full-value awards if they would have been full-value awards if issued under the Amended and Restated 2019 Incentive Plan and added back to the share pool as one share in all other cases.

If the Amended and Restated 2019 Incentive Plan is approved, the aggregate number of shares of Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Amended and Restated 2019 Incentive Plan will not exceed 24,250,000, including the 10,500,000 that are added by the Amended and Restated 2019 Incentive Plan.

Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines will not reduce the shares authorized for issuance under the Amended and Restated 2019 Incentive Plan. In addition, in the event that a company acquired by the Company, or with which the Company combines, has shares available under a shareholder-approved, pre-existing equity compensation plan, not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to such pre-existing plan (as adjusted in connection with such acquisition or combination) may be used for awards under the Amended and Restated 2019 Incentive Plan and will not reduce the shares authorized for issuance under the Amended and Restated 2019 Incentive Plan, provided that the awards using such available shares will not be made after the last day awards could have been made under the terms of the pre-existing plan absent the acquisition or combination and will not be granted to individuals who were employed by the Company or its subsidiaries at the time the acquisition or combination was consummated.

Administration.

The Amended and Restated 2019 Incentive Plan is administered by the Compensation Committee, or, in the absence of the Compensation Committee, the Board itself. Any power of the administrator may also be exercised by the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the administrator, the Board action will control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the administrator is authorized and empowered to do or perform under the Amended and Restated 2019 Incentive Plan; provided, however, that such authorization must specify the total number of awards (if any) such officer or officers may award pursuant to such delegated authority, and provided further that in no event may an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the individuals who are subject to Section 16 of the Exchange Act or report directly to such officer. Additionally, no such officer may grant any awards to himself or herself. The administrator may also delegate any or all aspects of the day-to-day administration of the Amended and Restated 2019 Incentive Plan to one or more officers or employees of the Company or any subsidiary, and/or to one or more agents.

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Subject to the provisions of the Amended and Restated 2019 Incentive Plan, the administrator has the authority to select the participants to receive awards and to grant such awards and to determine the terms and conditions of awards and the number of shares to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon achievement of performance conditions. All decisions, determinations and interpretations by the administrator are final and binding on all participants and all other persons holding or claiming rights under the plan or any award granted thereunder.

Awards.

The Amended and Restated 2019 Incentive Plan authorizes the grant of awards of stock options, SARs, restricted stock, and RSUs. Any award may be subject to performance conditions as determined by the administrator. The terms of awards will be determined by the administrator and set forth in an award agreement. The terms of any awards may vary among participants. Subject to the provisions of the Amended and Restated 2019 Incentive Plan, the administrator will specify before, at or after the time of grant the provisions governing the effects upon an award of a separation from service or other termination of service. Unless otherwise provided in an award agreement or another agreement, including an employment agreement, unvested awards will be forfeited immediately if a participant terminates his or her employment with the Company for any reason. Participants will not have any rights as a shareholder with respect to shares covered by an award until the date the participant becomes the holder of record of such shares. Awards granted under the plan are subject to a minimum vesting period of one year, except in the case of substitute awards issued in connection with acquisitions or awards that vest in connection with the participant’s death or disability. Additionally, the administrator has the authority to grant awards covering up to 5% of the plan’s share pool that are not subject to this minimum vesting requirement. With respect to awards that entitle a participant to dividends or dividend equivalents, in no event may such dividends or dividend equivalents, if any, be paid to the participant prior to the vesting of the portion of the award to which such dividends or dividend equivalents relate. The administrator may not accelerate the vesting or exercisability of all or any portion of an award following the grant date of such award unless (i) explicitly provided under the terms of an award agreement (subject to the minimum vesting requirement), (ii) explicitly provided under the terms of an employment or service agreement, or (iii) in connection with a change in control or a grantee’s death or disability.

Stock Options. Stock options granted under the Amended and Restated 2019 Incentive Plan may be either non-qualified stock options or ISOs under Section 422 of the Code. The exercise price of any stock option granted, other than substitute awards, may not be less than 100% of the fair market value of a share of our Common Stock on the date of grant (provided that the exercise price of an ISO granted to a participant who owns stock possessing more than 10 percent of the combined voting power of all classes of the Company’s stock (a “10% Shareholder”) will be at least 110% of the fair market value on such date). The option exercise price is payable in cash or such other method as determined by the administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise. Vesting may be based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of a stock option will in no event be greater than ten years (or, for an ISO granted to a 10% Shareholder, five years), provided that the term of a non-qualified stock option will be automatically extended if, at the time of its scheduled expiration, the participant holding such option is prohibited by law or by the Company’s insider trading policy from exercising such option. Any such extension will expire on the 30th day following the date such prohibition no longer applies.

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Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of an option is above the fair market value of a share of Common Stock, the Company may not, without shareholder approval: (i) reduce the exercise price of such option, (ii) exchange such option for cash, another award, or a new option or SAR with a lower exercise price, or (iii) otherwise reprice such option. Options may not be granted under the Amended and Restated 2019 Incentive Plan in consideration for, and will not be conditioned upon the delivery of shares to the Company in payment of the exercise price and/or tax withholding obligation under, any other option. Holders of a stock option will have no voting rights or rights to receive dividends or dividend equivalents with respect to their stock option until they become the holder of record of the underlying shares.

As of the Record Date, the fair market value of a share of our Common Stock, determined by the last reported sale price per share on that date as quoted on the Nasdaq Global Select Market, was $18.32.

Restricted Stock and Restricted Stock Units. The grant, issuance, retention, vesting, and/or settlement of any restricted stock or RSU award will occur at such time and be subject to such terms and conditions as determined by the administrator or under conditions established by the administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Participants who receive restricted stock will be entitled to receive all dividends and other distributions paid with respect to those shares unless determined otherwise by the administrator.

The administrator will determine whether such dividends or distributions will be automatically reinvested in additional restricted stock and/or subject to the same restrictions as the underlying restricted stock, or whether such dividends or distributions will be paid in cash. Unless otherwise set forth in the award agreement, prior to the time shares are issued to a participant under an RSU, the Company will pay or accrue dividend equivalents on each date that dividends are paid, and such dividend equivalents will be paid at the time specified in the award agreement. As described above, no dividends or dividend equivalents may be paid in cash or shares (other than shares subject to the same restrictions as the associated restricted stock) with respect to an award of restricted stock or RSUs prior to the vesting of the portion of the award to which such dividends or dividend equivalents relate. Unless otherwise determined by the administrator, participants holding shares of restricted stock may exercise full voting rights with respect to those shares during the period of restriction. Participants holding RSUs will not have voting rights with respect to the underlying shares until they become the holder of record of the underlying shares.

Stock Appreciation Rights. A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the aggregate market price of a specified number of shares of Common Stock at the time of the exercise over the exercise price of the right. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The exercise price may not be less than the fair market value of a share of our Common Stock on the date of grant. A SAR granted in tandem with a stock option will have an exercise price equal to the exercise price of the stock option to which it relates, as well as the same term (including any extensions thereof) of the stock option to which it relates. The administrator will determine the vesting requirements and the payment and other terms of a SAR, including the effect of termination of service of a participant. Vesting may be based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Other than in connection with a change in the Company’s capitalization, at any time when the exercise price of a SAR is above the fair market value of a share of Common Stock, the Company may not, without shareholder approval: (i) reduce the exercise price of such SAR, (ii) exchange such SAR for cash, another award, or a new option or SAR with a lower exercise price, or (iii) otherwise reprice such SAR. Holders of a SAR will have no voting rights or rights to receive dividends or dividend equivalents with respect to their SAR until they become the holder of record of the underlying shares.

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Adjustment and Change in Control.

The number and kind of shares of Common Stock available for issuance (including under any awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in the Amended and Restated 2019 Incentive Plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares available under the Amended and Restated 2019 Incentive Plan and subject to awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares to reflect a deemed reinvestment in shares of the amount distributed to the Company’s security holders. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number or kind of shares subject to such award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards. No fractional shares of Common Stock will be issued pursuant to such an adjustment. In the event there is any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock will have been changed, or for which it will have been exchanged, by reason of a change in control, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different awards or different types of awards. In addition, in the event of such change, the administrator may accelerate the time or times at which any award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

Unless otherwise expressly provided for in an award agreement or another agreement, including an employment agreement, in the event of a change in control, unless provision is made in connection with the change in control for (i) assumption of awards previously granted or (ii) substitution for such awards, or unless the administrator exercises the discretion to cancel outstanding awards in exchange for cash and/or other consideration as described further below, (A) the administrator will make an adjustment to any or all awards as the administrator deems appropriate to reflect such change in control or (B) (1) in the case of an option or SAR, the participant will have the ability to exercise such option or SAR, including any portion of the option or SAR not previously exercisable, and the unexercised portion of such option or SAR will be cancelled upon on the consummation of the change in control; (2) in the case of an award subject to performance conditions, the participant will have the right to receive a payment based on performance through a date determined by the administrator prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable); and (3) in the case of outstanding restricted stock and/or RSUs not subject to performance conditions, all conditions to the grant, issuance, retention, vesting, or transferability of, or any other restrictions applicable to, such award will immediately lapse. The administrator is not required to treat all participants, all awards, all awards held by a participant, all portions of a single award, or all awards of the same type identically.

In the event of a change in control, the administrator may in its discretion provide that outstanding awards, whether vested or unvested, will be cancelled in exchange for cash and/or other consideration with a value equal to (i) for awards other than options or SARs, the fair market value of the shares of Common Stock underlying such award on the date of such change in control or (ii) for options or SARs, the excess, if any, of the fair market value of the shares of Common Stock underlying such award on the date of such change in control over the aggregate exercise price. However, if the fair market value of a share of Common Stock on such date does not exceed the per share exercise price of the option or SAR, the administrator may cancel the option or SAR for no consideration.

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Unless otherwise expressly provided for in an award agreement or another agreement, including an employment agreement, or under the terms of a transaction constituting a change in control, the following will occur upon a participant’s involuntary termination of employment or other service within 24 months following a change in control, provided that such termination does not result from disability, cause, or gross misconduct: (i) in the case of an option or SAR, the participant will have the ability to exercise such option or SAR, including any portion of the option or SAR not previously exercisable, and the option or SAR will remain exercisable for a period of three years following such termination (or until expiration, if earlier), (ii) in the case of an award subject to performance conditions, the participant will have the right to receive a payment based on performance through a date determined by the administrator prior to the change in control (unless such performance cannot be determined, in which case the participant will have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding restricted stock and/or RSUs not subject to performance conditions, all conditions to the grant, issuance, retention, vesting, or transferability of, or any other restrictions applicable to, such award will immediately lapse.

Transferability.

No award may be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution; provided, however, that a participant may, with the prior approval of the Company’s General Counsel or Chief Financial Officer or one of their designees (provided that no such person may approve a transfer by such person), transfer an award, other than an ISO, for no consideration, to a family member (as defined in the General Instructions to Form S-8 under the Securities Act of 1933), in each case, with respect to whom such award or the exercise thereof (as applicable) is covered by an effective registration statement under the Securities Act of 1933 (collectively, the “Permitted Transferees”). Any award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the participant. During the participant’s lifetime, each option or SAR shall be exercisable only by the participant or by his or her Permitted Transferee to whom such options or SARs have been transferred during the participant’s lifetime and, after the participant’s death, with respect to outstanding options, by beneficiaries of the participant, by any such Permitted Transferee or as permitted by the administrator.

Duration of the Amended and Restated 2019 Incentive Plan.

Awards may not be granted under the Amended and Restated 2019 Incentive Plan after the tenth anniversary of the adoption by the Board of the 2019 Incentive Plan, which is April 3, 2029. Notwithstanding the foregoing, the Amended and Restated 2019 Incentive Plan may be terminated at such earlier time as the Board may determine. Termination of the Amended and Restated 2019 Incentive Plan will not affect the rights and obligations of the participants and the Company arising under awards granted prior to such termination.

Amendment and Termination.

Subject to limitations imposed by law, the Board may amend or terminate the Amended and Restated 2019 Incentive Plan at any time and the administrator may amend or alter any agreement or other document evidencing an award made under the Amended and Restated 2019 Incentive Plan. However, no such amendment may deprive the recipient of an award previously granted under the Amended and Restated 2019 Incentive Plan of any rights thereunder without his or her consent, unless the administrator determines that the amendment (i) is required or advisable to satisfy any law or regulation or avoid adverse financial accounting consequences, or (ii) is not reasonably likely to significantly diminish the benefits provided under the award, or that any diminishment has been adequately compensated. Notwithstanding the foregoing, no such amendment shall, without the approval of the shareholders of the Company:

a.	increase the maximum number of shares of Common Stock for which awards may be granted under the Amended and Restated 2019 Incentive Plan;

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b.	reduce the price at which options may be granted below the price provided for in the Amended and Restated 2019 Incentive Plan;

c.	reprice outstanding options or SARs;

d.	extend the term of the Amended and Restated 2019 Incentive Plan;

e.	change the class of persons eligible to be participants; or

f.	otherwise amend the Amended and Restated 2019 Incentive Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed, or quoted.

Recoupment Policy.

Participants and/or awards under the plan, including shares of Common Stock subject to an award, are subject to any applicable recovery, recoupment, clawback, and/or other forfeiture policies maintained by the Company from time to time in accordance with the provisions of such policies.

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FEDERAL INCOME TAX TREATMENT

The following discussion summarizes the material U.S. federal income tax consequences to the Company and the participants in connection with the Amended and Restated 2019 Incentive Plan under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual participant. The discussion is based on federal income tax laws in effect on the date of this Proxy Statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local, or foreign tax laws.

Nonqualified Options.

An employee will not recognize any income upon receipt of a nonqualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes at the time of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company will generally be entitled to a tax deduction in an amount equal to the ordinary income that an employee recognizes upon exercise.

Incentive Stock Options.

An employee who receives an ISO will not recognize any income for federal income tax purposes upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. The holder generally will not be taxed upon exercise, but the excess, if any, of the fair market value of the stock on the date of exercise over the option exercise price may subject the holder to the alternative minimum tax. If the holder does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long-term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long- or short-term capital gain depending on the length of time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

With respect to both nonqualified stock options and ISOs, special rules apply if an employee uses shares already held by the employee to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the employee.

Restricted Stock.

 .

Employees receiving restricted stock will not recognize any income upon receipt of the restricted stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or expire. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed or expire. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized. However, no later than 30 days after an employee receives the restricted stock, the employee may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the employee will not recognize any additional income. If the employee forfeits the shares to the Company, the employee may not claim a deduction with respect to the income recognized as a result of the election.

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Generally, when an employee disposes of shares acquired under the Amended and Restated 2019 Incentive Plan, the difference between the sales price and his or her basis in such shares will be treated as long- or short-term capital gain or loss depending upon the holding period for the shares.

Restricted Stock Units.

Employees who are granted RSUs do not recognize income at the time of the grant. When the award vests or is paid, participants recognize ordinary income in an amount equal to the fair market value of the units at such time, and the Company will receive a corresponding tax deduction.

Stock Appreciation Rights.

Upon exercise of a SAR, an employee will recognize taxable income in the amount of the cash received. An employee who receives unrestricted shares upon exercise of a SAR will recognize ordinary income in the year of exercise equal to the fair market value of the shares received. In either case, the Company will be entitled to an income tax deduction in the amount of such income recognized by the employee.

Potential Limitation on Deductions.

Section 162(m) of the Code places a limit of $1,000,000 on the amount the Company may deduct in any one year for compensation paid to each of the Company’s “covered employees.” The definition of “covered employee” includes anyone who was the Company’s CEO or CFO at any time during the year, as well as the Company’s three other most highly-compensated executive officers during the year, and any such individual who is or became a covered employee after December 31, 2016 will always be treated as a covered employee, even after termination of employment. For taxable years beginning after December 31, 2026, the definition of “covered employee” will also include the employees who are among the five highest compensated employees for the applicable taxable year other than the Company’s CEO, CFO, or three other most highly-compensated executive officers for such year. Accordingly, awards granted to the Company’s covered employees under the Amended and Restated 2019 Incentive Plan may not be fully deductible.

Federal Income Tax Consequences to the Company.

To the extent that a recipient recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Tax Withholding.

To the extent required by applicable federal, state, local or foreign law or practice, a participant will be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of the award.

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Section 409A.

Section 409A of the Code applies to any awards under the Amended and Restated 2019 Incentive Plan that are deemed to be deferred compensation. If the requirements of Section 409A of the Code are not met, the recipient may be required to include deferred compensation in taxable income, and additional taxes and interest may be assessed on such amounts. If any awards are subject to Section 409A of the Code, we intend to have the awards comply with Section 409A of the Code.

Equity Compensation Plan Information

In 2022, we made stock-based awards from our 2019 Incentive Plan, and have outstanding grants under our 2017 Incentive Plan, 2015 Incentive Plan, 2013 Incentive Plan and 2000 Stock Incentive Plan (together with the 2019 Incentive Plan, 2017 Incentive Plan, 2015 Incentive Plan, and the 2013 Incentive Plan, the “Plans”).

The 2019 Incentive Plan was adopted by the Board and approved by our shareholders on May 16, 2019. Under the terms of the 2019 Incentive Plan, we are authorized to grant a variety of incentive awards based on our Common Stock, including stock options (both incentive stock options and non-qualified stock options), performance options/shares and other stock awards, such as RSUs.

The following table presents information as of December 31, 2022 with respect to the Plans and inducement grants of stock options we made in connection with the hiring of various employees.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS AND RIGHTS	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS AND RIGHTS[1]	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity Compensation Plans Approved by Shareholders:			2,465,477
2019 Incentive Plan[2]	10,925,885	$24.01
2017 Incentive Plan[3]	2,682,990	$18.35	—
2015 Incentive Plan[4]	2,138,586	$15.84	—
2013 Stock Incentive Plan[5]	812,428	$15.25	—
2000 Stock Incentive Plan[6]	23,900	$6.90	—
Equity Compensation Plans Not Approved by Shareholders:			—
Individual Compensation Arrangements[7]	3,132,519	$25.09	—
Total	19,716,308		2,465,477

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1.	Does not include outstanding RSUs or PSUs, which do not require the payment of any exercise price upon their vesting.

2.	Represents shares of Common Stock issuable upon the exercise of outstanding stock options and vesting of outstanding RSUs and PSUs granted under our 2019 Incentive Plan.

3.	Represents shares of Common Stock issuable upon the exercise of outstanding stock options and vesting of outstanding RSUs granted under our 2017 Incentive Plan. To the extent that awards granted under the 2017 Incentive Plan terminate unearned, expire, or are canceled, forfeited, lapse for any reason, or are settled in cash without the delivery of shares, the shares of Common Stock underlying such grants will again become available for purposes of the 2019 Incentive Plan.

4.	Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under our 2015 Incentive Plan. To the extent that awards granted under the 2015 Incentive Plan terminate unearned, expire, or are canceled, forfeited, lapse for any reason, or are settled in cash without the delivery of shares, the shares of Common Stock underlying such grants will again become available for purposes of the 2019 Incentive Plan.

5.	Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under our 2013 Stock Incentive Plan. To the extent that awards granted under the 2013 Incentive Plan terminate unearned, expire, or are canceled or, forfeited, lapse for any reason, or are settled in cash without the delivery of shares, the shares of Common Stock underlying such grants will again become available for purposes of the 2019 Incentive Plan.

6.	Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under the 2000 Stock Incentive Plan.

7.	Represents outstanding inducement grants of stock options we made in connection with the hiring of various employees. The vesting schedule for the shares of Common Stock subject to these options is 25% on the first anniversary of the date of grant and 12.5% of the shares vesting on each six-month anniversary thereafter until the fourth anniversary of the date of grant.

Vote Required for Approval of this Proposal

Approval of the Amended and Restated 2019 Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker non-votes will not have an effect on the outcome of this proposal.

Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2019 INCENTIVE PLAN.

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Proposals for 2024 Annual Meeting

Shareholder proposals intended for inclusion in our proxy statement for the 2024 Annual Meeting of Shareholders must be received at our offices no later than the close of business on December 1, 2023. All such proposals must comply with Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, Insmed Incorporated, 700 US Highway 202/206, Bridgewater, New Jersey 08807.

Under our Bylaws, any shareholder (as defined in our Bylaws) who wishes to present other business or nominate a director candidate at the 2024 Annual Meeting of Shareholders must give timely written notice of any such business or nomination to our Corporate Secretary in advance of the meeting. Such written notice must comply with the requirements in our Bylaws and must be given, either by personal delivery or by United States registered or certified mail, postage prepaid, to our Corporate Secretary at the address given above no later than 120 days nor more than 150 days before the anniversary of the immediately preceding year’s annual meeting. Accordingly, for the 2024 Annual Meeting of Shareholders, our Corporate Secretary must receive such written notice no earlier than December 13, 2023 and no later than January 12, 2024. If the date of the 2024 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 11, 2024 (the anniversary of this year’s Annual Meeting), then the written notice must be received no later than the 120th day prior to such Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such Annual Meeting was first made. If a shareholder fails to meet these requirements or fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the named proxies may exercise discretionary voting authority under proxies that we solicit to vote on any such business or nomination in accordance with their best judgment. In addition to satisfying all of the requirements under our Bylaws, any shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting of Shareholders must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our Bylaws. Our Bylaws are available on our website at www.insmed.com under the heading “Investors—Corporate Governance” or by submitting a written request to the Corporate Secretary, Insmed Incorporated, 700 US Highway 202/206, Bridgewater, New Jersey 08807.

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Annual Report on Form 10-K

We will provide without charge to each person to whom this Proxy Statement has been made available on the written request of such person, a printed copy of our Annual Report on Form 10-K for the year ended December 31, 2022, including the financial statements and financial statement schedules. Requests should be directed to Mr. Michael A. Smith, Corporate Secretary, Insmed Incorporated, 700 US Highway 202/206, Bridgewater, New Jersey, 08807, (908) 977-9900. In connection with any such request, we will provide a list of exhibits to the Annual Report on Form 10-K for the year ended December 31, 2022, and will provide copies of any such exhibit upon the payment of a reasonable fee.

Separate Copies for Beneficial Holders

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single set of proxy materials to that address. Only one set of proxy materials will be delivered to such address unless they receive contrary directions from one or more of such beneficial owners. Any such beneficial owner can request a separate copy of these proxy materials by contacting our Corporate Secretary as described above, and we will promptly provide a separate copy. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of our proxy materials in the future, you will need to contact your broker, bank or other agent to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

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General Information about the

Annual Meeting and Voting

DISTRIBUTION OF PROXY SOLICITATION AND OTHER REQUIRED ANNUAL MEETING MATERIALS

The Board of Directors (the “Board”) of Insmed Incorporated is soliciting your proxy for the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) on May 11, 2023, at 9:00 a.m. Eastern Time, and any adjournment or postponement thereof. The Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/INSM2023. We intend to make the Proxy Statement and related proxy materials available to our shareholders on or about March 31, 2023.

Information about the Annual Meeting and Voting at or Prior to the Annual Meeting

Why Did I Receive a One-page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to mail to many of our shareholders a Notice of Internet Availability of the Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials. All shareholders receiving the Notice will have the ability to access the proxy materials over the Internet and receive a paper copy of the proxy materials by mail on request. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, the Notice contains instructions on how you may request proxy materials in printed form by mail or electronically on an ongoing basis. This process has allowed us to expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting.

Who May Vote Shares in Connection with the Annual Meeting?

Shareholders of record at the close of business on March 14, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, we had 136,428,466 outstanding shares of our common stock, $0.01 par value per share (the “Common Stock”). Each share of our Common Stock entitles the holder to one vote with respect to all matters submitted to shareholders at the Annual Meeting. Beneficial owners of shares of our Common Stock may direct the record holder of the shares on how to vote the shares held on their behalf.

Who May Participate in the Annual Meeting?

This year’s Annual Meeting will take place virtually through the Internet. We have designed the format of this year’s Annual Meeting to ensure that our shareholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in the Annual Meeting only if you were a shareholder of record as of the close of business on the Record Date, or if you hold a valid proxy for the meeting, as described below. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/INSM2023, you must enter the 16-digit control number found on your Notice, proxy card, or other proxy materials. If you do not have a control number, please contact the brokerage firm, bank, dealer, or other similar organization that holds your account as soon as possible so that you can be provided with a control number.

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What is a Shareholder of Record and How Can I Vote if I am a Shareholder of Record?

If, as of the close of business on the Record Date, shares of our Common Stock were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote by proxy in advance or at the Annual Meeting.

If you are a shareholder of record, you may vote or submit a proxy as follows:

1.	By Internet—

Before the Annual Meeting—You may authorize the voting of your shares by following the “Vote by Internet” instructions set forth on the Notice or proxy card through 11:59 p.m. Eastern Time on Wednesday, May 10, 2023. You must specify how you want your shares voted or your vote will not be completed and you will receive an error message.

During the Annual Meeting—You may vote online during the Annual Meeting. You may cast your vote electronically during the Annual Meeting using the 16-digit control number found on your Notice or proxy card or other proxy materials and following the instructions at www.virtualshareholdermeeting.com/INSM2023.

2.	By Telephone—Dial 1-800-690-6903 using any touch-tone phone to transmit your voting instructions through 11:59 p.m. Eastern Time on Wednesday, May 10, 2023. Have your Notice, proxy card, or other proxy materials in hand when you call and follow the voting instructions given to you over the phone.

3.	By Mail—Complete and sign the proxy card and mail it in accordance with the instructions on the proxy card. Completed proxy cards must be received by 11:59 p.m. Eastern Time on Wednesday, May 10, 2023.

In all cases, your shares will be voted according to your instructions.

What is a Beneficial Owner of Shares and How Can I Vote if I am a Beneficial Owner?

If, on the Record Date, your shares of our Common Stock were not held in your name with our transfer agent, but instead were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record of shares of our Common Stock for purposes of voting at the Annual Meeting and is required to vote those shares in accordance with your instructions. If you do not give instructions to the organization holding your account, then the organization will have discretion to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. See “What Matters at the Annual Meeting are ‘Routine’ and ‘Non-Routine’?” below. As a beneficial owner, you are invited to attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/INSM2023. You may not vote your shares at the Annual Meeting unless you enter the 16-digit control number found on your Notice, proxy card, or other proxy materials.

What if I Need Technical Assistance During the Annual Meeting?

We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on May 11, 2023. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page.

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What is the Quorum Requirement?

A quorum of shareholders is necessary to hold the Annual Meeting. Shares of our Common Stock representing a majority of the votes entitled to be cast on a matter at the Annual Meeting (or 136,428,466 shares as of the Record Date) will constitute a quorum for the transaction of business with respect to such matter, unless otherwise provided by law or in our Articles of Incorporation, as amended (the “Articles of Incorporation”). Votes withheld, abstentions and broker non-votes count as present for establishing a quorum.

What Matters at the Annual Meeting are “Routine” and “Non-Routine”?

Proposal 1, the election of Class II directors, Proposal 2, the advisory vote on the 2022 compensation of our named executive officers, Proposal 3, the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, and Proposal 5, the approval of the Insmed Incorporated Amended and Restated 2019 Incentive Plan (the “Amended and Restated 2019 Incentive Plan”), are non-routine matters. Proposal 4, the ratification of the appointment of our independent registered public accounting firm, is a routine matter. If you are a beneficial owner of shares of our Common Stock and do not instruct your broker or other agent how to vote, your shares will not be voted on “non-routine” matters and your shares will be “broker non-votes” with respect to those proposals.

What are the Voting Requirements to Approve Each Proposal to be Submitted to Shareholders?

The vote required to elect directors and approve each of the matters scheduled for a vote at the Annual Meeting is set forth below:

PROPOSAL		VOTE REQUIRED	BOARD RECOMMENDATION
1.	Election of three Class II directors	Plurality of votes cast	FOR
2.	Advisory vote to approve the 2022 compensation of our named executive officers	Majority of votes cast	FOR
3.	Advisory vote on the frequency of future shareholder advisory votes on the compensation of our named executive officers	Option receiving the highest number of votes	EVERY YEAR
4.	Ratification of appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2023	Majority of votes cast	FOR
5.	Approval of the Amended and Restated 2019 Incentive Plan	Majority of votes cast	FOR

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Proposal 1, the election of Class II directors, requires a plurality of the votes cast. This means that the three nominees who receive the highest number of affirmative votes cast will be elected irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted. Our Board, however, has adopted a director resignation policy, under which a director nominee in an uncontested election must submit his or her resignation for consideration by our Nominations and Governance Committee of the Board (the “Nominations and Governance Committee”) and our Board if the number of votes withheld with respect to such director’s election exceeds the number of votes “for” such director’s election. See “Corporate Governance—Corporate Governance Matters—Director Resignation Policy” for additional information.

Proposals 2 and 3, the advisory votes on the 2022 compensation of our named executive officers and the frequency of future advisory votes on the same, are not binding on, nor do they overrule, any decisions of the Company, the Board or the Compensation Committee of the Board (the “Compensation Committee”). We value the input of our shareholders, and in the event that Proposal 2 is not approved by a majority of votes cast, and/ or more votes are cast on Proposal 3 for a different frequency than that recommended by the Board, the Board and the Compensation Committee will consider the votes in future decisions on the compensation of our named executive officers and the frequency of future advisory votes on the compensation of our named executive officers.

Proposal 4, the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023, does not require shareholder ratification under Virginia law, our Articles of Incorporation, or our Amended and Restated Bylaws (the “Bylaws”). However, the Board is submitting the appointment of Ernst & Young to the shareholders for ratification as a matter of good corporate governance. In the event that Proposal 4 is not approved by a majority of votes cast, the Audit Committee will consider the vote in future independent auditor selection decisions.

Proposal 5, the approval of the Amended and Restated 2019 Incentive Plan, requires the affirmative vote of a majority of the votes cast.

What Is the Effect of Votes Withheld, Abstentions and Broker Non-Votes On Each of the Proposals?

Votes that are withheld or any abstentions from voting will not be counted in determining the number of votes cast with respect to any of the proposals. As explained above, because Proposals 1, 2, 3, and 5 are considered “non-routine,” if a beneficial owner does not instruct its broker or other agent how to vote such beneficial owner’s shares, broker non-votes will result. Broker non-votes will not be counted in determining the number of votes cast with respect to these proposals. Because Proposal 4 is considered “routine,” a beneficial owner’s broker or other agent will have discretion to vote any shares with respect to which such beneficial owner does not provide instructions, and no broker non-votes will occur with respect to this proposal.

What if I Submit a Proxy But Do Not Specify How I Would Like to Vote?

If we receive a signed and dated proxy card or receive your instructions by Internet or by telephone and your instructions do not specify how your shares are to be voted, your shares will be voted as follows:

•	FOR the election of each of the three Class II nominees for director;

•	FOR the approval of the 2022 compensation of our named executive officers;

•	FOR an advisory vote EVERY YEAR on the compensation of our named executive officers;

•	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2023; and

•	FOR the approval of the Amended and Restated 2019 Incentive Plan.

Unsigned proxy cards will not be voted.

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What If Other Matters Not Described Herein Are Brought Before the Annual Meeting for Action by the Shareholders?

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is not aware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting, or any adjournment or postponement thereof, for action by the shareholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

How Can I Revoke a Proxy Once I Have Voted?

Anyone giving a proxy may revoke it at any time before it is exercised by voting at the Annual Meeting or by delivering, including by phone or Internet, a later dated proxy or written notice of revocation to our Corporate Secretary. Attendance at the Annual Meeting will not itself revoke a proxy. A proxy, if executed, properly delivered and not revoked, will be voted at the Annual Meeting.

What is the Expected Cost of Soliciting Proxies and Who Will Pay for this Cost?

We will pay the cost of soliciting proxies. In addition to the use of mail and e-mail, proxies may be solicited in person or by telephone by our employees, with no additional remuneration. We have engaged Morrow Sodali LLC to assist in the solicitation of proxies and provide related advice and informational support, for a service fee, plus customary disbursements, which are not expected to exceed $10,000 in total.

PRINCIPAL EXECUTIVE OFFICES OF INSMED

The address of our principal executive offices is 700 US Highway 202/206, Bridgewater, New Jersey 08807.

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APPENDIX A

Insmed Incorporated

AMENDED AND RESTATED 2019 INCENTIVE PLAN

1. Purpose

The purpose of the Plan is to advance the interests of the Company by aligning the individual interests of employees, officers, non-employee directors and other service providers, in each case who are selected to be participants, with the interests of Company shareholders and by providing such individuals with an incentive to continue working toward and contributing to the success and progress of the Company. The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, as determined by the Administrator. The Plan amends and restates the Insmed Incorporated 2019 Incentive Plan, which replaced the Insmed Incorporated 2017 Incentive Plan (the “2017 Plan”) with respect to future awards granted by the Company, and no future awards will made under the 2017 Plan after the Effective Date (as defined herein) of the Plan except as otherwise provided herein.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

a.	“Administrator” means the Administrator of the Plan in accordance with Section 6 of the Plan.

b.	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.

c.	“Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

d.	“Approval Date” has the meaning set forth in Section 4 of the Plan.

e.	“Award” means an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit granted to a Participant pursuant to the provisions of the Plan.

f.	“Award Agreement” means any written or electronic agreement or other instrument evidencing any Award, which may (but need not) require execution or acknowledgment by a Participant.

g.	“Board” means the Board of Directors of the Company.

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h.	“Change in Control” means the occurrence of any one of the following:

1.	any Person becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Act) of at least 50% of (A) the value of the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) and/or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing beneficial ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date has beneficial ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

2.	during any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs after the Effective Date as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3.	consummation of a reorganization, merger, statutory share exchange, or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) of the Company or such Acquiring Corporation) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

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4.	the complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent an Award provides for deferred compensation under Section 409A of the Code and payment is made upon a Change in Control, no event or transaction will constitute a Change in Control hereunder unless it also constitutes a “change in control event” under Section 409A of the Code.

i.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the rulings and regulations issued thereunder.

j.	“Committee” means the Compensation Committee of the Board (or any successor committee).

k.	“Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 14 of the Plan.

l.	“Company” means Insmed Incorporated, a Virginia corporation, and except as utilized in the definition of Change in Control, any successor corporation.

m.	“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Administrator, with respect to a Restricted Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

n.	“Effective Date” has the meaning set forth in Section 4 of the Plan.

o.	“Fair Market Value” means as of any date, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, the closing price for the Common Stock on such date (or if Common Stock was not traded on such exchange, system, or market on such date, then on the next preceding date on which shares of Common Stock were traded) as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Administrator deems reliable; and (ii) in the absence of an established market for the Common Stock, as determined in good faith by the Administrator by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Administrator deems appropriate.

p.	“Freestanding SARs” has the meaning set forth in Section 9.a of the Plan.

q.	“Full-Value Award” means an Award that results in the Company transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full-Value Awards shall include Restricted Stock and Restricted Stock Units to the extent payable in Common Stock (including, but not limited to, Awards that are performance-based) for which the Company transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.

r.	“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

s.	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

t.	“Option” means a stock option awarded under Section 8 of the Plan, which may be an Incentive Stock Option or a Nonqualified Stock Option.

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u.	“Participant” means any individual described in Section 3 of the Plan to whom Awards have been granted or who has received a Substitute Award and any authorized transferee of such individual.

v.	“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

w.	“Plan” means the Insmed Incorporated Amended and Restated 2019 Incentive Plan as set forth herein and as amended from time to time.

x.	“Prior Plan” means the Insmed Incorporated 2013 Incentive Plan, Insmed Incorporated 2015 Incentive Plan or the 2017 Plan.

y.	“Restricted Stock” means an Award or issuance of Common Stock the grant, issuance, retention, vesting and/ or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate.

z.	“Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate.

aa.	“Separation from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.

bb.	“Share Pool” has the meaning set forth in Section 5.a of the Plan.

cc.	“Stock Appreciation Right” means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, value equal to the excess of (i) the aggregate market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

dd.	“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its equity interests or, for Incentive Stock Options, a “subsidiary corporation” (as defined in Section 424(f) of the Code).

ee.	“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

ff.	“Tandem SARs” has the meaning set forth in Section 9.a of the Plan.

gg.	“2017 Plan” has the meaning set forth in Section 1 of the Plan.

3.	Eligibility

Any employee of the Company or an Affiliate (including an officer or director who is such an employee), member of the Board (whether or not such Board member is employed by the Company or an Affiliate), or other non-employee advisor or service provider of the Company or an Affiliate shall be eligible to receive an Award under the Plan. Notwithstanding the foregoing, a person who would otherwise be eligible to receive an Award under the Plan shall not be eligible in any jurisdiction where such person’s participation in the Plan would be unlawful.

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4. Effective Date and Termination of Plan

The Insmed Incorporated 2019 Incentive Plan was adopted by the Board on April 3, 2019 (the “Approval Date”), and it became effective when it was approved by the Company’s shareholders on May 16, 2019 (the “Effective Date”). The Plan was adopted by the Board on March 29, 2023 and it will become effective when it is approved by the Company’s shareholders. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Approval Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5. Shares Subject to the Plan and to Awards

a.	Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan (the “Share Pool”) shall be equal to the sum of 24,250,000 shares of Common Stock plus any shares of Common Stock subject to outstanding awards under the Prior Plans as of the Effective Date that, after the Effective Date, are canceled, terminate unearned, expire, are forfeited, lapse for any reason, or are settled in cash without the delivery of shares. On the grant date of an Award, the Share Pool shall be reduced either by 1 share of Common Stock for each share subject to an Award other than a Full-Value Award or by 1.45 shares of Common Stock for each share subject to a Full-Value Award. The aggregate number of shares of Common Stock available for grant under the Plan and the number of shares of Common Stock subject to Awards outstanding shall be subject to adjustment as provided in Section 14 of the Plan. The shares of Common Stock issued pursuant to Awards granted under the Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

b.	Issuance of Shares. The Share Pool shall be increased when and to the extent that an Award (or an award under any Prior Plan that is outstanding as of the Effective Date) is canceled, terminates unearned, expires, is forfeited, or lapses for any reason, or an Award (or an award under any Prior Plan that is outstanding as of the Effective Date) is settled in cash without the delivery of shares to the Participant, such that any shares of Common Stock subject to such Award (or such award under any Prior Plan that is outstanding as of the Effective Date) shall again be available for the grant of an Award pursuant to the Plan. Notwithstanding anything to the contrary contained herein, shares subject to an Award (or an award under any Prior Plan that is outstanding as of the Effective Date) shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right that were not issued upon full settlement. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Any shares of Common Stock with respect to Awards issued under the Plan (or awards issued under a Prior Plan) that again become available for future grants pursuant to this Section 5 shall be added back to the Share Pool as 1 share for each share subject to an Award other than a Full-Value Award or as 1.45 shares for each share subject to a Full-Value Award, and, for purposes of this sentence, awards issued under a Prior Plan shall be (i) considered Full-Value Awards if they would have been Full-Value Awards if issued under this Plan and (ii) added back to the Share Pool as 1 share in all other cases.

c.	Tax Code Limit. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed 24,250,000 (subject to adjustment pursuant to Section 14 of the Plan).

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d.	Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by such acquired company’s shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the last day awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall not be granted to individuals who were employed by the Company or its Subsidiaries at the time the acquisition or combination was consummated.

6.	Administration of the Plan

a.	Administrator of the Plan. The Plan shall be administered by the Administrator, which shall be the Committee, or, in the absence of the Committee, the Board itself. Any power of the Administrator may also be exercised by the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control.

b.	Powers of Administrator. Subject to the express provisions of the Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including, without limitation:

1.	to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

2.	to determine which persons are eligible to receive Awards under the Plan, to which of such persons, if any, Awards shall be granted hereunder, and the timing of any such Awards;

3.	to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;

4.	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability, or settlement of any Award;

5.	to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under the Plan;

6.	to determine the extent to which adjustments are required pursuant to Section 14 of the Plan;

7.	to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Administrator, in good faith, determines that it is appropriate to do so;

8.	to approve corrections in the documentation or administration of any Award; and

9.	to make all other determinations deemed necessary or advisable for the administration of the Plan.

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The Administrator may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 18 of the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Administrator may, in its sole and absolute discretion and, except as otherwise provided in Section 18 of the Plan, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications, or natural catastrophe).

c.	Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants, and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

d.	Delegation of Authority. To the maximum extent permitted by applicable law, the Committee may by resolution delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under the Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority; and provided further that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Act or who report directly to such officer. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Administrator may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

e.	Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

7.	Plan Awards

a.	Terms Set Forth in Award Agreement. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Administrator for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Administrator, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award, as applicable, shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Administrator any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

A-7       INSMED PROXY STATEMENT

b.	Separation from Service. Subject to the express provisions of the Plan, the Administrator shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service or other termination of service.

c.	Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10.a or Section 14 of the Plan or as otherwise provided by the Administrator.

d.	Minimum Vesting. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan shall be subject to a vesting period of not less than one year from the date of grant; provided, that up to 5% of the Share Pool may be issued pursuant to Awards that are not subject to the minimum vesting requirement set forth in this Section 7(d); provided, further, that the minimum vesting requirement set forth in this Section 7(d) shall not apply with respect to Substitute Awards or with respect to Awards that vest upon a Participant’s death or disability. For the avoidance of doubt, nothing in this Section 7(d) shall limit or restrict the Administrator’s authority to accelerate the vesting or exercisability of all or any portion of an Award following the grant date of such Award in accordance with the provisions of the Plan.

e.	No Payment of Dividends Prior to Vesting. Notwithstanding anything in the Plan to the contrary, to the extent a Participant is eligible to receive dividends or Dividend Equivalents with respect to an Award granted under the Plan, such dividends or Dividend Equivalents shall in no case be paid to the Participant before the vesting of the portion of the Award to which such dividends or Dividend Equivalents relate.

f.	Restriction on Acceleration Following Grant. Following the grant date of an Award, the Administrator shall not accelerate the vesting or exercisability of all or any portion of an Award, unless (i) explicitly provided under the terms of an Award Agreement (which shall be subject to the limitations in Section 7(d) above), (ii) explicitly provided under the terms of an employment or service agreement with a Participant, or (iii) in connection with a Change in Control or a Participant’s death or disability.

8.	Options

a.	Grant, Term and Price. The grant, issuance, retention, vesting, and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Administrator will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of Section 409A and/or Section 424 of the Code, as applicable. The exercise price of any Option may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

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b.	No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 14 of the Plan), at any time when the exercise price of an Option is above the Fair Market Value of a share of Common Stock, the Company shall not, without shareholder approval, (i) reduce the exercise price of such Option, (ii) exchange such Option for cash, another Award, or a new Option or Stock Appreciation Right with a lower exercise or base price, or (iii) otherwise reprice such Option.

c.	No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

d.	Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intended to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110% of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code).

e.	No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Stock Appreciation Rights

a.	General Terms. The grant, issuance, retention, vesting, and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the tandem SAR’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 of the Plan and all tandem SARs shall have the same exercise price and the same term (including any extensions thereof) as the Option to which they relate. Subject to the provisions of Section 8 of the Plan and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement.

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b.	No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 14 of the Plan), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Company shall not, without shareholder approval (i) reduce the exercise or base price of such Stock Appreciation Right, (ii) exchange such Stock Appreciation Right for cash, another Award or a new Option or Stock Appreciation Right with a lower exercise or base price, or (iii) otherwise reprice such Stock Appreciation Right.

c.	No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10. Restricted Stock and Restricted Stock Units

a.	Vesting and Performance Conditions. The grant, issuance, retention, vesting, and/or settlement of any Restricted Stock or Restricted Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Administrator or under criteria established by the Administrator, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions.

b.	Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Restricted Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Administrator may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid in either cash or shares (other than shares subject to the same restrictions as the associated Restricted Stock) with respect to any Award of Restricted Stock or Restricted Stock Units prior to the time specified in Section 7(e).

c.	Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

11. Performance Awards

a.	General Terms. The Administrator may establish performance conditions and level of achievement versus such conditions that shall determine the number of Options, Stock Appreciation Rights or shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of, or the cash amount payable pursuant to, an Award.

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b.	Timing and Form of Payment. The Administrator shall determine the timing of payment of any award subject to performance conditions. Payment of the amount due under such an award may be made in cash or in Common Stock, as determined by the Administrator.

c.	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an award subject to either financial performance and/or personal performance evaluations may be adjusted by the Administrator on the basis of such further considerations as the Administrator shall determine.

12. Deferral of Payment and Section 409A

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of shares of Common Stock upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units. Notwithstanding anything herein to the contrary, the Administrator may, in its sole and absolute discretion, deny any deferral of the delivery of shares of Common Stock or any other payment with respect to any Award if the Administrator determines, in its sole and absolute discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Plan and each Award Agreement shall be interpreted such that each Award complies with, or is exempt from, Section 409A of the Code. However, the Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator or the Board.

13. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant), or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

14. Adjustment of and Changes in the Stock; Change in Control

a.	Adjustments Upon Certain Unusual or Nonrecurring Events. The number and kind of shares of Common Stock available for issuance under the Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of the Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s security holders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

A-11       INSMED PROXY STATEMENT

b.	Adjustments Upon Other Events. In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole and absolute discretion.

c.	Change in Control. Unless otherwise provided in the applicable Award Agreement, in the event of a Change in Control after the Effective Date, unless provision is made in connection with the Change in Control for (i) assumption of Awards previously granted or (ii) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the exercise prices, if applicable, or unless the Administrator exercises its discretion to provide for the treatment described in subparagraph (e) below, (A) the Administrator shall make an adjustment to any or all Awards as the Administrator deems appropriate to reflect such Change in Control or (B) (1) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, and the unexercised portion of such Option or Stock Appreciation Right shall be cancelled upon consummation of the Change in Control; (2) in the case of an Award subject to performance conditions, the Participant shall have the right to receive a payment based on performance through a date determined by the Administrator prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable); and (3) in the case of outstanding Restricted Stock and/or Restricted Stock Units not subject to performance conditions, all conditions to the grant, issuance, retention, vesting, or transferability of or any other restrictions applicable to, such Award shall immediately lapse. The Administrator shall not be obligated to treat all Participants, all Awards, all Awards held by a Participant, all portions of a single Award, or all Awards of the same type identically.

d.	Termination Following a Change in Control. Unless otherwise expressly provided for in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment within twenty-four (24) months following a Change in Control, provided that such termination does not result from the Participant’s termination for disability, cause or gross misconduct: (i) in the case of an Option or Stock Appreciation Right, each Option or Stock Appreciation Right shall immediately become exercisable and shall remain exercisable for three (3) years following such termination (or until the expiration of such Option or Stock Appreciation Right, if earlier); (ii) in the case of an Award subject to performance conditions, the Participant shall have the right to receive a payment based on performance through a date determined by the Administrator prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable); and (iii) in the case of outstanding Restricted Stock and/or Restricted Stock Units not subject to performance conditions, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse.

e.	In the event of a Change in Control, the Administrator may in its discretion provide that outstanding Awards, whether vested or unvested, shall be cancelled in exchange for cash and/or other consideration with a value equal to (i) for Restricted Stock, Restricted Stock Units, or other stock-based Awards (other than Options or Stock Appreciation Rights), the Fair Market Value of the shares of Common Stock underlying such Award on the date of such Change in Control or (ii) for Options or Stock Appreciation Rights, the excess, if any, of the Fair Market Value of the shares of Common Stock underlying such Award on the date of such Change in Control over the aggregate exercise price; provided that, if the Fair Market Value of a share of Common Stock on such date does not exceed the per share exercise price, the Administrator may cancel such Option or Stock Appreciation Right for no consideration.

f.	The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 14 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

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15. Transferability

No Award may be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution; provided, however, that a Participant may, with the prior approval of the Company’s General Counsel or Chief Financial Officer or any designee of the Company’s General Counsel or Chief Financial Officer (provided that no such person may approve a transfer under this Section by such person) and subject to applicable laws, rules, and regulations and such terms and conditions as the Company’s General Counsel or Chief Financial Officer or such designee, as applicable, shall specify, transfer an Award, other than an Incentive Stock Option, for no consideration, to a family member (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant, in each case, with respect to whom such Award or the exercise thereof (as applicable) is covered by an effective registration statement under the Securities Act of 1933 (collectively, the “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant. During the Participant’s lifetime, each Option or Stock Appreciation Right shall be exercisable only by the Participant or by his or her Permitted Transferee to whom such Option or Stock Appreciation Right has been transferred in accordance with this paragraph; provided, however, that outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries, any such Permitted Transferee or as permitted by the Administrator.

16. Compliance with Laws and Regulations

The Plan, the grant, issuance, vesting, exercise, and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state, or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole and absolute discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or practice, to recognize differences in local law, currency or tax policy, or to foster and promote achievement of the purposes of the Plan locally. The Administrator may also amend the terms of Awards and impose conditions on the grant, issuance, exercise, vesting, settlement, or retention of Awards in order to comply with such foreign law or practice, to achieve such purposes, and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

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17. Withholding

To the extent required by applicable federal, state, local or foreign law, the Administrator may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Administrator, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Administrator, shares of Common Stock.

18. Amendment of the Plan or Awards

The Board may amend, alter, or discontinue the Plan and the Administrator may amend or alter any agreement or other document evidencing an Award made under the Plan but, except as provided pursuant to the provisions of Section 14 of the Plan, no such amendment shall, without the approval of the shareholders of the Company:

a.	increase the maximum number of shares of Common Stock for which Awards may be granted under the Plan;

b.	reduce the price at which Options may be granted below the price provided for in Section 8.a of the Plan;

c.	reprice outstanding Options or Stock Appreciation Rights as described in 8.a and 9.a;

d.	extend the term of the Plan;

e.	change the class of persons eligible to be Participants; or

f.	otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed, or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole and absolute discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan, or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

19. No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Administrator shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise, or settlement of any Award granted hereunder.

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20. Non-Exclusivity of Plan

Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of inducement or retention shares or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

21. Governing Law

The Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia (without regard to any rule or principle of conflicts of laws that otherwise would result in the application of the substantive laws of another jurisdiction) and applicable federal law. Any reference in the Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule, or regulation of similar effect or applicability.

22. No Right to Employment, Reelection, or Continued Service

Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries, and/or its Affiliates to terminate any Participant’s employment, service on the Board, or service for the Company at any time or for any reason not prohibited by law, nor shall the Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 18 of the Plan, the Plan and the benefits hereunder may be terminated at any time in the sole and absolute discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries, and/or its Affiliates.

23. Forfeiture upon Termination of Employment

Except as otherwise provided by the Administrator in the Award Agreement, unvested Awards shall be forfeited immediately if the Participant terminates his or her employment with the Company, a Subsidiary, or an Affiliate for any reason.

24. Specified Employee Delay

To the extent any payment under the Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

25. No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

A-15       INSMED PROXY STATEMENT

26. Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

27. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

28. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

29. Recoupment Policy

Any Participant and/or any Award, including any shares of Common Stock subject to an Award, shall be subject to any applicable recovery, recoupment, clawback, and/or other forfeiture policy maintained by the Company from time to time in accordance with the provisions of such policy.

A-16       INSMED PROXY STATEMENT

IN WITNESS WHEREOF, the undersigned officer hereby certifies that the foregoing amendment to the Plan was duly adopted by the Board.

INSMED INCORPORATED

By:

Name: Michael A. Smith

Title: General Counsel, Senior Vice President

A-17       INSMED PROXY STATEMENT

insmed

C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Go online to transmit your voting instructions and for electronic delivery of information through 11:59 P.M. Eastern Time on Wednesday, May 10, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Annual Meeting - **www.virtualshareholdermeeting.com/INSM2023**

You may attend the meeting online and vote during the meeting. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions through 11:59 P.M. Eastern Time on Wednesday, May 10, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes must be received by 11:59 P.M. Eastern Time on Wednesday, May 10, 2023.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V08178-P86465

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INSMED INCORPORATED

The Board of Directors recommends you vote FOR Item 1:

	For All	Withhold All	For All Except
1. Election of three Class II directors, Elizabeth McKee Anderson, Clarissa Desjardins, Ph.D., and David W. J. McGirr, to serve until the 2026 Annual Meeting of Shareholders	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Elizabeth McKee Anderson
02) Clarissa Desjardins, Ph.D.
03) David W. J. McGirr

The Board of Directors recommends you vote FOR Items 2, 4 and 5 and Every Year on Item 3.

	For	Against	Abstain
2. An advisory vote on the 2022 compensation of our named executive officers.	☐	☐	☐

	Every Year	Every Two Years	Every Three Years	Abstain
3. An advisory vote on the frequency of future shareholder advisory votes on compensation of our named executive officers.	☐	☐	☐	☐

Other business may be considered as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report on Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

V08179-P86465

INSMED INCORPORATED
Annual Meeting of Shareholders
May 11, 2023 at 9:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David R. Brennan, William H. Lewis and Michael Smith, or any of them, with full power of substitution in each, as proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of Common Stock of Insmed Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 11, 2023 at 9:00 AM Eastern Time. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations or, in the absence of such recommendations, in the judgment of the proxy holders.

Continued and to be signed on reverse side